Exhibit 2.1

CONTRIBUTION AGREEMENT

AMONG

MURPHY EXPLORATION & PRODUCTION COMPANY - USA

PETROBRAS AMERICA INC. AND

MP GULF OF MEXICO, LLC

Dated as of October 10, 2018.

i

EXHIBITS:
Exhibit A-1	-	Leases and Units; Working Interest; Net Revenue Interest
Exhibit A-2	-	Wells
Exhibit A-3	-	Easement
Exhibit A-4	-	Equipment
Exhibit A-5	-	Certain Real Property
Exhibit B	-	Form of MEPU Conveyance
Exhibit C	-	Form of PAI Conveyance
Exhibit D	-	Form of Units Conveyance
Exhibit E	-	LLC Formation Document
Exhibit F	-	Form of LLC Agreement
Exhibit G	-	Form of Master Services Agreement
Exhibit H	-	Form of PAI Parent Guarantee

SCHEDULES:
Schedule 1.1(f)(ii)	-	Contracts
Schedule 1.1(y)(xiii)	-	Certain Intellectual Property
Schedule 1.1(y)(xiv)	-	Certain Excluded Agreements
Schedule 1.1(y)(xv)	-	Certain Excluded Assets
Schedule 3.4	-	Allocation Schedule
Schedule 5.1(f)	-	MEPU Knowledge Persons
Schedule 5.2(d)	-	Conflicts
Schedule 5.4	-	Litigation
Schedule 5.5	-	Taxes
Schedule 5.7	-	Environmental
Schedule 5.8	-	Outstanding Capital Commitments
Schedule 5.9	-	Compliance with Laws

Schedule 5.10(a)	-	MEPU Material Contracts
Schedule 5.11	-	Payments for Production
Schedule 5.12	-	Imbalances
Schedule 5.13	-	Consents and Preferential Rights
Schedule 5.15	-	Wells; Decommissioning Activities
Schedule 5.20	-	Payout Status
Schedule 5.23	-	Suspense Funds
Schedule 5.24	-	Credit Support
Schedule 5.25	-	Non-Consent Operations
Schedule 5.27	-	Intellectual Property
Schedule 5.28	-	Medusa Spar Encumbrances
Schedule 6.1(f)	-	PAI Knowledge Persons
Schedule 6.4	-	Litigation
Schedule 6.5	-	Taxes
Schedule 6.7	-	Environmental
Schedule 6.8	-	Outstanding Capital Commitments
Schedule 6.9	-	Compliance with Laws
Schedule 6.10(a)	-	PAI Material Contracts
Schedule 6.11	-	Payments for Production
Schedule 6.12	-	Imbalances
Schedule 6.13	-	Consents and Preferential Rights
Schedule 6.15	-	Wells; Decommissioning Activities
Schedule 6.20	-	Payout Status
Schedule 6.23	-	Suspense Funds
Schedule 6.24	-	Credit Support
Schedule 6.25	-	Non-Consent Operations
Schedule 6.27	-	Intellectual Property
Schedule 7.3	-	Operation of Business
Schedule 7.9	-	No Shop

v

Index of Defined Terms
Defined Term	Section

AFEs	5.8
Affiliate	1.1(a)
Agreed Allocated Value	1.1(b)
Agreement	Preamble
Allocable Amount	3.4
Allocation Schedule	3.4
Anticorruption Law	1.1(c)
Applicable Interest	1.1(d)
Asset Taxes	1.1(e)
Assets	1.1(f)
Assumed Obligations	11.1(a)
BOEM	1.1(g)
BSEE	1.1(h)
Business Day	1.1(i)
BW Pioneer	1.1(j)
Cascade Operating Agreement	1.1(k)
Casualty Loss	4.2(a)
Casualty Loss Threshold	4.2(b)
Chinook Operating Agreement	1.1(l)
Claim Notice	11.3(c)
Closing	9.1
Closing Date	9.1
Code	1.1(m)
Confidentiality Agreement	7.1
Consent	1.1(n)
Consent Request Notice	4.1(a)
Contracts	1.1(f)(ii)
Controlled Representatives	1.1(o)
Conveyance	9.3(a)
Cottonwood Operating Agreement	1.1(p)
Customary Post-Closing Consents	1.1(q)
Decommissioning	1.1(r)
Defensible Title	1.1(s)
Dispute	12.1
DTPA	5.1(d)
Due Inquiry	1.1(t)
Easements	1.1(f)(iii)
Effective Time	1.1(u)
Encumbrance	1.1(v)
Environmental Defect	1.1(w)
Environmental Laws	1.1(x)
Equipment	1.1(f)(iv)
Excluded Assets	1.1(y)

Execution Date	Preamble
Final Settlement Statements	9.4(d)(ii)
Fundamental Representations	11.4(h)
GAAP	1.1(uu)(v)
Governmental Authority	1.1(z)
Hazardous Substances	1.1(aa)
HSR Act	1.1(bb)
Hydrocarbons	1.1(cc)
Imbalance	1.1(dd)
Income Taxes	1.1(ee)
Indebtedness	1.1(ff)
Indemnified Party	11.3(a)
Indemnifying Party	11.3(a)
Initial PAI Payment	Recitals
Initial Transfers	2.2
Intellectual Property	1.1(f)(ix)
Interest Period	1.1(d)
JIB	1.1(gg)
JIB Expenses	1.1(hh)
JV Party	1.1(ii)
JVCo	Preamble
knowledge (with respect to MEPU)	5.1(f)
knowledge (with respect to PAI)	6.1(f)
Lands	1.1(f)(i)
Laws	1.1(jj)
Leases	1.1(f)(i)
Liabilities	1.1(kk)
LIBOR Reference Rate	1.1(ll)
Line Fill	1.1(mm)
LLC Agreement	2.1(d)
LLC Formation Document	2.1(a)
Longstop Date	10.1(b)
Losses Arbitrator	12.10(c)
Master Services Agreement	Recitals
Medusa Spar	Recitals
Medusa Spar Company Agreement	1.1(nn)
Medusa Spar Units	Recitals
Member	2.1(b)
MEPU	Preamble
MEPU Assets	2.2(a)
MEPU Adjustment Amount	3.1
MEPU Cash Contribution	2.2(d)
MEPU Closing Adjustment Amount	9.4(c)(i)
MEPU Conveyance	9.2(a)
MEPU Credit Agreement	8.1(h)
MEPU Final Settlement Statement	9.4(d)(i)

MEPU Indemnified Parties	11.2(a)
MEPU Material Adverse Effect	1.1(oo)
MEPU Material Contracts	5.10(a)
MEPU Preliminary Settlement Statement	9.4(a)(i)
MEPU Suspense Funds	5.23
Negotiation Representatives	12.10(a)
Net Revenue Interest	1.1(pp)
NORM	1.1(qq)
Operating Expenses	2.3(c)
Organizational Documents	1.1(rr)
PAI Assets	2.2(c)
PAI Adjustment Amount	3.2
PAI Cash Contribution	2.2(e)
PAI Closing Adjustment Amount	9.4(c)(ii)
PAI Conveyance	9.3(a)
PAI Final Settlement Statement	9.4(d)(ii)
PAI Indemnified Parties	11.2(b)
PAI Material Adverse Effect	1.1(ss)
PAI Material Contracts	6.10(a)
PAI Parent Guarantee	1.1(tt)
PAI Preliminary Settlement Statement	9.4(a)(ii)
PAI Suspense Funds	6.23
Party	Preamble
Permits	1.1(f)(v)
Permitted Encumbrances	1.1(uu)
Person	1.1(vv)
Pipe Transfer Taxes	12.5
Post-Closing Tax Return	7.6(c)
Pre-Closing Tax Return	7.6(c)
Pre-Interest Proportionate Adjusted Cash Consideration	3.2
Preferential Right	1.1(ww)
Preferential Right Notice	4.1(a)
Preliminary Settlement Statements	9.4(a)(ii)
Properties	1.1(f)(iii)
Proportionate Adjusted Cash Consideration	3.2
Real Property	1.1(f)(xii)
Records	1.1(f)(xiii)
Regardless of Fault	11.3(b)
Release	1.1(xx)
Remediate	1.1(yy)
Remediation	1.1(yy)
Remediation Amount	1.1(zz)
Representatives	1.1(aaa)
Retained Liabilities	11.1(b)
Seismic Data	1.1(f)(x)
St. Malo	1.1(bbb)

St. Malo Operating Agreement	1.1(ccc)
Straddle Period	1.1(ddd)
Targeted Closing Date	9.1
Tax	1.1(eee)
Tax Return	1.1(fff)
Third Party	1.1(ggg)
Third Party Acquisition	1.1(hhh)
Third Party Claim	11.3(c)
Transfer Taxes	12.5
Transferor Taxes	1.1(iii)
Transferors	Preamble
Transition Period	1.1(jjj)
Transition Services Agreement	1.1(kkk)
Treasury Regulations	1.1(lll)
Units	1.1(e)(i)
Units Contribution	2.2(b)
Units Conveyance	9.2(g)
UTPCPL	5.1(d)
Vantage Matter	1.1(mmm)
Wells	1.1(e)(i)
Willful Breach	1.1(nnn)
Working Interest	1.1(ooo)

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”), is dated as of October 10, 2018 (the “Execution Date”), by and among Murphy Exploration & Production Company - USA, a Delaware corporation (“MEPU”),  Petrobras America Inc., a Delaware corporation (“PAI” and, together with MEPU, “Transferors”) and MP Gulf of Mexico, LLC, a Delaware limited liability company (“JVCo”) (for the limited purposes of Section 2.1(c)).  MEPU and PAI are sometimes referred to collectively as the “Parties” and individually as a “Party.”

RECITALS:

WHEREAS, MEPU is the owner of certain interests in oil and gas properties located in the U.S. parts of the Gulf of Mexico (the “Gulf of Mexico”) that are defined and described herein;

WHEREAS, MEPU is the owner of 40% of the issued and outstanding limited liability company membership interests (the “Medusa Spar Units”) in Medusa Spar LLC, a Delaware limited liability Company (“Medusa Spar”);

WHEREAS, MEPU desires to contribute (a) its undivided right, title and interest in and to those properties and rights and (b) the Medusa Spar Units to JVCo;

WHEREAS, PAI is the owner of certain interests in oil and gas properties located in the Gulf of Mexico that are defined and described herein;

WHEREAS, PAI desires to transfer its undivided right, title and interest in and to those properties and rights to JVCo;

WHEREAS, immediately prior to the Closing JVCo shall make a payment to PAI of Nine Hundred Million Dollars ($900,000,000) in cash (the “Initial PAI Payment”) (as adjusted);

WHEREAS, as a result of such transfers and such payment, MEPU shall acquire an 80% interest in JVCo and PAI shall acquire a 20% interest in JVCo;

WHEREAS, MEPU and PAI further desire that JVCo and MEPU enter into a master services agreement in form and substance substantially similar to that attached hereto as Exhibit G (the “Master Services Agreement”) for, among other things, the operation of the Assets, and the handling of the production of JVCo from the Assets; and

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1    DEFINITIONS

Section 1.1    Certain Definitions.  The following terms have the meanings set forth below. Capitalized terms not referenced in this Section 1.1 have the meanings set forth in the Sections of this Agreement indicated in the Index of Defined Terms.

(a)    “Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by or is under common control with such Person, with control in such context meaning the ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.

(b)    “Agreed Allocated Value” means a good faith allocation of value agreed by the Parties for a Property for which a Party is required to send out a Preferential Right Notice.

(c)    “Anticorruption Law” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, as amended, (ii) the Brazilian Federal Law No. 12.846/2013, as amended, (iii) the United Kingdom Bribery Act 2010, as amended and (iv) any other applicable Law of any other jurisdiction that relates to bribery or corruption.

(d)    “Applicable Interest” means interest on the Pre-Interest Proportionate Adjusted Cash Consideration from, and including, the Effective Time through the Business Day immediately preceding the Closing Date (the “Interest Period”) at a rate per annum equal to the sum of (a) the LIBOR Reference Rate plus (b) one percent (1.00%).

(e)    “Asset Taxes”  means ad valorem, property, excise, severance, production, sales, use, and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, any Income Taxes and Transfer Taxes.

(f)    “Assets” means, with respect to each Transferor as identified on the applicable exhibit or schedule, all of such Transferor’s right, title, and interest in and to the following other than Excluded Assets:

(i)    (A) All oil and gas leasehold interests in the oil and gas leases described on Exhibit A-1 and any ratifications, extensions and amendments thereof, whether or not the same are described on Exhibit A-1 (collectively, the “Leases”), all of the lands covered by the Leases (collectively, the “Lands”), and (B) any and all oil, gas, water, carbon dioxide, disposal or injection wells (whether producing, shut-in, temporarily abandoned, plugged and abandoned or otherwise) located on the Leases or Lands or on pooled, communitized or unitized (including any working interest units, governmental units or compulsory units) acreage that includes all or any part of the Leases (the “Wells”), including but not limited to those wells more particularly described on Exhibit A-2, together with all royalty interests, overriding royalty interests, production payments, sliding scale royalty interests, carried interests, options, farmout rights, reversionary interests, net profits interests and other rights to Hydrocarbons in place that are attributable to the Leases, Lands or Wells, together with all pools, units and other rights that arise by operation of Law or otherwise in all properties and lands unitized (including any working interest units, governmental units or compulsory units), communitized or pooled with the Leases, Lands or Wells, including but not limited to those pools or units (including any working interest units, governmental units or compulsory units) more particularly described on Exhibit A-1 (the “Units”);

(ii)    To the extent assignable (subject to compliance with Section 4.1), all currently existing contracts, agreements and instruments set forth on Schedule 1.1(f)(ii) and all currently existing contracts, agreements and instruments, whether oral or in writing, applicable to the Properties, or the purchase, sale, production, handling, processing or transportation of Hydrocarbons attributable thereto, to the extent that such contracts, agreements and instruments directly relate to the other Assets and/or will be binding on JVCo after the Closing, including operating agreements, unitization, pooling and communitization agreements, balancing agreements, facilities or equipment leases, participation, exploration or development agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, exchange agreements, transportation agreements, processing agreements, marketing agreements and licensing agreements (“Contracts”);

(iii)    To the extent assignable (subject to compliance with Section 4.1), all easements, licenses, servitudes, rights-of-way, surface leases and other rights or interests relating to the use or ownership of surface, subsurface or seabed property and structures that are used, or held for use, in connection with the ownership or operation of the Leases, Lands, Wells, Units or Equipment, or the production, handling, processing or transportation of Hydrocarbons attributable thereto, including but not limited to those more particularly described on Exhibit A-3 (the “Easements” and together with the Leases, Lands, Wells, Real Property, Equipment and Units, the “Properties”);

(iv)    All equipment, platforms, wells, machinery, fixtures and other tangible personal and mixed property and improvements, that is located on the Properties or used, or held for use, in connection with the ownership or operation of the Properties or the production, handling, processing or transportation of Hydrocarbons attributable thereto, including (A) all facilities, gathering and processing systems, central processing equipment, platforms and any rigs or similar equipment located on such facilities or platforms or attached thereto, buildings, utility lines, completion workover riser systems, compressors, meters, tanks, pumps, motors, casing, equipment (including spars, trees, pipeline end terminations, jumpers, risers, umbilicals, control assemblies, communication equipment, supervisory control and data acquisition (SCADA) equipment and production handling equipment), machinery and tools and gathering lines, flowlines and pipelines (whether or not in use), (B) any personal property (including all office furniture, furnishings and equipment, cell phones, mobile devices, communications software, software, computer-related hardware and other hardware, personal property and equipment owned, licensed or used by such Transferor with respect to the Assets) on or attached to such facilities or platforms (the “Equipment”), and (C)  all buildings affixed to the Real Property, in each case, including but not limited to those more particularly described on Exhibit A-4;

(v)    To the extent assignable (subject to compliance with Section 4.1), all environmental and other permits, licenses, orders, authorizations, registrations, consents, franchises, and related instruments or rights granted or issued by any Governmental Authority for the benefit of such Transferor and primarily relating to the ownership, operation or use of the Properties or Equipment (collectively, the “Permits”);

(vi)    All Hydrocarbons in and under and which may be produced and saved from or attributable to the Properties from and after the Effective Time, and all rents, issues, profits, proceeds, products, revenues and other income from or attributable thereto, and all liens and security interests in favor of such Transferor under any Laws or under any Contracts with respect to the sale of such Hydrocarbons, including the security interests granted under applicable Uniform Commercial Code provisions;

(vii)    All Imbalances;

(viii)    All Hydrocarbons stored in tanks for the benefit of such Transferor as of the Effective Time and all Line Fill related to the Properties;

(ix)    To the extent transferable without payment of a fee or the need to obtain consent (unless such consent is obtained in accordance with Section 4.1 or JVCo agrees to pay such fee), all domestic and foreign intellectual property and proprietary rights owned, licensed or used by such Transferor with respect to the Assets, including all: (a) inventions, patents, patent applications, and patent disclosures, (b) trademarks, service marks, trade dress, logos, brand names, trade names, domain names, and other indicia of origin, and all applications, registrations, and renewals in connection therewith, and all goodwill associated therewith, (c) works of authorship and other copyrightable works, copyrights, and applications, registrations, and renewals in connection therewith, (d) mask works and registrations and applications therefor, (e) rights in industrial and other protected designs and any registrations and applications therefore, (f) rights in trade secrets, know-how, and confidential business information (including such rights with respect to research and development, know-how, formulae, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, records of inventions, test information, customer and supplier lists, pricing and cost information, and business and marketing plans), (g) tapes, data and program documentation and all tangible manifestations and technical information relating thereto, and (h) all rights to sue or otherwise recover for past, present and future infringements, misappropriations, dilutions, and other violations of any of the foregoing (collectively, the “Intellectual Property”);

(x)    All geological and geophysical data (including all seismic data and reprocessed data) and all logs, in each case to the extent related to the Properties, and that are (A) owned by such Transferor or its Affiliates (whether outright or as a result of such data being prepared for the joint account under any applicable joint operating agreement, unit operating agreement or other operating agreement applicable to the Assets), or (B) transferable pursuant to the terms of the Contract giving rise to such Transferor’s rights in such data without the payment of a fee to any Third Party or the requirement of consent by such Third Party under such Contract (unless (I) JVCo has separately agreed to pay such fee, (II) if necessary, JVCo has a valid license from the applicable Third Party to such data, provided that the transferring Transferor shall use its commercially reasonable efforts to assist JVCo in obtaining any such license and (III) if applicable, any required Third Party consent has been obtained) (all of the foregoing data that is transferred to JVCo as part of the Assets, the “Seismic Data”);

(xi)    All rights, claims and causes of action to the extent, and only to the extent, that such rights, claims or causes of action are associated with the other Assets as of the Closing and relate to the Assumed Obligations; provided that, such Transferor shall use its reasonable efforts to enforce, for the benefit of JVCo,  if JVCo agrees to pay any costs and expenses incurred by such Transferor, any right, claim or cause of action that would otherwise be transferred hereunder but is not transferable;

(xii)    All real property set forth on Exhibit A-5 (the “Real Property”);

(xiii)    Originals (or photocopies where originals are not available) and electronic copies of all files, records, maps, information, and data of such Transferor or any Affiliate of such Transferor, whether written or electronically stored, to the extent pertaining to the ownership, operation and use of the other Assets, including: (A) land and title records (including lease files, surveys, land files, title opinions, and title curative documents); (B) well files, well logs, well information, well data bases, production records, monthly platform product and/or producer imbalance statements, division order files, abstracts; (C) contract files, operational accounting records, Tax records (other than those relating to Income Taxes or that relate to such Transferor’s business generally), operational records, environmental, health and safety records, technical records, engineering data and records and production and processing records; (D) Equipment records; and (E) all interpretive data, technical evaluations, technical outputs, reserve estimates, and economic estimates with respect to the Assets (collectively, the “Records”).

(g)    “BOEM” means and refers to the U.S. Bureau of Ocean Energy Management or any successor agency thereto.

(h)    “BSEE” means and refers to the U.S. Bureau of Safety and Environmental Enforcement or any successor agency thereto.

(i)    “Business Day” means any day that is not a Saturday, a Sunday, or other day on which banks are required or authorized by Law to be closed in Houston, Texas or in Rio de Janeiro, Brazil.

(j)    “BW Pioneer” means that certain specialized deep-water floating, production, storage and offloading vessel known as the BW Pioneer, and all its accessories, appurtenances, components and equipment.

(k)    “Cascade Operating Agreement” means that certain Joint Operating Agreement by and among BHP Billiton Petroleum (Deepwater) Inc., Petrobras America Inc. and Devon Energy Production Company, L.P., effective as of January 30, 2002.

(l)    “Chinook Operating Agreement” means that certain Joint Operating Agreement by and between BHP Billiton Petroleum (Deepwater) Inc. and Total Exploration Production USA, Inc., effective as of February 1, 2000.

(m)    “Code” means the Internal Revenue Code of 1986, as amended.

(n)    “Consent” means any prohibitions on assignment or requirements to obtain consents, approval or waiver from, make any filings with or deliver any notices to, any Third Parties (including any Governmental Authority), in each case, that would be applicable in connection with the transfer of the Assets or the consummation of the transactions contemplated by this Agreement.

(o)    “Controlled Representatives” means any Person’s Affiliates and their respective officers, directors, managers, employees, agents and other authorized representatives.

(p)    “Cottonwood Operating Agreement” means that certain Offshore Operating Agreement by and between Petrobras America Inc. and Kerr-McGee Corporation, effective as of February 1, 1994.

(q)    “Customary Post-Closing Consents” means the consents and approvals from Governmental Authorities for the assignment of the Assets to JVCo that are customarily obtained after the assignment of properties similar to the Assets.

(r)    “Decommissioning” means all decommissioning, plugging, abandonment, dismantlement and removal activities and obligations with respect to the Properties as are required by Laws, Contracts or Easements associated with the Properties or any Governmental Authority (expressly including such activities described and defined as of the Effective Time and as may be amended thereafter, in 30 Code of Federal Regulations 250.1700 et seq.) and further including all well plugging, replugging and abandonment; dismantlement and removal of all facilities, pipelines and flowlines and other assets of any kind related to or associated with operations or activities conducted on the Properties; and site clearance, site restoration and site remediation and other activities associated therewith.

(s)    “Defensible Title” means that title to the respective Assets of each Party which, subject to Permitted Encumbrances:

(i)    entitles such Party to receive throughout the duration of the productive life of any Property not less than the Net Revenue Interest shown in Exhibit A-1 for such Property except decreases in connection with those operations in which such Party may be a nonconsenting co-owner (to the extent permitted by this Agreement), decreases resulting from the establishment or amendment of pools or units (to the extent permitted by this Agreement), and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past underdeliveries;

(ii)    obligates such Party to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, each Property not greater than the Working Interest shown in Exhibit A-1 for such Property without increase throughout the productive life of such Property except increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements and increases that are accompanied by at least a proportionate increase in such Party’s Net Revenue Interest in such Property; and

(iii)    is free and clear of all Encumbrances other than Permitted Encumbrances.

(t)    “Due Inquiry” means (i) with respect to any matter relating to any Asset for which such Transferor or its Affiliates does not serve as operator thereof, reasonable inquiry of the operator of such Assets, and (ii) with respect to any other matter, reasonable inquiry by each Person listed on Schedule 5.1(f) or Schedule 6.1(f), as applicable, of such Person’s directly reporting subordinate personnel who would be reasonably expected to have knowledge of the relevant subject matter.

(u)    “Effective Time” means October 1, 2018 at 00:01 a.m. Central Prevailing Time, 2018.

(v)      “Encumbrance” means any lien, mortgage, pledge, option, security interest, hypothecation, charge, encumbrance, irregularity or other defect (including a discrepancy or error in Net Revenue Interest or Working Interest as set forth in Exhibit A-1; but excluding any Environmental Defect).

(w)    “Environmental Defect” means an individual existing condition of an Asset or of the soil, sub-surface, surface waters, groundwaters, sea, seafloor, atmosphere, natural resources or other environmental medium, wherever located, associated with the ownership or operation of an Asset (including the presence or release of waste, Hazardous Substances or Hydrocarbons), that, in each case (i) is not in compliance with (or causes a Party, with respect to an Asset, not to be in compliance with) Environmental Laws or with the terms of the Leases, Easements, Permits or Contracts, (ii) relates to any environmental pollution, contamination, degradation, damage or injury caused by or associated with an Asset for which Remediation or other corrective action is required, or (iii) otherwise requires or would require, if known (A) reporting to a Governmental Authority, and/or (B) investigation or Remediation in accordance with Environmental Laws or under the terms of the Leases, Easements, Permits or Contracts, provided that an “Environmental Defect” shall not include NORM or Decommissioning (except to the extent constituting a violation of Environmental Laws related to on-going or previous Decommissioning activities).

(x)    “Environmental Laws” means all Laws, including common law, and relating to the protection of the environment, natural resources, or threatened or endangered species, pollution, or its impacts on human health or safety, or the management, manufacture, generation, labeling, registration, use, treatment, storage, transportation, handling, disposal or Release of or exposure to Hazardous Substances, including the following federal statutes (and any regulations promulgated pursuant thereto), all as amended: the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Clean Air Act, the Marine Mammal Protection Act, the Endangered Species Act, the Outer Continental Shelf Lands Act (to the extent related to Hazardous Substances), the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Oil Pollution Act, the Emergency Planning and Community Right-to-Know Act, the Safe Drinking Water Act and the National Environmental Policy Act and all applicable related Laws of any Governmental Authority having jurisdiction over the property in question addressing pollution or the environment and all regulations implementing the foregoing.  The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority.

(y)    “Excluded Assets” means, with respect to each Transferor:

(i)    all corporate, financial, and legal records of such Transferor that relate to such Transferor’s business generally and not specifically to the Assets or that are subject to legal privilege or require a consent which has not been obtained at or prior to Closing, all Income Tax records of such Transferor, all books, records and files that do not relate to the Assets or solely relate to the Excluded Assets;

(ii)    all agreements, documents, records and correspondence relating to the transfer of the Assets to JVCo, or any other potential sale of the Assets;

(iii)    all audit rights arising under any Contracts with respect to the period prior to the Effective Time or related to any Retained Liabilities, except to the extent relating to any Assumed Obligation;

(iv)    such Transferor’s area-wide bonds, Permits and licenses or other Permits, licenses or authorizations used in the conduct of such Transferor’s business generally;

(v)    all rights, titles, claims and interests of such Transferor or any of its Affiliates of or under any policy or agreement of insurance or any insurance proceeds;

(vi)    other than any property described in sub-sections (x), (xi) or (xiii) in the definition of “Assets,” all office furniture, furnishings and equipment, cell phones, mobile devices, communications software, software, computer-related hardware and other hardware, personal property and equipment owned, licensed or used by such Transferor with respect to the Assets;

(vii)    any Contracts that constitute (A) master services agreements, blanket agreements or similar Contracts or (B) flight service agreements, drilling rig contracts, vessel agreements or similar Contracts and any contracts relating to Marketing Services (as defined in the Master Services Agreement) and G&A Services (as defined in the Master Services Agreement) to be provided by MEPU under the Master Services Agreement;

(viii)    all drilling rigs, aircraft, vehicles and vessels, in each case, whether owned, leased or chartered (excluding any platform rigs that are permanently attached to or affixed to any Equipment);

(ix)    all counterclaims, cross-claims, offsets or defenses and similar rights (A) to the extent relating to any matters for which such Transferor has an indemnity obligation pursuant to this Agreement that has not terminated, or (B) to the extent relating to the Retained Liabilities;

(x)    all rights and causes of action arising, occurring or existing in favor of such Transferor or any of its Affiliates (A) to the extent relating to any of the Retained Liabilities or (B) except to the extent relating to any Assumed Obligation, with respect to any period prior to the Effective Time;

(xi)    any swap, forward, future or derivative transaction or option or other similar hedge Contracts, and all software used for trading, hedging and credit analysis;

(xii)    all claims of such Transferor or its Affiliates for refunds of or loss carry forwards with respect to Transferor Taxes;

(xiii)    all corporate names and business names, and the other Intellectual Property set forth on Schedule 1.1(y)(xiii);

(xiv)    the instruments and information technology assets set forth on Schedule 1.1(y)(xiv);

(xv)    the assets set forth on Schedule 1.1(y)(xv);  and

(xvi)    any Assets excluded from the transactions contemplated hereby pursuant to the express terms hereof.

(z)    “Governmental Authority” means any federal, national, supranational, state, provincial, local or foreign government and/or any political subdivision thereof, including departments, courts, commissions, boards, bureaus, ministries, agencies or other instrumentalities, including BOEM and BSEE, or similar government, governmental, legislative, judicial, regulatory or administrative authority, branch, agency, law enforcement body, commission or instrumentality, or any court, tribunal, or arbitral or judicial body.

(aa)    “Hazardous Substances” means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of Liability under, any Environmental Laws, including NORM, asbestos, produced water, petroleum and any released Hydrocarbons.

(bb)    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(cc)    “Hydrocarbons” means all crude oil, natural gas and other gas, casinghead gas, condensate, distillate, natural gas liquids and other liquid or gaseous hydrocarbons or any combination thereof and all products refined or extracted therefrom, together with all minerals produced in association with these substances.

(dd)    “Imbalance” means over-production or under-production or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to the Properties, to the extent subject to an imbalance or make-up obligation, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at a platform, wellhead, pipeline, gathering system, plant, transportation, receipt point, delivery point or other location (excluding any imbalances attributable to royalties payable in kind to BOEM or BSEE) and regardless of whether the same arises under contract, by operation of Law or otherwise; provided that “Imbalance” does not include any Excluded Assets.

(ee)    “Income Taxes” means any Tax measured by or imposed on the net income, profits, revenue, capital gains, or similar measure or any franchise or similar Tax imposed by a state on a person’s gross or net income and/or capital for the privilege of engaging in business in that state.

(ff)    “Indebtedness” means, for a particular Person, without duplication: (a) indebtedness of such Person for borrowed money, including the face amount of any letter of credit and other obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing; (b) obligations of such Person evidenced by bonds, debentures, notes, mortgage or other similar instruments or securities for the repayment of money borrowed; (c) obligations of such Person to pay the deferred purchase price of property or services (including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payables or accruals in the ordinary course of business consistent with past practice); (d) obligations of such Person under any currency, interest rate, materials or other hedging agreement or arrangement in the ordinary course of business; (e) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d) above; and (f) indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) secured by any Encumbrance on or in respect of any property of such Person.

(gg)    “JIB” means any joint interest billing that is issued to, or by, a  Transferor, or any of its successors or assigns under any Contract that constitutes a joint operating agreement or unit operating agreement.

(hh)    “JIB Expenses” means any cost or expenditure to be discharged by a  Transferor or any of its successors or assigns pursuant to any JIB; provided, however, that for the purposes of this Agreement,  Asset

Taxes shall not be treated as JIB Expenses, and responsibility for such Taxes shall instead be allocated pursuant to Section 7.6(a) of this Agreement.

(ii)    “JV Party” means each of JVCo, MEPU and PAI.

(jj)    “Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments, principles of common law, policies, rules or regulations and codes promulgated, issued or enacted by Governmental Authorities.

(kk)    “Liabilities” means any and all claims, demands, suits, causes of actions, regulatory action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines, settlements or costs and expenses (including consequential and indirect damages to the extent incurred to a Third Party), including any attorneys’ fees, costs of investigation, defense, litigation, arbitration or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death, property damage, contractual claims (including contractual indemnity claims), torts, or otherwise.

(ll)    “LIBOR Reference Rate” means the 12 Month London Interbank Offered Rate for United States Dollar deposits on October 1, 2018, as reported by the Financial Times or, if not available, by the Wall Street Journal.

(mm)    “Line Fill” means the volume of Hydrocarbons owned by a  Transferor or allocated to a  Transferor (a) which is contained in any gathering lines or pipelines owned by such Transferor and included in the Assets, to the extent attributable to the respective Property or (b) which is required to be maintained as line fill in any Third Party gathering lines or pipelines.

(nn)    “Medusa Spar Company Agreement” means the Limited Liability Company Agreement of Medusa Spar LLC, adopted as of December 18, 2003.

(oo)    “MEPU Material Adverse Effect” means any change, circumstance, effect, event, development, occurrence, condition or fact (for the purposes of this definition, each, an “event”) (whether foreseeable or not and whether covered by insurance or not) that has, has had or would be reasonably likely to have, individually or in the aggregate with any other event or events, a material adverse effect (i) on the ownership, operation or financial condition of the MEPU Assets, taken as a whole as currently operated as of the Execution Date or (ii) upon the ability of MEPU to consummate the transactions contemplated in this Agreement; provided, however, that Material Adverse Effect shall not include or take into account any effects arising out or resulting from, either alone or in combination,: (A) entering into this Agreement or the announcement or consummation of the transactions contemplated by this Agreement, including the identity of PAI; (B) changes generally affecting the international, national, regional or local general market, economic, financial or political conditions (including changes therein and changes in commodity prices, fuel supply or transportation markets, or interest rates) in the United States, in the area in which the Properties are located or worldwide, or in the energy industry, provided that such changes do not disproportionately affect the MEPU Assets relative to similar assets located in the same region as the MEPU Assets; (C) civil unrest, any outbreak or spread of disease or hostilities, terrorist activities or war or any similar disorder; (D) reclassifications or recalculations of reserves in the ordinary course of business; (E) natural declines in well performance, (F) actions taken or omitted to be taken by MEPU with the consent of PAI pursuant to this Agreement, (G) actions taken as required by this Agreement, (H) changes which are cured in full (including by the payment of money) before the earlier of the Closing or the termination of this Agreement under Article 10, in each case, without any cost to PAI except as provided in this Agreement, (I) changes in Law or the interpretation thereof or changes in GAAP or the interpretation thereof;  (J) matters to the extent an adjustment to the MEPU Adjustment Amount is provided for under Section 3.1; and (K) the failure of the MEPU Assets and Medusa Spar to meet any internal or industry business plans, estimates, expectations, forecasts, projections or budgets for any period (but not the effects underlying such failure unless such effects would otherwise be excepted under this definition).

(pp)    “Net Revenue Interest” means, with respect to any Well or Lease, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well or Lease, after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons.

(qq)    “NORM” means naturally occurring radioactive material.

(rr)    “Organizational Documents” means, with respect to any corporation, its charter, by-laws and any agreements with shareholders; with respect to any partnership, its certificate of partnership and partnership agreement; with respect to any limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any trust, its declaration or agreement of trust; and with respect to each other Person, its comparable constitutional instruments or documents; together, in each case, with any and all amendments thereto and all material consents and other instruments delegating authority pursuant to such Organizational Documents.

(ss)    “PAI Material Adverse Effect” means any change, circumstance, effect, event, development occurrence, condition or fact (for the purposes of this definition, each, an “event”) (whether foreseeable or not and whether covered by insurance or not) that has, has had or would be reasonably likely to have, individually or in the aggregate with any other event or events, a material adverse effect (i) on the ownership, operation or financial condition of the PAI Assets, taken as a whole as currently operated as of the Execution Date or (ii) upon the ability of PAI to consummate the transactions contemplated in this Agreement; provided, however, that Material Adverse Effect shall not include or take into account any effects resulting from or arising out, either alone or in combination: (A) entering into this Agreement or the announcement or consummation of the transactions contemplated by this Agreement, including the identity of MEPU; (B) changes generally affecting the international, national, regional or local general market, economic, financial or political conditions (including changes therein and changes in commodity prices, fuel supply or transportation markets, or interest rates) in the United States, in the area in which the Properties are located or worldwide, or in the energy industry, provided that such changes do not disproportionately affect the PAI Assets relative to similar assets located in the same region as the PAI Assets; (C) civil unrest, any outbreak or spread of disease or hostilities, terrorist activities or war or any similar disorder; (D) reclassifications or recalculations of reserves in the ordinary course of business; (E) natural declines in well performance, (F) actions taken or omitted to be taken by PAI with the consent of MEPU pursuant to this Agreement, (G) actions taken as required by this Agreement, (H) changes which are cured in full (including by the payment of money) before the earlier of the Closing or the termination of this Agreement under Article 10, in each case, without any cost to MEPU except as provided in this Agreement, (I) changes in Law or the interpretation thereof or changes in GAAP or the interpretation thereof;  (J) matters to the extent an adjustment to the PAI Adjustment Amount is provided for under Section 3.2;  and (K) the failure of the PAI Assets to meet any internal or industry business plans, estimates, expectations, forecasts, projections or budgets for any period (but not the effects underlying such failure unless such effects would otherwise be excepted under this definition).

(tt)    “PAI Parent Guarantee” means the Guarantee provided by Petróleo Brasileiro S.A. substantially in the form attached hereto as Exhibit H.

(uu)    “Permitted Encumbrances” means any or all of the following:

(i)    Lessors’ royalties and any overriding royalties, reversionary interests and other burdens to the extent that they do not, individually or in the aggregate, (i) reduce a Party’s Net Revenue Interests in any Property below that shown in Exhibit A-1 or (ii) increase a Party’s Working Interest in any Property above that shown in Exhibit A-1 without at least a proportionate increase in the Net Revenue Interest;

(ii)    All Contracts, to the extent that they do not, individually or in the aggregate, (i) reduce a Party’s Net Revenue Interests in any Property below that shown in Exhibit A-1 or (ii) increase a Party’s Working Interest in any Property above that shown in Exhibit A-1 without at least a proportionate increase in the Net Revenue Interest;

(iii)    Preferential Rights and similar contractual provisions;

(iv)    Consents with respect to which waivers, approval or consents are obtained by a Party from the appropriate parties at or prior to the Closing Date or the appropriate time period for asserting the right has expired or which need not be satisfied prior to a transfer or any Assets subject to Consents that are transferred at Closing to JVCo pursuant to Section 4.1(h);

(v)    Liens for current Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions and for which adequate reserves have been established in accordance with generally accepted accounting principles (“GAAP”);

(vi)    Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law);

(vii)    All consents or waivers to assignment and Customary Post-Closing Consents;

(viii)    The terms and conditions of this Agreement or any agreement contemplated to be executed pursuant to this Agreement;

(ix)    Rights of reassignment arising upon intention to abandon or release the Leases, or any of them, to the extent that such rights have not been triggered;

(x)    Easements, rights-of-way, servitudes, equipment, pipelines, utility lines, structures and other rights in respect of surface and subsurface operations not involving the extraction of Hydrocarbons which, in each case, do not materially impair the operation or use of the Properties as currently operated and used;

(xi)    Liens created under Leases or Contracts or by operation of Law in respect of obligations that are not yet due;

(xii)    All applicable Laws and all rights reserved to or vested in any Governmental Authority: (1) to control or regulate any Property in any manner or to assess Taxes with respect to any Property; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any Property; (iii) to use such property; or (iv) to enforce any obligations or duties affecting the Properties to any Governmental Authority with respect to any franchise, grant, license or permit, in each case, in a manner which does not (A) individually or in the aggregate, (I) reduce a Party’s Net Revenue Interests in any Property below that shown in Exhibit A-1 or (II) increase a Party’s Working Interest in any Property above that shown in Exhibit A-1 without at least a proportionate increase in the Net Revenue Interest, or (B) materially impair the operation or use of the Properties as currently operated and used;

(xiii)    Such defects or irregularities in the Working Interests or Net Revenue Interests in the Properties resulting from the failure to file any assignment or other transfer instrument in a Party’s chain of title in the records of any adjoining county or parish, so long as the instrument in question is filed with the BOEM;

(xiv)    Any Encumbrance on or affecting the Leases which is discharged by a Party at or prior to Closing;

(xv)    Imbalances;

(xvi)    Terms and conditions of Permits affecting the Properties and any other rights reserved to or vested in a Governmental Authority having jurisdiction to control or regulate a Property in any manner whatsoever, and all Laws of such Governmental Authorities, to the extent, individually or in the aggregate, such terms, conditions and rights would not reasonably be expected to (A) (I) reduce a Party’s Net Revenue Interests in any Property below that shown in Exhibit A-1 or (II) increase a Party’s Working Interest in any Property above that shown in Exhibit A-1 without at least a proportionate increase in the Net Revenue Interest, or (B) materially impair the operation or use of the Properties as currently operated and used; and

(xvii)    Any matters expressly described on Exhibit A-1.

(vv)    “Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, trust, syndicate, person, association, organization, estate, Governmental Authority or any other entity, and including any successor, by merger or otherwise, of any of the foregoing.

(ww)    “Preferential Right” means any (i) preferential purchase rights, rights of first refusal or similar rights or (ii) rights of first offer, tag-along rights, drag-along rights or other similar rights, in each case of clause (i) and (ii) above, that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby.

(xx)    “Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata.

(yy)    “Remediation” or “Remediate” mean, with respect to an Environmental Defect, the implementation and completion of any remedial, removal, response, construction, closure, disposal, restoration or other corrective actions, including monitoring, required under Environmental Laws to correct or remove such Environmental Defect or under the terms of the Leases, Easements, Permits or Contracts, using the most cost-effective response that would be selected by a reasonable and prudent operator and that is reasonably expected to appropriately address such requirement.

(zz)    “Remediation Amount” means, with respect to an Environmental Defect the cost of the Remediation of such Environmental Defect, net to the applicable Party’s interest.

(aaa)    “Representatives” means any Person’s Affiliates and their respective officers, directors, managers, employees, agents, accountants, attorneys, investment bankers, consultants, advisor and other authorized representatives.

(bbb)    “St. Malo” means those certain leases set forth on Exhibit A to the St. Malo Operating Agreement.

(ccc)    “St. Malo Operating Agreement” means that certain Unit Operating Agreement by and among Union Oil Company of California, Petrobras America Inc., Devon Energy Production Company, L.P., Chevron U.S.A. Inc., Statoil Gulf of Mexico LLC, Exxon Mobil Corporation and Eni Petroleum US LLC, effective as of June 1, 2007.

(ddd)    “Straddle Period” means any Tax period beginning before and ending after the Effective Time.

(eee)    “Tax” means all taxes, assessments, duties, levies, imposts, or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, production, windfall profit, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental,  escheat or unclaimed property obligations, alternative minimum, add-on, value-added, withholding (including backup withholding) and other taxes, assessments, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts, penalties or interest with respect to any of the foregoing, and any liability in respect of any of the foregoing that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of being a member of a consolidated, combined or unitary group) or otherwise.

(fff)    “Tax Return” means return, declaration, report, election, document, correspondence, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

(ggg)    “Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

(hhh)    “Third Party Acquisition” means the occurrence of any acquisition, directly or indirectly, in one or a series of related transactions of the Assets (or any portion thereof) by purchase, oil and gas lease, sublease, merger, tender offer, consolidation, business combination or otherwise by any Person other than JVCo.

(iii)    “Transferor Taxes” means, with respect to each Transferor, (a) Asset Taxes allocable to such Transferor pursuant to Section 7.6(a) (without duplication of Asset Taxes taken into account in determining the adjustments to the MEPU Adjustment Amount or the PAI Adjustment Amount made pursuant to Section 3.1,  Section 3.2 or Section 9.4, as applicable, and taking into account the payments made from one Party to the other pursuant to Section 7.6(b)), (b) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets of such Transferor or that are attributable to any asset or business of such Transferor that is not part of the Assets, (c) Income Taxes with respect to the Transferor or the Transferor’s interest in a lower-tier subsidiary (including, without limitation and for the avoidance of doubt, in the case of MEPU, such Taxes with respect to its interest in Medusa Spar), (d) any and all Taxes (other than the Taxes described in clauses (a), (b) or (c) of this definition) imposed on or with respect to the ownership or operation of the Assets of such Transferor or the production of Hydrocarbons or the receipt of proceeds therefrom for any Tax period (or portion thereof) ending before the Effective Time, and (d) any and all liabilities of such Transferor, its respective direct or indirect owners or Affiliates, or any combined, unitary or consolidated group of which any of the foregoing is or was a member, in respect of any Taxes (other than the Taxes described in clauses (a), (b), or (c) of this definition).

(jjj)    “Transition Period” means the period of time that coincides with the term of the Transition Services Agreement.

(kkk)    “Transition Services Agreement” means a transition services agreement between PAI and/or certain of its Affiliates and JVCo, in  form and substance mutually agreed by MEPU and PAI and based on the underlying principles of the Master Services Agreement, pursuant to which PAI will operate, on a transitional basis certain of the PAI Assets after Closing; provided that if the Transition Services Agreement has not been agreed in form and substance prior to Closing, the principles in the Master Services Agreement (with PAI as the Service Provider (as defined in the Master Services Agreement) and applying only to the PAI Assets) shall serve as a basis for PAI to provide transition services from Closing until the earlier of (i) such time as MEPU and PAI have agreed on the form and substance of the Transition Services Agreement and (ii) six months after the Closing Date; provided further that PAI shall, in its reasonable discretion, be permitted to modify the principles in the Master Services Agreement so long as such modifications are consistent with acting as a Reasonable and Prudent Service Provider (as defined in the Master Services Agreement).

(lll)    “Treasury Regulations” means the final, temporary or proposed Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

(mmm)    “Vantage Matter” means the award issued on June 29, 2018 in an arbitration between Vantage Deepwater Company and Vantage Deepwater Drilling, Inc., as petitioners, and PAI, Petrobras Venezuela Investments & Services, BV and Petróleo Brasileiro S.A. – Petrobras, as respondents and captioned Vantage Deepwater Co. et al. v. Petrobras America Inc., et al., No. 01-15-0004-8503.

(nnn)    “Willful Breach” means, with respect to any Party, an intentional and material breach that is a consequence of a failure to act by, or act undertaken by or caused by, the breaching Party under circumstances that objectively indicate that the breaching Party acted or failed to act with knowledge that such failure to act or taking or causing of such act would, or would reasonably be expected to, cause a material breach of any covenant applicable to such Party or that such Party willfully or intentionally causes any condition to Closing set forth in Section 7.17 applicable to such Party not to be satisfied.  For clarity, if a Party is obligated hereunder to use its commercially reasonable efforts to perform an action or to achieve a result, the failure to use such commercially reasonable efforts would constitute a willful and intentional breach of this Agreement; provided, that the requirement to use commercially reasonable efforts shall not include a requirement to pay any money or give anything of value to any Third Party.

(ooo)    “Working Interest” with respect to any Property, means the interest in and to such Property that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Property, but without regard to the effect of any royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons.

ARTICLE 2    ORGANIZATION OF JVCO LLC

Section 2.1    JVCo LLC.

(a)    MEPU caused the formation of JVCo by filing a certificate of formation (hereinafter referred to as the “LLC Formation Document”) with the Secretary of State of Delaware pursuant to the Delaware Limited Liability Company Act on July 16, 2018. The LLC Formation Document is attached hereto as Exhibit E and is made a part hereof.

(b)    MEPU and PAI shall each be a “Member” of JVCo.  In connection with the Initial Transfers, all of MEPU’s membership interests in JVCo shall be converted into a membership interest in JVCo of 80%  and PAI shall have a membership interest in JVCo of 20%.

(c)    On the Closing Date,  PAI and JVCo shall, and MEPU and PAI shall cause JVCo to, take all steps required to effect the Initial PAI Payment (as adjusted). The Parties agree that, for U.S. federal income tax purposes, the transfer of the Initial PAI Payment by JVCo to PAI shall be characterized as a sale by PAI of a pro rata share of the PAI Assets to JVCo in exchange for the entire amount of the Initial PAI Payment.  The Parties shall (and shall cause their respective Affiliates to) file all U.S. federal income tax returns in a manner consistent with such characterization, and the Parties shall not (and shall cause their respective Affiliates not to) take any position inconsistent with such characterization without the consent of the other Parties.

(d)    At the Closing, the Members shall execute an amended and restated limited liability company agreement memorializing the affairs of JVCo and the conduct of its business (the “LLC Agreement”). The LLC Agreement shall be in the form of, and contain the terms, conditions and provisions as are more particularly set forth in, Exhibit F attached hereto and made a part hereof.

Section 2.2    Initial Transfers.  At the Closing, each of the Members shall make an initial transfer (the “Initial Transfers”) to JVCo as follows:

(a)    MEPU shall assign and transfer to JVCo its right, title and interest in and to the Assets (the “MEPU Assets”), free and clear of any Encumbrances other than Permitted Encumbrances.

(b)    MEPU shall assign and transfer to JVCo the Medusa Spar Units (the “Units Contribution”), free and clear of any Encumbrances, other than those created by the Medusa Spar Company Agreement and those arising under applicable securities laws.

(c)    PAI shall assign and transfer to JVCo its right, title and interest in and to the Assets (the “PAI Assets”), free and clear of any Encumbrances other than Permitted Encumbrances.

(d)    MEPU shall contribute 80% of the required initial working capital of Forty Million Dollars ($40,000,000) in cash (the “MEPU Cash Contribution”).

(e)    PAI shall contribute 20% of the required initial working capital of Forty Million Dollars ($40,000,000) in cash (the “PAI Cash Contribution”); provided, that payment of the amount equal to such PAI Cash Contribution shall be made by MEPU to JVCo; provided further, that the amount of such PAI Cash Countribution shall be deducted from the Initial PAI  Payment pursuant to the last paragraph of Section 3.2.

Section 2.3    Effective Time; Proration of Costs and Revenues.

(a)    Possession of the Assets shall be transferred from Transferors to JVCo at the Closing, but certain financial benefits and burdens in respect of the Assets shall be transferred effective as of the Effective Time, as described below.

(b)    JVCo shall be entitled to all production of Hydrocarbons from or attributable to the Assets on and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets on and after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Operating Expenses incurred on and after the Effective Time.  Transferors shall be entitled to all production of Hydrocarbons from or attributable to their respective Assets prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to their respective Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Operating Expenses incurred prior to the Effective Time. “Earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with United States generally accepted accounting principles (as published by the Financial Accounting Standards Board) and Council of Petroleum Accountants Societies (COPAS) standards.

(c)    “Operating Expenses” means all operating expenses (excluding Taxes), including costs of insurance, capital expenditures incurred in the ownership and operation of the Assets, costs of gathering, treating, processing, compression and transportation, costs of service contracts, costs of idled equipment and overhead costs payable to Third Parties charged to the Assets under the applicable operating agreement or otherwise in the ordinary course of business.  Notwithstanding anything herein to the contrary, in no event shall any Retained Liability be considered to be an Operating Expense.  For the avoidance of doubt, Operating Expenses shall include operating expenses incurred in association with all existing contracts, agreements and instruments set forth on Schedule 1.1(f)(ii) and any employment-related costs or other Liabilities incurred in connection with the ownership and operation of the Assets (excluding such costs or other Liabilities that are related to Transferors’ actual overhead and other general and administrative costs attributable to the Assets).

(d)    For purposes of allocating production (and accounts receivable with respect thereto), under this Section 2.3, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Assets when they pass through the pipeline flange connecting into the storage facilities on the platform located on the Lands or, if there are no such storage facilities, when they pass through the lease automated custody transfer (LACT) meters or similar meters at the point of entry into the pipelines through which they are transported from the Lands, and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Assets when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are transported from the Lands.  Transferors shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings are not available.  Each Transferor shall provide to the other Transferor, no later than ten (10) Business Days prior to Closing, evidence of all meter readings conducted on or about the Effective Time in connection with its respective Assets, together with all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the MEPU Adjustment Amount or the PAI Adjustment Amount pursuant to Section 3.1 and Section 3.2.  Taxes (other than Taxes measured by gross proceeds, income, profits or capital gains), surface use fees, insurance premiums and other Operating Expenses that are paid periodically shall be prorated based on the number of days in the applicable period falling before and at or after the Effective Time, except that production, severance and similar Taxes measured by units of production shall be prorated based on the amount of Hydrocarbons actually produced, purchased or sold, as applicable, before, or at and after the Effective Time.  In each case, JVCo shall be responsible for the portion allocated to the period at and after the Effective Time and Transferors shall be responsible for the portion allocated to the period before the Effective Time.

(e)    All cash amounts attributable to Operating Expenses that are received or paid prior to Closing shall be accounted for in the Preliminary Settlement Statements or Final Settlement Statements, as applicable.  Such amounts that are received or paid after Closing but prior to the date of the Final Settlement Statement shall be accounted for in the Final Settlement Statement.  If, after Transferors’  agreement upon the Final Settlement Statement, (i) a Transferor or JVCo receives monies belonging to the other pursuant to the terms of this Agreement, including proceeds of production, then such amount shall, within ten (10) Business Days after the end of the month in which such amounts were received, be paid over to the proper JV Party, (ii) a Transferor or JVCo pays monies for Operating Expenses which are the obligation of another JV Party pursuant to the terms of this Agreement, then such other JV Party shall, within ten (10) Business Days after the end of the month in which the applicable invoice and proof of payment of such invoice were received, reimburse the JV Party which paid such Operating Expenses, (iii) a Transferor or JVCo receives an invoice of an expense or obligation which is owed by the other party pursuant to the terms of this Agreement, such JV Party receiving the invoice shall promptly forward such invoice to the party obligated to pay the same, and (iv) an invoice or other evidence of an obligation is received by a Transferor or JVCo which is partially an obligation of both such Transferor and JVCo pursuant to the terms of this Agreement, then the JV Parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee. Transferors  agree that they shall cause JVCo to take any action required under this Section 2.3(e).

(f)    Possession of any (i) cash call funds received and held by a  Transferor  as operator of the Assets but not expended pursuant to a joint operating agreement prior to Closing, and (ii) other Third Party funds being held by a  Transferor as operator of the Assets shall result in an adjustment to the MEPU Adjustment Amount or the PAI Adjustment Amount pursuant to Section 3.1(e) or Section 3.2(e), as applicable, at Closing.

ARTICLE  3    ADJUSTMENTS TO INITIAL PAI PAYMENT

Section 3.1    MEPU Adjustments to Initial PAI Payment.   The “MEPU Adjustment Amount” means the amount calculated as follows, without duplication:

(a)    The aggregate amount of proceeds received by MEPU or its Affiliates from the sale of Hydrocarbons which may be produced and saved from or attributable to the Properties from and after the Effective Time (less any (i) royalties, overriding royalties, net profits interests and other similar burdens payable out of the production of Hydrocarbons from the MEPU Assets or the proceeds thereof which are not included in Operating Expenses and (ii) Asset Taxes and sales, use or similar Taxes imposed in connection therewith);

(b)    Increased by the aggregate amount of any other proceeds received by MEPU or its Affiliates attributable to the MEPU Assets with respect to the period at or after the Effective Time;

(c)    Increased by the amount of all Taxes (other than Taxes measured by gross proceeds, income, profits or capital gains) prorated to MEPU in accordance with Section 7.6(a) but paid or payable by JVCo;

(d)    To the extent that MEPU is overproduced as of the Effective Time with respect to any Imbalance, increased by an amount equal to (i) the Midpoint Price for Louisiana/Southeast Henry Hub as published by S&P Global Platts Gas Daily for the flow date of October 1, 2018, plus or minus any applicable adjustments for transportation, quality, location or other like adjustments to reflect the value of the Hydrocarbon at the point of any imbalance per mmbtu of natural gas and (ii) the NYMEX WTI Light Sweet Crude Oil Daily Settlement price for the prompt month (November) on October 1, 2018, plus or minus any applicable adjustments for transportation, quality, location or other like adjustments to reflect the value of the Hydrocarbon at the point of any imbalance per bbl of oil, or to the extent that MEPU is under produced as of the Effective Time with respect to any Imbalance, decreased by an amount equal to (i) above per mmbtu of natural gas and (ii) above per bbl of oil;

(e)    Increased by the amount of all (i) MEPU Suspense Funds, and (ii) other funds held by MEPU and its Affiliates pursuant to Section 2.3(f) as of the Closing;

(f)    Decreased by the amount of all Operating Expenses attributable to the MEPU Assets on and after the Effective Time which are incurred and paid by MEPU excluding, however, any amounts added pursuant to Section 3.1(a) above;

(g)    Decreased by the aggregate amount of proceeds from the sale of Hydrocarbons which may be produced and saved from or attributable to the Properties prior to the Effective Time to the extent received by JVCo as of or after the Closing (less any (i) royalties, overriding royalties net profits interests and other similar burdens payable out of the production of Hydrocarbons from the MEPU Assets or the proceeds thereof which are not included in Operating Expenses and (ii) Asset Taxes and sales, use or similar Taxes imposed in connection therewith);

(h)    Decreased by an amount with respect to all Hydrocarbons (a) produced, saved from or attributable to the Properties and stored in tanks as of the Effective Time (to the extent that the proceeds from the sale of such Hydrocarbons are received by JVCo as of or after the Closing) and (b) the Line Fill, if any, as of the Effective Time, valued at a price of the Midpoint Price for Louisiana/Southeast Henry Hub as published by S&P Global Platts Gas Daily for the flow date of October 1, 2018, plus or minus any applicable adjustments for transportation, quality, location or other like adjustments to reflect the value of the Hydrocarbon at the time and point of transfer per mmbtu of natural gas and the NYMEX WTI Light Sweet Crude Oil Daily Settlement price for the prompt month (November) on October 1, 2018, plus or minus any applicable adjustments for transportation, quality, location or other like adjustments to reflect the value of the Hydrocarbon at the time and point of transfer per bbl of oil (in each case, less any (i) royalties, overriding royalties net profits interests and other similar burdens payable out of the production of Hydrocarbons from the MEPU Assets or the proceeds thereof which are not included in Operating Expenses and (ii) Asset Taxes and sales, use or similar Taxes imposed in connection therewith);

(i)    Increased by the amount of all Operating Expenses (including JIB Expenses) attributable to the MEPU Assets prior to the Effective Time which are due and payable by MEPU to JVCo or any of its Affiliates;

(j)    Decreased by the amount of all prepaid expenses attributable to any Asset that are paid by, or on behalf of, MEPU and that are attributable to the period of time after the Effective Time, including prepaid utility charges;

(k)    Decreased by the amount of all Taxes (other than Taxes measured by gross proceeds, income, profits or capital gains) prorated to JVCo in accordance with Section 7.6(a) but paid or payable by MEPU;

(l)    Increased in accordance with Section 4.1;

(m)    Increased in accordance with Section 4.2; and

(n)    Increased or decreased, as the case may be, by any other amount expressly provided for in this Agreement or mutually agreed to by the Parties in writing.

Section 3.2    PAI Adjustments to Initial PAI Payment.   The “PAI Adjustment Amount” means the amount calculated as follows, without duplication:

(a)    The aggregate amount of proceeds received by PAI or its Affiliates from the sale of Hydrocarbons which may be produced and saved from or attributable to the Properties from and after the Effective Time (less any (i) royalties, overriding royalties, net profits interests and other similar burdens payable out of the production of Hydrocarbons from the PAI Assets or the proceeds thereof which are not included in Operating Expenses and (ii) Asset Taxes and sales, use or similar Taxes imposed in connection therewith);

(b)    Increased by the aggregate amount of any other proceeds received by PAI or its Affiliates attributable to the PAI Assets with respect to the period at or after the Effective Time;

(c)    Increased by the amount of all Taxes (other than Taxes measured by gross proceeds, income, profits or capital gains) prorated to PAI in accordance with Section 7.6(a) but paid or payable by JVCo;

(d)    To the extent that PAI is overproduced as of the Effective Time with respect to any Imbalance, increased by an amount equal to (i) the Midpoint Price for Louisiana/Southeast Henry Hub as published by S&P Global Platts Gas Daily for the flow date of October 1, 2018, plus or minus any applicable adjustments for transportation, quality, location or other like adjustments to reflect the value of the Hydrocarbon at the point of any imbalance per mmbtu of natural gas and

(ii) the NYMEX WTI Light Sweet Crude Oil Daily Settlement price for the prompt month (November) on October 1, 2018, plus or minus any applicable adjustments for transportation, quality, location or other like adjustments to reflect the value of the Hydrocarbon at the point of any imbalance per bbl of oil, or to the extent that PAI is under produced as of the Effective Time with respect to any Imbalance, decreased by an amount equal to (i) above per mmbtu of natural gas and (ii) above per bbl of oil;

(e)    Increased by the amount of all (i) PAI Suspense Funds, and (ii) other funds held by PAI and its Affiliates pursuant to Section 2.3(f) as of the Closing;

(f)    Decreased by the amount of all Operating Expenses attributable to the PAI Assets on and after the Effective Time which are incurred and paid by PAI excluding, however, any amounts added pursuant to Section 3.2(a) above;

(g)    Decreased by the aggregate amount of proceeds from the sale of Hydrocarbons which may be produced and saved from or attributable to the Properties prior to the Effective Time to the extent received by JVCo as of or after the Closing (less any (i) royalties, overriding royalties net profits interests and other similar burdens payable out of the production of Hydrocarbons from the PAI Assets or the proceeds thereof which are not included in Operating Expenses and (ii) Asset Taxes and sales, use or similar Taxes imposed in connection therewith);

(h)    Decreased by an amount with respect to all Hydrocarbons (a) produced, saved from or attributable to the Properties and stored in tanks as of the Effective Time (to the extent that the proceeds from the sale of such Hydrocarbons are received by JVCo as of or after the Closing) and (b) the Line Fill, if any, as of the Effective Time, valued at a price of the Midpoint Price for Louisiana/Southeast Henry Hub as published by S&P Global Platts Gas Daily for the flow date of October 1, 2018, plus or minus any applicable adjustments for transportation, quality, location or other like adjustments to reflect the value of the Hydrocarbon at the time and point of transfer per mmbtu of natural gas and the NYMEX WTI Light Sweet Crude Oil Daily Settlement price for the prompt month (November) on October 1, 2018, plus or minus any applicable adjustments for transportation, quality, location or other like adjustments to reflect the value of the Hydrocarbon at the time and point of transfer per bbl of oil (in each case, less any (i) royalties, overriding royalties net profits interests and other similar burdens payable out of the production of Hydrocarbons from the PAI Assets or the proceeds thereof which are not included in Operating Expenses and (ii) Asset Taxes and sales, use or similar Taxes imposed in connection therewith);

(i)    Increased by the amount of all Operating Expenses (including JIB Expenses) attributable to the PAI Assets prior to the Effective Time which are due and payable by PAI to JVCo or any of its Affiliates;

(j)    Decreased by the amount of all prepaid expenses attributable to any Asset that are paid by, or on behalf of, PAI and that are attributable to the period of time after the Effective Time, including prepaid utility charges;

(k)    Decreased by the amount of all Taxes (other than Taxes measured by gross proceeds, income, profits or capital gains) prorated to JVCo in accordance with Section 7.6(a) but paid or payable by PAI;

(l)    Decreased by $5 million.

(m)    Increased in accordance with Section 4.1;

(n)    Increased in accordance with Section 4.2; and

(o)    Increased or decreased, as the case may be, by any other amount expressly provided for in this Agreement or mutually agreed to by the Parties in writing.

On the Closing Date, MEPU, on behalf of JVCo, shall pay PAI in immediately available funds by wire transfer to an account designated by PAI,  the Initial PAI Payment,  less an amount equal to PAI Cash Contribution, less an amount equal to the sum of: (A)  the PAI Adjustment Amount multiplied by 0.8, minus (B) the MEPU Adjustment Amount multiplied by 0.2 (the “Pre-Interest Proportionate Adjusted Cash Consideration”) plus Applicable Interest (the “Proportionate Adjusted Cash Consideration”).

Section 3.3    Effect of Adjustments.   The adjustments described in Section 3.1(a) and Section 3.2(a) shall serve to satisfy, up to the amount of the adjustment, JVCo’s entitlement under Section 2.3 to Hydrocarbon production from or attributable to the Assets between the Effective Time and the Closing and to other income, proceeds, receipts and credits earned with respect to the Assets between the Effective Time and the Closing, and JVCo shall not have any separate rights to receive any production or income, proceeds, receipts and credits with respect to which an adjustment has been made.  Similarly, the adjustments described in Section 3.1(f) and Section 3.2(f) shall serve to satisfy, up to the amount of the adjustment, JVCo’s obligation under Section 2.3 to pay Operating Expenses attributable to the ownership and operation of the Assets which are incurred between the Effective Time and the Closing, and JVCo shall not be separately obligated to pay for any Operating Expenses with respect to which an adjustment has been made.

Section 3.4    Allocation of Initial PAI Payment for Tax Purposes.   The Parties agree that the entire amount of the Initial PAI Payment, as adjusted, shall be allocated among each of the PAI Assets such that the portion of the Initial PAI Payment allocated to of each of the PAI Assets, in percentage terms,  is equal to the relative value, expressed in percentage terms, of each of the PAI Assets as reflected on Schedule 3.4 attached hereto (the “Allocation Schedule”).  Transferors agree not to take any position, and shall cause their Affiliates not to take any position, inconsistent with the allocations set forth in the Allocation Schedule without the consent of the other Party; provided that if on or prior to the tenth day following the Closing Date the auditing expert of MEPU objects to such Allocation Schedule as being inconsistent with the requirements of the Code or GAAP or as not reflecting a Casualty Loss, MEPU shall be permitted to replace such Allocation Schedule without the consent of PAI in order to correct such inconsistency or reflect such Casualty Loss.  Each Party shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation Schedule, and neither Party nor JVCo shall agree to any proposed adjustment to the allocation contained in the Allocation Schedule by any Governmental Authority without giving prior written notice to the other Party and allowing the other party the opportunity to reasonably assist with the defense of such allocation; provided, that nothing contained herein shall prevent either Party or JVCo from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the allocation, and neither Party shall be required to litigate any proposed deficiency or adjustment by any Governmental Authority challenging such allocation.

Section 3.5    Withholding.   Except with respect to any Tax imposed with respect to bulk sales, bulk transfer or similar Laws of any jurisdiction that may be applicable with respect to the contribution or transfer of any or all of the Assets to JVCo, each Party shall be entitled to deduct and withhold from the consideration otherwise payable to another Party pursuant to this Agreement such amounts as such Party is required to deduct and withhold under the Code or any other Law respecting Taxes, in each case, with respect to the making of such payment.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Party in respect of whom such deduction and withholding was made.

ARTICLE 4    CONSENTS; PREFERENTIAL RIGHTS; AND CASUALTY LOSSES

Section 4.1    Consents to Assignment and Preferential Rights to Purchase

(a)    Promptly after the Execution Date, but in no event later than ten (10)  days after the Execution Date, each Party shall prepare and send (i) notices (each a “Consent Request Notice”), to the holders of any Consents set forth on Schedule 5.13 or Schedule 6.13, as applicable, in compliance with the terms of such consents and requesting consents to the applicable Conveyance and, to the extent applicable, an express waiver of any provision that would require the assignment of the applicable Asset subject to such Consent to be delayed until after the Closing Date, and (ii) notices (each a “Preferential Right Notice”), to the holders of any Preferential Rights set forth on Schedule 5.13 or Schedule 6.13, as applicable, in compliance with the terms of such rights and requesting waivers of such rights.  With respect to each Consent (other than a Customary Post-Closing Consent) or Preferential Right that is not set forth on Schedule 5.13 or Schedule 6.13, as applicable, but is discovered by a Party prior to Closing, as soon as reasonably practicable after discovery of any such Preferential Right or Consent, such Party shall prepare and send (A) a Consent Request Notice to the holders of any such Consents in compliance with the terms of such consents and requesting consents to the applicable Conveyance and, to the extent applicable, an express waiver of any provision that would require the assignment of the applicable Asset subject to such Consent to be delayed until after the Closing Date, and (B) a Preferential Right Notice to the holders of any such Preferential Rights in compliance with the terms of such rights and requesting waivers of such rights.  Each Party shall provide the other Party with a copy of all notices sent to applicable Preferential Right and Consent holders.  Each Party shall use commercially reasonable efforts to cause such Consents and waivers of Preferential Rights (or the exercise thereof) required to be requested pursuant to this Section 4.1(a) to be obtained and delivered prior to Closing.  The Parties shall cooperate with each other in seeking to obtain such Consents and waivers of Preferential Rights, including providing reasonably requested financial and other information, and for the avoidance of doubt the Parties shall not and shall cause JVCo not to (I) take any action intended to frustrate the receipt of any Consent or waiver or (II) to cause any contract or agreement to become an Excluded Asset by refusing to take assignment thereof or refusing to grant any Consent or waiver.

(b)    Any Preferential Right must be exercised subject to all terms and conditions set forth in this Agreement.  The consideration payable under this Agreement for any particular

Asset for purposes of Preferential Right notices shall be the Agreed Allocated Value for such Asset.

(c)    (i) If any Preferential Right is exercised prior to Closing, or (ii) if prior to the Closing, the time period in which the holder of a Preferential Right has the right to exercise such Preferential Right has not yet expired and such holder has not waived such Preferential Right, then, in each case (A) the Assets subject to such Preferential Right shall be excluded from the Assets to be conveyed to JVCo  at Closing, (B) the MEPU Adjustment Amount or the PAI Adjustment Amount, as applicable, shall be adjusted upward by the Agreed Allocated Values of the Assets so excluded and (C) subject to Section 4.1(d), such Assets so excluded shall become Excluded Assets for all purposes hereunder.

(d)    With respect to any Preferential Right described in Section 4.1(c)(i) or Section 4.1(c)(ii) above (i) if for any reason (A) the purchase and sale of the Assets covered by such Preferential Right is not or cannot be consummated with the holder of such Preferential Right in accordance with the instrument under which such Preferential Right arises, or (B) the holder of the Preferential Right is unable to satisfy the conditions to closing contained therein, or (ii) the period in which to exercise such Preferential Right has expired without the exercise thereof, then, in each case, the applicable Party shall promptly notify the other Party and, if less than 180 days have elapsed since the Closing Date, then, within ten (10) Business Days after the other Party’s receipt of such notice, the Parties shall conduct an additional closing whereby the applicable Party shall sell, assign and convey to JVCo, and the Parties shall cause JVCo to purchase and accept from such Party, such previously Excluded Assets (1) for the amount by which the MEPU Adjustment Amount or the PAI Adjustment Amount, as applicable, was adjusted at the initial Closing with respect to such Excluded Assets (subject to any applicable adjustments contained in Section 3.1 or Section 3.2 with respect to such Excluded Assets and any applicable closing conditions), (2) pursuant to an instrument in substantially the same form as the Conveyances, except the “Closing Date” with respect to any such Excluded Asset shall mean the date of assignment of such Excluded Asset from such Party to JVCo, and (3) thereafter, such previously Excluded Assets shall become Assets for all purposes hereunder.

(e)    All Assets for which any applicable Preferential Right has been waived, or as to which the period to exercise the applicable Preferential Right has expired without the applicable Preferential Right having been validly exercised, in each case, prior to Closing, shall be transferred to JVCo at Closing pursuant to the provisions of this Agreement.  With respect to any Preferential Right, until the Assets subject to such Preferential Right are transferred to JVCo pursuant to the provisions of this Agreement, each Party shall control any dispute between it and a holder of a Preferential Right with respect to such Preferential Right.

(f)    If a Party fails to obtain a Consent prior to Closing and (i) the failure to obtain such Consent would cause (A) the assignment of the Assets affected thereby to JVCo  to be void or voidable, (B) the termination of (or the right to terminate) a Lease or other Asset under the express terms thereof, or (C) any material Liability to the transferee of such Asset, (ii) the Consent requested by such Party is denied in writing, or (iii) the Consent is required from a Governmental Authority (other than a Customary Post-Closing Consent), the Parties shall execute and deliver such instruments and take such other actions as the Parties may mutually agree to carry out the intent of this Agreement and the transfer of the benefits and burdens of such Assets to JVCo.  Such instruments and actions may include the execution of back-to-back agreements to effect the transfer to JVCo of the benefits and burdens of such Assets which the Party whose Assets are subject to such Consent is obligated to perform and/or is entitled to receive, as applicable (provided that entering into such back-to-back agreements is not impracticable or does not: (x) result in a breach of any obligations under any such Assets, (y) result in a violation of Law or (z) impose a burden on such Party or JVCo disproportionate to the benefit received by JVCo under such Asset).  In any such back-to-back agreement (whether in writing or otherwise), (i) such Party shall continue to be bound thereby and (ii) (A) such Party shall, without further consideration therefor, pay, assign and remit to JVCo promptly all monies, rights and other considerations received in respect of such Asset, (B) such Party shall continue to operate the Assets in compliance with Section 7.3, (C) such Party shall promptly exercise or exploit the beneficial rights and options of JVCo under such Asset at JVCo’s request and expense, (D) if and when any such Consent shall be obtained or such an Asset shall otherwise become assignable, such Party shall promptly assign, in a manner consistent with Section 2.2, its rights and obligations under such Asset to JVCo and the Parties shall cause JVCo, without the payment of any further consideration therefor, to assume such rights and obligations, and (E) the Parties shall cause JVCo to perform and discharge fully all of the obligations of such Party thereunder after the Effective Time and indemnify such Party for all Liabilities arising out of such performance by JVCo as if such obligations and Liabilities were Assumed Obligations hereunder; provided, however, JVCo shall not be required to indemnify such Party to the extent any such Liability arises from, or is attributable to (1) the gross negligence or willful misconduct of any MEPU Indemnified Party or PAI Indemnified Party, as applicable or (2) such Party’s breach of any provision of this Section 4.1(f).  To the extent that a Party is unable to assign an Asset with respect to which this Section 4.1(f) applies, the Parties shall use commercially reasonable efforts to continue to seek the Consent applicable to such Asset until the earlier of (I) the third anniversary of the Closing Date or (II) the date such Asset terminates in accordance with its terms or otherwise at the direction of the other Party.

(g)    Notwithstanding Section 4.1(f),  the Parties may mutually agree prior to Closing, for JVCo to receive an assignment of Assets affected by Consents (including all Assets subject to or otherwise affected by such Consent), and such Assets shall be assigned to JVCo at Closing, and the Parties shall cause JVCo to indemnify the Party whose Assets are subject to such Consent for all Liabilities arising out of such assignment as if such Liabilities were Assumed Obligations hereunder.

(h)    If a Party fails to obtain a Consent prior to Closing and (i) the failure to obtain such Consent would not cause (A) the assignment of the Asset (or portion thereof) affected thereby to JVCo to be void or voidable, (B) the termination of (or the right to terminate) a Lease or other Asset under the express terms thereof, or (C) any material Liability to the transferee of such Asset, (ii) such Consent requested by such Party is not denied in writing by the holder thereof, and (iii) such Consent is not required from a Governmental Authority (or is a Customary Post-Closing Consent) then, the Asset (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by such Party to JVCo at Closing as part of the Assets.

(i)    Prior to Closing, the Parties shall use their commercially reasonable efforts to obtain all Consents required to be requested pursuant to this Section 4.1 and waivers of all Preferential Rights; in addition, following the Closing, the Parties agree to use their commercially reasonable efforts to cooperate with each other to obtain any Consents and waivers of Preferential Rights that were not obtained prior to Closing.

Section 4.2    Casualty or Condemnation Loss

(a)    From the Execution Date until Closing, each Party shall provide written notice to the other Party of any (i) physical damage to a Well or any Equipment, and any Environmental Defect resulting therefrom or arising in connection therewith, that occurs and (A) is not the result of normal wear and tear, mechanical failure or gradual structural deterioration of materials, equipment, and infrastructure, or reservoir changes or depletion due to normal production (including (1) failures arising or occurring during drilling or completing operations, (2) junked or lost holes, or (3) sidetracking or deviating a well), and (B) is a result of acts of God, fire, explosion, pipeline or gathering line failure, earthquake, hurricane, tropical storm, tropical depression, storm, windstorm or blowout or (ii) any condemnation or other taking related to any Asset that occurs (each, a “Casualty Loss”) (provided that Casualty Loss shall not include any physical damage related to Decommissioning and NORM).  Such written notice shall be provided promptly upon a Party becoming aware of any Casualty Loss and shall include, to the extent known by such Party at such time, (I) a reasonably detailed description of the events leading to such Casualty Loss, (II) a description of the Equipment and/or Wells affected by such Casualty Loss and (III) such Party’s estimate of the costs to repair or replace the Equipment and/or Wells affected by such Casualty Loss.

(b)    From the Execution Date until Closing, should any Property suffer a Casualty Loss in an amount that exceeds Five Million Dollars $(5,000,000), net to the contributing or transferring Party’s interest in the applicable Property, then (subject to Section 8.1,  Section 8.2 and Section 10.1)  (the “Casualty Loss Threshold”) the other Party shall nevertheless be required to proceed to Closing and such Party may elect by written notice to the contributing or transferring Party prior to Closing to either (A) require such contributing or transferring Party, at such contributing or transferring Party’s sole cost, expense and Liability (to the extent the other Party does not otherwise own an interest in such Property), to repair or restore (or cause to be repaired or restored, including debris and wreck removal to the extent required by applicable Law) any such Property affected by such Casualty Loss to a quality and condition comparable to that existing with respect to such Property immediately before such Casualty Loss, as promptly as reasonably practicable (which work may extend after the Closing Date, so long as such contributing or transferring Party is diligently pursuing such repairs or restoration activities but not longer than one hundred eighty (180) days after the Closing Date unless mutually acceptable to the Parties) or (B) adjust the MEPU Adjustment Amount or the PAI Adjustment Amount, as applicable, by an amount that would be necessary to repair or restore (or cause to be repaired or restored, including debris and wreck removal to the extent required by applicable Law) any such Property affected by such Casualty Loss to a quality and condition comparable to that existing with respect to such Property immediately before such Casualty Loss. From the Execution Date until Closing, should any Property suffer a Casualty Loss in an amount less than the Casualty Loss Threshold, upon Closing, JVCo shall be entitled to all rights of the contributing or transferring Party to any insurance proceeds under insurance policies issued by Third Parties, to condemnation awards and to other claims against Third Parties with respect to the Casualty Loss; provided, however, that such contributing or transferring Party shall reserve and retain all rights, title, interests and claims against Third Parties for the recovery of such contributing or transferring Party’s costs and expenses (if any) incurred prior to Closing in pursuing or asserting any such insurance claims or other rights against Third Parties with respect to such Casualty Loss.

(c)    The Parties shall attempt to agree on the amount of the costs and expenses associated with Casualty Losses prior to Closing.  Subject, and without prejudice, to Section 8.1(f) and Section 8.2(f), if  the Parties are unable to reach an agreement by Closing, then a numerical average of each Party’s good faith estimate thereof shall be used for purposes of the Closing, and either Party may initiate binding arbitration in accordance with Section 12.10(c) within the 10-day period following the Closing Date to resolve the amount of the costs and expenses associated with Casualty Losses.

ARTICLE 5    REPRESENTATIONS AND WARRANTIES OF MEPU

Section 5.1    Disclaimers

(a)    Except as and to the extent expressly set forth in this Article 5 or in the certificate of MEPU to be delivered pursuant to Section 9.2(l) or in the MEPU Conveyance, PAI acknowledges and agrees that (i) MEPU makes no representations or warranties, express or implied, and (ii) MEPU expressly disclaims all Liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to PAI or any of its Representatives (including any opinion, information, projection or advice that may have been provided to PAI by any officer, director, employee, agent, consultant, Representative or advisor of MEPU or any of its Affiliates), and PAI irrevocably waives (on behalf of itself, its Affiliates and their successors and assigns) any and all Liabilities it or they may have against MEPU or its Affiliates associated with the same.

(b)    EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN THIS Article 5 OR IN THE CERTIFICATE OF MEPU TO BE DELIVERED AT CLOSING PURSUANT TO Section 9.2(l) OR IN THE MEPU CONVEYANCE, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PAI ACKNOWLEDGES AND AGREES THAT MEPU EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE MEPU ASSETS, INCLUDING AS TO (I) TITLE TO ANY OF THE MEPU ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE MEPU ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE MEPU ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE MEPU ASSETS OR FUTURE REVENUES GENERATED BY THE MEPU ASSETS, (V) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE MEPU ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE MEPU ASSETS, OR (VII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PAI OR ITS AFFILIATES, OR ITS OR THEIR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR

WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT PAI HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PAI DEEMS APPROPRIATE.  EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN THIS Article 5 OR IN THE CERTIFICATE OF MEPU TO BE DELIVERED AT CLOSING PURSUANT TO Section 9.2(l) OR IN THE MEPU CONVEYANCE OR AS OTHERWISE SET FORTH IN Article 11, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PAI ACKNOWLEDGES AND AGREES THAT THE MEPU ASSETS ARE BEING ASSIGNED AND CONVEYED TO JVCO “AS-IS, WHERE-IS,” WITH ALL FAULTS AND DEFECTS IN THEIR PRESENT CONDITION AND STATE OF REPAIR, WITHOUT RECOURSE.

(c)    PAI EXPRESSLY WAIVES THE WARRANTY OF FITNESS FOR INTENDED PURPOSES OR GUARANTEE AGAINST HIDDEN OR LATENT REDHIBITORY VICES UNDER LOUISIANA LAW, INCLUDING LOUISIANA CIVIL CODE ARTICLES 2520 THROUGH 2548, AND THE WARRANTY IMPOSED BY LOUISIANA CIVIL CODE ARTICLE 2475; WAIVES ALL RIGHTS IN REDHIBITION PURSUANT TO LOUISIANA CIVIL CODE ARTICLES 2520, ET SEQ.; OR FOR RESTITUTION OR OTHER DIMINUTION OF THE CONSIDERATION; ACKNOWLEDGES THAT THIS EXPRESS WAIVER SHALL BE CONSIDERED A MATERIAL AND INTEGRAL PART OF THIS TRANSFER AND THE CONSIDERATION THEREOF; AND ACKNOWLEDGES THAT THIS WAIVER HAS BEEN BROUGHT TO THE ATTENTION OF PAI AND EXPLAINED IN DETAIL AND THAT PAI HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER.

(d)    IT IS THE INTENTION OF THE PARTIES THAT PAI’S RIGHTS AND REMEDIES WITH RESPECT TO THIS TRANSACTION AND WITH RESPECT TO ALL ACTS OR PRACTICES OF MEPU, PAST, PRESENT OR FUTURE, IN CONNECTION WITH THIS TRANSACTION SHALL BE GOVERNED BY LEGAL PRINCIPLES OTHER THAN THE TEXAS DECEPTIVE TRADE PRACTICES--CONSUMER PROTECTION ACT, TEX. BUS. & COM. CODE ANN. § 17.41 ET SEQ. (THE “DTPA”) OR THE LOUISIANA UNFAIR TRADE PRACTICES AND CONSUMER PROTECTION LAW, LA. R.S. 51:1402, ET SEQ. (THE “UTPCPL”).  AS SUCH, PAI HEREBY WAIVES THE APPLICABILITY OF THE DTPA AND THE UTPCPL TO THIS TRANSACTION AND ANY AND ALL DUTIES, RIGHTS OR REMEDIES THAT MIGHT BE IMPOSED BY THE DTPA AND/OR THE UTPCPL, WHETHER SUCH DUTIES, RIGHTS AND REMEDIES ARE APPLIED DIRECTLY BY THE DTPA OR THE UTPCPL ITSELF OR INDIRECTLY IN CONNECTION WITH OTHER STATUTES; PROVIDED, HOWEVER, PAI DOES NOT WAIVE § 17.555 OF THE DTPA.  PAI ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IT IS ACQUIRING THE INTEREST IN JVCO FOR COMMERCIAL OR BUSINESS USE; THAT IT HAS ASSETS OF $5 MILLION OR MORE ACCORDING TO ITS MOST RECENT FINANCIAL STATEMENT PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES; THAT IT HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF A TRANSACTION SUCH AS THIS; AND THAT IT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH MEPU.

(e)    The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the contribution or transfer of any or all of the Assets to JVCo.

(f)    Any representation “to the knowledge of MEPU” or “to MEPU’s knowledge” is limited to matters within the actual knowledge (with duty of Due Inquiry) of the Persons listed on Schedule 5.1(f).

(g)    Subject to the foregoing provisions of this Section 5.1, and the other terms and conditions of this Agreement, MEPU represents and warrants to PAI the matters set out in Section 5.2 through Section 5.32.

Section 5.2    Existence and Qualification

(a)    Organization. MEPU is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which it is required to qualify in order to conduct its business, except where the failure to be so qualified would not, individually or in the aggregate, have a MEPU Material Adverse Effect.  MEPU is qualified  under Law to own the Assets owned by MEPU, and in particular, MEPU is qualified pursuant to the rules and regulations of BOEM and BSEE to own federal oil and gas leases in the Outer Continental Shelf, Gulf of Mexico, and is in good standing with, authorized by and qualified with all Governmental Authorities with jurisdiction or cognizance over operations on the Outer Continental Shelf, Gulf of Mexico, to the extent MEPU is required by such authorities to so qualify and maintain good standing, except where failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a MEPU Material Adverse Effect.

(b)    Power.   MEPU has the corporate power to enter into and perform this Agreement (and all documents required to be executed and delivered by MEPU at Closing) and to consummate the transactions contemplated by this Agreement (and such documents).

(c)    Authorizations and Enforceability.   The execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by MEPU at Closing) and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of MEPU.  This Agreement has been duly executed and delivered by MEPU (and all documents required to be executed and delivered by MEPU at Closing shall be duly executed and delivered by MEPU) and this Agreement constitutes, and at the Closing such documents shall constitute, the valid and binding obligations of MEPU, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(d)    No Conflicts.   Except as disclosed on Schedule 5.2(d)  the execution, delivery and performance of this Agreement by MEPU, and the consummation of the transactions contemplated by this Agreement shall not (i) violate any provision of the certificate of incorporation or bylaws of any MEPU, (ii) result in any material default (with due notice or lapse of time or both) or the creation of any Encumbrance (other than a Permitted Encumbrance) or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, license or agreement to which MEPU is a party or by which it or any of the MEPU Assets is bound, (iii) violate any judgment, order, ruling, or decree applicable to MEPU as a party in interest or the MEPU Assets, or (iv) violate any Laws applicable to MEPU or any of the MEPU Assets.

Section 5.3    Liability for Brokers’ Fees.  PAI (and each of its Affiliates) shall not directly or indirectly have any responsibility, Liability or expense, as a result of undertakings or agreements of MEPU or any of its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transactions contemplated hereby.

Section 5.4    Litigation.   Except as disclosed on Schedule 5.4, there are no litigation or arbitral proceedings (a) pending or, to MEPU’s knowledge, threatened against MEPU or its Affiliates relating to MEPU’s ownership or MEPU’s operation of the MEPU Assets, (b) (i) pending or, to MEPU’s knowledge, threatened against the MEPU Assets operated by MEPU or any of its Affiliates or (ii) to MEPU’s knowledge, pending or threatened against the MEPU Assets operated by any Third Party, or (c) pending or, to MEPU’s knowledge, threatened in writing against MEPU that would prevent the consummation of the transactions contemplated by this Agreement. Except as disclosed on Schedule 5.4,  MEPU has not received any notice of any Liability for breach of contract, tort, or violation of Law with respect to MEPU’s ownership or operation of any Property.

Section 5.5    Taxes and Assessments

(a)     Except as set forth on Schedule 5.5: (i) MEPU has timely filed or caused to be timely filed all material Tax Returns required to be filed under applicable Law with respect to MEPU’s acquisition, ownership or operation of the MEPU Assets that are due on or prior to the Closing Date, and all such Tax Returns are correct and complete in all material respects; (ii) MEPU has timely paid or caused to be timely paid all material Taxes relating or applicable to MEPU’s acquisition, ownership or operation of the MEPU Assets (including ad valorem, property, production, severance and similar Taxes and assessments based on or measured by the ownership of property or the production of Hydrocarbons or the receipt of proceeds therefrom with respect to the MEPU Assets) that are or have become due (whether or not shown on any Tax Return), and MEPU is not delinquent in the payment of any such Taxes, (iii) there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any material Tax of MEPU relating to MEPU’s acquisition, ownership or operation of the MEPU Assets; and (iv) there are no administrative or judicial proceedings pending against the MEPU Assets or against MEPU relating to any material Liability for Taxes of MEPU with respect to the MEPU Assets by any Governmental Authority.

(b)    Medusa Spar is treated as a partnership for U.S. federal income tax purposes; Medusa Spar has timely filed or caused to be timely filed all material Tax Returns required to be filed by Medusa Spar under applicable Law that are due on or prior to the Closing Date, and all such Tax Returns are correct and complete in all material respects; Medusa Spar has timely paid or caused to be timely paid all material Taxes required to be paid by Medusa Spar;

there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any material Tax of Medusa Spar, and Medusa Spar is not delinquent in the payment of any such Taxes; there are no administrative or judicial proceedings pending against Medusa Spar; and Medusa Spar has a Code Section 754 election in effect.

(c)    There are no Encumbrances on any of the MEPU Assets, assets of Medusa Spar or the Medusa Spar Units for Taxes (other than Permitted Encumbrances).

(d)    Except as set forth on Schedule 5.5, no MEPU Asset is subject to any Tax partnership agreement or provisions requiring a partnership income Tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

Section 5.6    Title.    MEPU has, and as of the Effective Time had, Defensible Title to the Properties that are MEPU Assets.

Section 5.7    Environmental.  Except as set forth on Schedule 5.7:

(a)    With respect to the ownership and operation of the Properties, MEPU has not entered into, and is not subject to, any agreements, consents, orders, decrees, judgments, license or permit conditions or other directives of any Governmental Authority based on any Environmental Laws that are reasonably expected to (i) have an adverse effect in any material respect on current or future exploration or production activities at or in connection with any of the MEPU Assets, or (ii) require any material Remediation or corrective action or impose material obligation concerning any of the MEPU Assets;

(b)    MEPU has not received written notice from any Person of any release or disposal of Hazardous Substances or Hydrocarbons, or any event, condition, circumstance, activity, practice or incident, in each case, concerning any land, facility, asset or Property included in the MEPU Assets (including any alleged violation of Law or Permit) that would be reasonably likely to: (i) interfere with or prevent compliance by MEPU or the MEPU Assets with any Environmental Law or the terms of any Permit issued pursuant thereto; or (ii) give rise to or result in any common Law or other Liability under applicable Environmental Laws (including any Permits issued pursuant to such Environmental Laws) of MEPU to any Person with respect to the MEPU Assets;

(c)    MEPU has made available to PAI true and complete copies of all (i) non-privileged, material reports and studies prepared at the request of MEPU or its Affiliates by Third Parties to the extent (A) in MEPU’s or its Affiliates’ possession and control and (B) MEPU or its applicable Affiliate is permitted to disclose such report or study (following MEPU’s use of commercially reasonable efforts to obtain such permission), and (ii) material written notices received by MEPU or its Affiliates from Governmental Authorities (including any requests for information under applicable Environmental Laws), in each case of either clause (i) or (ii) hereof, specifically addressing environmental conditions or compliance with Environmental Laws related to the ownership, operation or use of the MEPU Assets; and

(d)    Except for Decommissioning which is addressed in Section 5.15, to MEPU’s knowledge, there are no material liabilities under or uncured violations of any applicable

Environmental Laws (including any Permits issued pursuant to such Environmental Laws) with respect to the MEPU Assets and no material obligations to Remediate conditions upon the MEPU Assets under applicable Environmental Law (and no such obligation would arise as a result of notice or lapse of time or both).

Section 5.8    Outstanding Capital Commitments.   Except as disclosed on Schedule 5.8, as of the Execution Date, there are no outstanding authorization for expenditures (“AFEs”) or other commitments to make capital expenditures which are binding on the MEPU Assets and which MEPU reasonably anticipates will individually require expenditures after the Effective Time in excess of Two Million Dollars $(2,000,000).

Section 5.9    Compliance with Laws.   Except with respect to Environmental Laws and Anticorruption Laws and except as disclosed on Schedule 5.9, (a) MEPU and each of its Affiliates have materially complied with all applicable Laws related to the ownership of the MEPU Assets and (b) the MEPU Assets have been operated, developed, maintained, and used, including the production of all Hydrocarbons attributable thereto, in material compliance with all applicable Laws, provided that subsection (b) shall be qualified by MEPU’s knowledge with respect to (i) any MEPU Assets for which MEPU or any of its Affiliates does not serve as the operator thereof, and (ii) the period prior to MEPU’s acquisition of such Assets.

Section 5.10    Contracts

(a)    Schedule 5.10(a) sets forth all Contracts of the type described below with respect to the MEPU Assets,  other than Leases (collectively, the “MEPU Material Contracts”):

(i)    other than any Contract that is a Hydrocarbon purchase and sale, transportation, gathering, treating, processing, dedication or similar Contract, any Contract that can reasonably be expected to result in aggregate payments by MEPU or any Affiliate of MEPU of more than Two Million Dollars $(2,000,000)  during the current or any subsequent calendar year or Ten Million Dollars $(10,000,000)  in the aggregate over the term of such Contract;

(ii)    other than any Contract that is a Hydrocarbon purchase and sale, transportation, gathering, treating, processing, dedication or similar Contract, any Contract that can reasonably be expected to result in aggregate revenues to MEPU or any Affiliate of MEPU of more than Two Million Dollars $(2,000,000) during the current or any subsequent calendar year or Ten Million Dollars $(10,000,000) in the aggregate over the term of such Contract;

(iii)    any Contract that is a Hydrocarbon purchase and sale, transportation, gathering, treating, processing, dedication or similar Contract not terminable upon sixty (60) days or less notice;

(iv)    any Contract that is an indenture, mortgage, loan, credit or sale-leaseback, guarantee of any obligation, bonds, letters of credit or similar financial Contract;

(v)    any Contract that constitutes a lease under which MEPU or any Affiliate of MEPU is the lessor or the lessee of any real or personal property (including Equipment and Real Property, but not including any of the other Properties) which lease (A) cannot be terminated by MEPU without penalty upon sixty (60) days or less notice and (B) involves an annual base rental of more than Two Hundred Fifty Thousand Dollars $(250,000);

(vi)    other than joint operating agreements, any Contract that constitutes a non-competition agreement or any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, MEPU or any Affiliate of MEPU conducts business, including area of mutual interest Contracts;

(vii)    any Contract that contains calls upon or options to purchase production;

(viii)    any Contract that constitutes swap, forward, future or derivative transaction or option or other similar hedge Contracts;

(ix)    any Contract that provides for a power of attorney with respect to the  MEPU Assets that will not be terminated prior to the Closing Date;

(x)    any Contract that constitutes a development agreement, participation agreement, farmout agreement, partnership agreement, joint venture agreement or similar Contract (other than Tax partnership agreements);

(xi)    any Contracts for the use or sharing of drilling rigs or for the use of Equipment;

(xii)    any Contract (executory or otherwise) to sell, lease, farmout, or otherwise dispose of or encumber any interest in any of the MEPU Assets after the Execution Date, other than conventional rights of reassignment arising in connection with MEPU’s surrender or release of any of the MEPU Assets, to the extent such rights are not currently applicable;

(xiii)    any Contract that constitutes a joint or unit operating agreement;

(xiv)    any Contract for which the primary purpose is to provide for the indemnification of another Person;

(xv)    any Contract (other than the Properties) that would obligate JVCo to drill additional wells or conduct other material development operations after the Closing;

(xvi)    subject to Section 7.15(b), to the extent disclosable to PAI, any Contract that is related to Seismic Data described in clause (A) of the definition thereof;

(xvii)    any Contract with any Affiliate of MEPU;

(xviii)    any purchase and sale agreements pursuant to which MEPU or its Affiliates acquired (directly or indirectly) the MEPU Assets that contain indemnity obligations that will be binding on JVCo following Closing; and

(xix)    any Contract that constitutes an amendment, supplement, or modification in respect of any of the foregoing.

(b)    With respect to the MEPU Material Contracts:

(i)    each of the MEPU Material Contracts is in full force and effect;

(ii)    there exists no material default under any MEPU Material Contract by MEPU or, to MEPU’s knowledge, by any other Person that is a party to such MEPU Material Contract or Leases;

(iii)    no event has occurred that upon receipt of notice or lapse of time or both would constitute any material default under any such Contract by MEPU or, to MEPU’s knowledge, any other Person who is a party to such MEPU Material Contract or Leases;

(iv)    to the extent material, MEPU has not given nor received any unresolved written notice of default, amendment, waiver, price redetermination, market out, curtailment or termination with respect to any MEPU Material Contract or Lease; and

(v)    prior to the execution of this Agreement, MEPU has made available to PAI true and complete copies of each MEPU Material Contract and all amendments thereto.

Section 5.11    Payments for Production.   Except as set forth on Schedule 5.11, all proceeds from the sale of Hydrocarbons attributable to MEPU’s interest in the Properties are currently being paid in full to MEPU (after Tax withholdings or similar deductions required by the terms of the Contracts or applicable Law).  Except as set forth in the MEPU Material Contracts, MEPU is not obligated by virtue of a take or pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements established in the Leases or reflected on Exhibit A-1), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to MEPU’s interest in the Properties at some future time without receiving payment therefor at or after the time of delivery.

Section 5.12    Imbalances.   Except as set forth in Schedule 5.12, there are no Imbalances associated with the MEPU Assets as of the Effective Time.

Section 5.13    Consents and Preferential Purchase Rights.   Except as set forth on Schedule 5.13, no Consents or Preferential Rights are applicable to the transfer of the MEPU Assets from MEPU to JVCo or any of the other transactions contemplated by this Agreement, except for compliance with the HSR Act and Customary Post-Closing Consents.

Section 5.14    Permits.    The Permits constitute all material permits, licenses, registrations, orders, approvals, variances, waivers and other authorizations required to be obtained from any

Governmental Authority for conducting its business with respect to the MEPU Assets as presently conducted, including all Permits required to be obtained pursuant to Environmental Laws.  Each of the Permits is in full force and effect, there exists no material uncured violations of any Permit by MEPU or, to MEPU’s knowledge, by any other Person, and no event has occurred that upon receipt of notice or lapse of time or both would constitute a material default under any such Permit by MEPU or, to MEPU’s knowledge, any other Person.  Neither MEPU nor any Affiliate of MEPU has received any written notice from any Governmental Authority of any violation of any Permit in connection with the ownership and/or operation of the MEPU Assets that remains uncured, and there are no proceedings pending or, to MEPU’s knowledge, threatened that might result in any material modification, revocation, termination or suspension of any Permit or which would require any material corrective or remedial action by MEPU or any Affiliate of MEPU.

Section 5.15    Wells; Decommissioning Activities.   Except as set forth on Schedule 5.15,  MEPU represents as follows with respect to the MEPU Assets for which MEPU acts as operator:

(a)    There are no Wells (A) in respect of which MEPU has received an order from any Governmental Authority requiring that such Wells be plugged and abandoned within eighteen (18) months after the Execution Date, other than any such Decommissioning activities that have been completed in all material respects in accordance with applicable Law; or (B) that are neither in use for purposes of production or injection, nor suspended or temporarily abandoned in accordance with applicable Law, that, in each case, have not been plugged and abandoned and otherwise Decommissioned in all material respects in accordance with applicable Law;

(b)    MEPU has not received an order from any Governmental Authority requiring that any Decommissioning activities take place with respect to the Properties within eighteen (18) months after the Execution Date, other than any such Decommissioning activities that have been completed in all material respects in accordance with applicable Law;

(c)    To MEPU’s knowledge, all Decommissioning activities conducted with respect to the MEPU Assets have been performed in all material respects in accordance with all applicable Leases, the MEPU Material Contracts and all applicable Laws;

(d)    There is no Equipment in respect of which MEPU has received an order from any Governmental Authority requiring that such Equipment be Decommissioned within eighteen (18) months after the Execution Date, other than any such Decommissioning activities that have been completed in all material respects in accordance with applicable Law;

(e)    No Well is subject to penalties on allowables after the Effective Time because of overproduction; and

(f)    There are no Wells that were drilled and completed by MEPU, or to MEPU’s knowledge by any Third Party, outside the limits permitted by all applicable Laws, Permits, Contracts and Leases.

Section 5.16    Equipment. (i) The Wells and Equipment have been maintained in operable repair, working order and operating condition and are suitable for the purposes for which such Wells or Equipment were constructed or obtained or are currently being used, in each case, in all material respects, and (ii) MEPU has all material easements, rights of way, licenses and authorization from Governmental Authorities necessary to access, construct, operate, maintain and repair the Wells and Equipment in the ordinary course of business as currently conducted by MEPU and in material compliance with all applicable Laws, provided that this Section 5.16 shall be qualified by MEPU’s knowledge with respect to any MEPU Assets for which MEPU or any of its Affiliates does not serve as the operator.

Section 5.17    Condemnation and Eminent Domain.   As of the Execution Date, no action for condemnation or taking under right of eminent domain is, to MEPU’s knowledge, pending or threatened with respect to any MEPU Asset or portion thereof.

Section 5.18    Bankruptcy.   There are no bankruptcy, reorganization or receivership proceedings pending or, to MEPU’s knowledge, threatened against MEPU or any of its Affiliates.

Section 5.19    Foreign Person.   MEPU is not a “foreign person” within the meaning of Section 1445 of the Code, nor an entity disregarded as separate from any other Person within the meaning of Treasury Regulation Section 301.7701-3(a).

Section 5.20    Payout Status.   To MEPU’s knowledge, Schedule 5.20 contains a list of the status of any “payout” balance, as of the date set forth on such Schedule, for those Wells related to the MEPU Assets subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

Section 5.21    Operation of the MEPU Assets.   Beginning on the date on which MEPU acquired ownership of the relevant MEPU Assets, the MEPU Assets have been operated in material accordance with good oilfield practices as such are generally practiced with respect to oil and gas assets similar to the MEPU Assets, provided that the foregoing shall be qualified by MEPU’s knowledge with respect to any MEPU Assets for which MEPU or any of its Affiliates does not serve as the operator thereof.

Section 5.22    Royalties.   Except for the MEPU Suspense Funds, MEPU has paid in all material respects all royalties, overriding royalties and other burdens on production due by MEPU with respect to the MEPU Assets from January 1, 2018 through the month ended two (2) months prior to the month in which the Closing Date occurs for oil and the month ended three (3) months prior to the month in which the Closing Date occurs for gas and NGLs.  MEPU has or shall timely file any Form-2014s with respect to royalties due on or through the month in which the Closing Date occurs and shall pay any royalties due and owing on such periods, subject to the adjustment to the MEPU Adjustment Amount for any royalties pursuant to Section 3.1.

Section 5.23    Suspense Funds.  Schedule 5.23 lists all proceeds of production and associated penalties and interest in respect of any of the MEPU Assets that are payable to Third Parties and are being held in suspense by MEPU as of the Execution Date (the “MEPU Suspense Funds”), a description of the source of such MEPU Suspense Funds and the reason they are being held in suspense, and, if known, the name or names of the Third Parties claiming such MEPU Suspense Funds or to whom such MEPU Suspense Funds may be owed.

Section 5.24    Bonds and Credit Support.  Schedule 5.24 lists all bonds, letters of credit and other similar credit support instruments maintained by MEPU or any Affiliate of MEPU with any Governmental Authority or other Third Party with respect to the MEPU Assets.

Section 5.25    Non-Consent Operations.   Except as set forth on Schedule 5.25,  MEPU has neither elected nor been deemed to have elected to “non-consent,” nor failed to participate in, the drilling or reworking of a well, any seismic program or any other operation which would cause MEPU or JVCo to suffer a penalty or lose or forfeit any interests in the MEPU under any applicable operating agreement.

Section 5.26    Assets Complete. The MEPU Assets and the Medusa Spar Units constitute all of MEPU’s interests in production properties in the Gulf of Mexico, excluding the Excluded Assets.

Section 5.27    Intellectual Property.   MEPU does not own any registered Intellectual Property which would constitute Assets.  Except as set forth on Schedule 5.27, (i) MEPU owns and possesses all right, title and interest in and to, or has a valid right to use, all Intellectual Property, (ii) none of MEPU or any of its Affiliates is infringing, misappropriating, diluting, or otherwise violating any intellectual property rights of any other Person in connection with their ownership and operation of the MEPU Assets, (iii) no actions, suits, litigation, claims, causes of action, demands, or other proceedings are pending or have been threatened during the past three (3) years, alleging any such infringement, misappropriation, dilution or other violation, currently or in the past, by MEPU or any of its Affiliates, (iv) no Person is infringing, misappropriating, diluting, or otherwise violating any Intellectual Property and (v) MEPU and each of its Affiliates have taken reasonable efforts to maintain and protect all material Intellectual Property.

Section 5.28    Ownership of Units. Except as set forth in Schedule 5.28, the Medusa Spar Units are owned of record and beneficially by MEPU free and clear of all Encumbrances, except for those created by applicable securities Laws or contained in the Medusa Spar Company Agreement. The consummation of the Units Contribution will convey to JVCo good and valid title to the Medusa Spar Units, free and clear of all Encumbrances, except for those created by JVCo (if any), created by applicable securities Laws or contained in the Medusa Spar Company Agreement, and upon such assignment and transfer to JVCo, and JVCo’s execution of the Amended and Restated Medusa Spar LLC Agreement, JVCo will be the sole, lawful owner, beneficially and of record, of all of the Medusa Spar Units, free and clear of all Encumbrances, except for those created by JVCo, created by applicable securities Laws or contained in the Medusa Spar Company Agreement. MEPU is not in default under any, or in material breach of any of the terms of, the Organizational Documents of Medusa Spar, and no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, has occurred that would become a default or event of default by MEPU under the Organizational Documents of Medusa Spar.

Section 5.29    No Business Conduct.  JVCo was formed on July 16, 2018 solely for the purposes of the transactions contemplated hereby.  From its inception through the Execution Date, JVCo has not engaged in any activity, other than such actions in connection with (i) its organization and (ii) the preparation, negotiation, and execution of this Agreement and the transactions contemplated hereby. JVCo has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing.

Section 5.30    Ownership of JVCo.  MEPU is the record and beneficial owner of JVCo, free and clear of all Encumbrances, except for those created by applicable securities Laws or contained in the current limited liability company agreement of JVCo.

Section 5.31    Anticorruption.

(a)    Neither MEPU nor any of its Controlled Representatives has made, offered, promised, or authorized nor will make, offer, promise or authorize the giving of any payment, gift, promise, entertainment or other advantage, whether directly or indirectly, to or for the direct or indirect use or benefit of any authority, public official or civil servant, any political party, political party official, or candidate for office, or any other public or private individual or entity, where such offer, promise, payment, gift or entertainment would violate any Anticorruption Laws.

(b)    Each of MEPU and its Controlled Representatives has complied and will comply with the Anticorruption Laws.

(c)    Neither MEPU nor any of its Controlled Representatives (i) has paid nor will pay, whether directly or indirectly through any Person or entity, any improper fees, commissions or rebates to the other Party or to any of such other Party’s Controlled Representatives, and (ii) has offered, promised, authorized or provided, nor will offer, promise, authorize or provide to the other Party or to any of such other Party’s Controlled Representatives any gifts or entertainment of significant cost or value in order to improperly influence or induce any actions or inactions in connection with this Agreement.

(d)    MEPU has adequate policies and procedures in place in relation to business ethics and conduct and Anticorruption Laws.

(e)    MEPU is in compliance and will comply with any applicable Laws regarding trade sanctions.

(f)    Neither MEPU nor any of its Controlled Representatives (i) has used or will use property, rights and values arising, directly or indirectly, from illicit activities nor (ii) has hidden or concealed the nature, source, location, disposition, movement or ownership of such property, rights and values. In addition, MEPU has complied and will comply with any applicable Laws relating to money-laundering.

Section 5.32    Seismic Data.  MEPU does not own any proprietary Seismic Data related to the Assets.

ARTICLE 6    REPRESENTATIONS AND WARRANTIES OF PAI

Section 6.1    Disclaimers

(a)    Except as and to the extent expressly set forth in this Article 6 or in the certificate of PAI to be delivered pursuant to Section 9.3(h) or in the PAI Conveyance, MEPU acknowledges and agrees that (i) PAI makes no representations or warranties, express or implied, and (ii) PAI expressly disclaims all Liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to PAI or any of its Representatives (including any opinion, information, projection or advice that may have been provided to PAI by any officer, director, employee, agent, consultant, Representative or advisor of PAI or any of its Affiliates), and PAI irrevocably waives (on behalf of itself, its Affiliates and their successors and assigns) any and all Liabilities it or they may have against PAI or its Affiliates associated with the same.

(b)    EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN THIS Article 6 OR IN THE CERTIFICATE OF PAI TO BE DELIVERED AT CLOSING PURSUANT TO Section 9.3(h) OR IN THE PAI CONVEYANCE, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MEPU ACKNOWLEDGES AND AGREES THAT PAI EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PAI ASSETS, INCLUDING AS TO (I) TITLE TO ANY OF THE PAI ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE PAI ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE PAI ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE PAI ASSETS OR FUTURE REVENUES GENERATED BY THE PAI ASSETS, (V) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE PAI ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE PAI ASSETS, OR (VII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO MEPU OR ITS AFFILIATES, OR ITS OR THEIR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT MEPU HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS MEPU DEEMS APPROPRIATE.  EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN THIS Article 6 OR IN THE CERTIFICATE OF PAI TO BE DELIVERED AT CLOSING PURSUANT TO Section 9.3(h) OR IN THE PAI CONVEYANCE OR AS OTHERWISE SET FORTH IN Article 11, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MEPU ACKNOWLEDGES AND AGREES THAT THE PAI ASSETS ARE BEING ASSIGNED AND CONVEYED TO JVCO “AS-IS, WHERE-IS,” WITH ALL FAULTS AND DEFECTS IN THEIR PRESENT CONDITION AND STATE OF REPAIR, WITHOUT RECOURSE.

(c)    MEPU EXPRESSLY WAIVES THE WARRANTY OF FITNESS FOR INTENDED PURPOSES OR GUARANTEE AGAINST HIDDEN OR LATENT REDHIBITORY VICES UNDER LOUISIANA LAW, INCLUDING LOUISIANA CIVIL CODE ARTICLES 2520 THROUGH 2548, AND THE WARRANTY IMPOSED BY LOUISIANA

CIVIL CODE ARTICLE 2475; WAIVES ALL RIGHTS IN REDHIBITION PURSUANT TO LOUISIANA CIVIL CODE ARTICLES 2520, ET SEQ.; OR FOR RESTITUTION OR OTHER DIMINUTION OF THE CONSIDERATION; ACKNOWLEDGES THAT THIS EXPRESS WAIVER SHALL BE CONSIDERED A MATERIAL AND INTEGRAL PART OF THIS TRANSFER AND THE CONSIDERATION THEREOF; AND ACKNOWLEDGES THAT THIS WAIVER HAS BEEN BROUGHT TO THE ATTENTION OF MEPU AND EXPLAINED IN DETAIL AND THAT MEPU HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER.

(d)    IT IS THE INTENTION OF THE PARTIES THAT MEPU’S RIGHTS AND REMEDIES WITH RESPECT TO THIS TRANSACTION AND WITH RESPECT TO ALL ACTS OR PRACTICES OF PAI, PAST, PRESENT OR FUTURE, IN CONNECTION WITH THIS TRANSACTION SHALL BE GOVERNED BY LEGAL PRINCIPLES OTHER THAN THE DTPA OR UTPCPL.  AS SUCH, MEPU HEREBY WAIVES THE APPLICABILITY OF THE DTPA AND THE UTPCPL TO THIS TRANSACTION AND ANY AND ALL DUTIES, RIGHTS OR REMEDIES THAT MIGHT BE IMPOSED BY THE DTPA AND/OR THE UTPCPL, WHETHER SUCH DUTIES, RIGHTS AND REMEDIES ARE APPLIED DIRECTLY BY THE DTPA OR THE UTPCPL ITSELF OR INDIRECTLY IN CONNECTION WITH OTHER STATUTES; PROVIDED, HOWEVER, MEPU DOES NOT WAIVE § 17.555 OF THE DTPA.  MEPU ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IT IS ACQUIRING THE INTEREST IN JVCO FOR COMMERCIAL OR BUSINESS USE; THAT IT HAS ASSETS OF $5 MILLION OR MORE ACCORDING TO ITS MOST RECENT FINANCIAL STATEMENT PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES; THAT IT HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF A TRANSACTION SUCH AS THIS; AND THAT IT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH PAI.

(e)    The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the contribution or transfer of any or all of the Assets to JVCo.

(f)    Any representation “to the knowledge of PAI” or “to PAI’s knowledge” is limited to matters within the actual knowledge (with duty of Due Inquiry) of Persons listed on Schedule 6.1(f).

Subject to the foregoing provisions of this Section 6.1, and the other terms and conditions of this Agreement, PAI represents and warrants to MEPU the matters set out in Section 6.2 through Section 6.28.

Section 6.2    Existence and Qualification

(a)    Organization. PAI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which it is required to qualify in order to conduct its business, except where the failure to be so qualified would not, individually or in the aggregate, have a PAI Material Adverse Effect.  PAI is qualified under Law to own the Assets owned by PAI, and in particular, PAI is qualified pursuant to the rules and regulations of BOEM and BSEE to own federal oil and gas leases in the Outer Continental Shelf, Gulf of Mexico, and is in good standing with, authorized by and qualified with all Governmental Authorities with jurisdiction or cognizance over operations on the Outer Continental Shelf, Gulf of Mexico, to the extent PAI is required by such authorities to so qualify and maintain good standing, except where failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a PAI Material Adverse Effect.

(b)    Power.  PAI has the corporate power to enter into and perform this Agreement (and all documents required to be executed and delivered by PAI at Closing) and to consummate the transactions contemplated by this Agreement (and such documents).

(c)    Authorization sand Enforceability.  The execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by PAI at Closing) and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of PAI.  This Agreement has been duly executed and delivered by PAI (and all documents required to be executed and delivered by PAI at Closing shall be duly executed and delivered by PAI) and this Agreement constitutes, and at the Closing such documents shall constitute, the valid and binding obligations of PAI, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(d)    No Conflicts.  The execution, delivery and performance of this Agreement by PAI, and the consummation of the transactions contemplated by this Agreement shall not (i) violate any provision of the certificate of incorporation or bylaws of any PAI, (ii) result in any material default (with due notice or lapse of time or both) or the creation of any Encumbrance (other than a Permitted Encumbrance) or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, license or agreement to which PAI is a party or by which it or any of the PAI Assets is bound, (iii) violate any judgment, order, ruling, or decree applicable to PAI as a party in interest or the PAI Assets, or (iv) violate any Laws applicable to PAI or any of the PAI Assets.

Section 6.3    Liability for Brokers’ Fees.  MEPU (and each of its Affiliates) shall not directly or indirectly have any responsibility, Liability or expense, as a result of undertakings or agreements of PAI or any of its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transactions contemplated hereby.

Section 6.4    Litigation.  Except as disclosed on Schedule 6.4, there are no litigation or arbitral proceedings (a) pending or, to PAI’s knowledge, threatened against PAI or its Affiliates relating to PAI’s ownership or PAI’s operation of the PAI Assets, (b) (i) pending or, to PAI’s knowledge, threatened against the PAI Assets operated by PAI or any of its Affiliates or (ii) to PAI’s knowledge, pending or threatened against the PAI Assets operated by any Third Party, or (c) pending or, to PAI’s knowledge, threatened in writing against PAI that would prevent the consummation of the transactions contemplated by this Agreement. Except as disclosed on Schedule 6.4, PAI has not received any notice of any Liability for breach of contract, tort, or violation of Law with respect to PAI’s ownership or operation of any Property.

Section 6.5    Taxes and Assessments

(a)    Except as set forth on Schedule 6.5: (i) PAI has timely filed or caused to be timely filed all material Tax Returns required to be filed under applicable Law with respect to PAI’s acquisition, ownership or operation of the PAI Assets that are due on or prior to the Closing Date, and all such Tax Returns are correct and complete in all material respects; (ii) PAI has timely paid or caused to be timely paid all material Taxes relating or applicable to PAI’s acquisition, ownership or operation of the PAI Assets (including ad valorem, property, production, severance and similar Taxes and assessments based on or measured by the ownership of property or the production of Hydrocarbons or the receipt of proceeds therefrom with respect to the PAI Assets) that are or have become due (whether or not shown on any Tax Return), and PAI is not delinquent in the payment of any such Taxes, (iii) there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any material Tax of PAI relating to PAI’s acquisition, ownership or operation of the PAI Assets; and (iv) there are no administrative or judicial proceedings pending against the PAI Assets or against PAI relating to any material Liability for Taxes of PAI with respect to the PAI Assets by any Governmental Authority.

(b)    There are no Encumbrances on any of the PAI Assets for Taxes (other than Permitted Encumbrances).

(c)    Except as set forth in Schedule 6.5, no PAI Asset is subject to any Tax partnership agreement or provisions requiring a partnership income Tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

Section 6.6    Title    PAI has, and as of the Effective Time had, Defensible Title to the Properties that are PAI Assets.

Section 6.7    Environmental  Except as set forth on Schedule 6.7:

(a)    With respect to the ownership and operation of the Properties, PAI has not entered into, and is not subject to, any agreements, consents, orders, decrees, judgments, license or permit conditions or other directives of any Governmental Authority based on any Environmental Laws that are reasonably expected to (i) have an adverse effect in any material respect on current or future exploration or production activities at or in connection with any of the PAI Assets, or (ii) require any material Remediation or corrective action or impose material obligation concerning any of the PAI Assets;

(b)    PAI has not received written notice from any Person of any release or disposal of Hazardous Substances or Hydrocarbons, or any event, condition, circumstance, activity, practice or incident, in each case, concerning any land, facility, asset or Property included in the PAI Assets (including any alleged violation of Law or Permit) that would be reasonably likely to: (i) interfere with or prevent compliance by PAI or the PAI Assets with any Environmental Law or the terms of any Permit issued pursuant thereto; or (ii) give rise to or result in any common

Law or other Liability under applicable Environmental Laws (including any Permits issued pursuant to such Environmental Laws) of PAI to any Person with respect to the PAI Assets;

(c)    PAI has made available to MEPU true and complete copies of all (i) non-privileged, material reports and studies prepared at the request of PAI or its Affiliates by Third Parties to the extent (A) in PAI’s or its Affiliates’ possession and control and (B) PAI or its applicable Affiliate is permitted to disclose such report or study (following PAI’s use of commercially reasonable efforts to obtain such permission), and (ii) material written notices received by PAI or its Affiliates from Governmental Authorities (including any requests for information under applicable Environmental Laws), in each case of either clause (i) or (ii) hereof, specifically addressing environmental conditions or compliance with Environmental Laws related to the ownership, operation or use of the PAI Assets; and

(d)    Except for Decommissioning which is addressed in Section 6.15, to PAI’s knowledge, there are no material liabilities under or uncured violations of any applicable Environmental Laws (including any Permits issued pursuant to such Environmental Laws) with respect to the PAI Assets and no material obligations to Remediate conditions upon the PAI Assets under applicable Environmental Law (and no such obligation would arise as a result of notice or lapse of time or both).

Section 6.8    Outstanding Capital Commitments.  Except as disclosed on Schedule 6.8, as of the Execution Date, there are no outstanding AFE or other commitments to make capital expenditures which are binding on the PAI Assets and which PAI reasonably anticipates will individually require expenditures after the Effective Time in excess of Two Million Dollars $(2,000,000).

Section 6.9    Compliance with Laws.  Except with respect to Environmental Laws and Anticorruption Laws and except as disclosed on Schedule 6.9, (a) PAI and each of its Affiliates have materially complied with all applicable Laws related to the ownership of the PAI Assets and (b) the PAI Assets have been operated, developed, maintained, and used, including the production of all Hydrocarbons attributable thereto, in material compliance with all applicable Laws, provided that subsection (b) shall be qualified by PAI’s knowledge with respect to (i) any PAI Assets for which PAI or any of its Affiliates does not serve as the operator thereof, and (ii) the period prior to PAI’s acquisition of such Assets.

Section 6.10    Contracts

(a)    Schedule 6.10(a) sets forth all Contracts of the type described below with respect to the PAI Assets, other than Leases (collectively, the “PAI Material Contracts”):

(i)    other than any Contract that is a Hydrocarbon purchase and sale, transportation, gathering, treating, processing, dedication or similar Contract, any Contract that can reasonably be expected to result in aggregate payments by PAI or any Affiliate of PAI of more than Two Million Dollars $(2,000,000) during the current or any subsequent calendar year or Ten Million Dollars $(10,000,000) in the aggregate over the term of such Contract;

(ii)    other than any Contract that is a Hydrocarbon purchase and sale, transportation, gathering, treating, processing, dedication or similar Contract, any Contract that can reasonably be expected to result in aggregate revenues to PAI or any Affiliate of PAI of more than Two Million Dollars $(2,000,000) during the current or any subsequent calendar year or Ten Million Dollars $(10,000,000)  in the aggregate over the term of such Contract;

(iii)    any Contract that is a Hydrocarbon purchase and sale, transportation, gathering, treating, processing, dedication or similar Contract not terminable upon sixty (60) days or less notice;

(iv)    any Contract that is an indenture, mortgage, loan, credit or sale-leaseback, guarantee of any obligation, bonds, letters of credit or similar financial Contract;

(v)    any Contract that constitutes a lease under which PAI or any Affiliate of PAI is the lessor or the lessee of any real or personal property (including Equipment and Real Property, but not including any of the other Properties) which lease (A) cannot be terminated by PAI without penalty upon sixty (60) days or less notice and (B) involves an annual base rental of more than Two Hundred Fifty Thousand Dollars $(250,000);

(vi)    other than joint operating agreements, any Contract that constitutes a non-competition agreement or any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, PAI or any Affiliate of PAI conducts business, including area of mutual interest Contracts;

(vii)    any Contract that contains calls upon or options to purchase production;

(viii)    any Contract that constitutes swap, forward, future or derivative transaction or option or other similar hedge Contracts;

(ix)    any Contract that provides for a power of attorney with respect to the PAI Assets that will not be terminated prior to the Closing Date;

(x)    any Contract that constitutes a development agreement, participation agreement, farmout agreement, partnership agreement, joint venture agreement or similar Contract (other than Tax partnership agreements);

(xi)    any Contracts for the use or sharing of drilling rigs or for the use of Equipment;

(xii)    any Contract (executory or otherwise) to sell, lease, farmout, or otherwise dispose of or encumber any interest in any of the PAI Assets after the Execution Date, other than conventional rights of reassignment arising in connection with PAI’s surrender or release of any of the PAI Assets, to the extent such rights are not currently applicable;

(xiii)    any Contract that constitutes a joint or unit operating agreement;

(xiv)    any Contract for which the primary purpose is to provide for the indemnification of another Person;

(xv)    any Contract (other than the Properties) that would obligate JVCo to drill additional wells or conduct other material development operations after the Closing;

(xvi)    subject to Section 7.15(b), to the extent disclosable to PAI, any Contract that is related to Seismic Data described in clause (A) of the definition thereof;

(xvii)    any Contract with any Affiliate of PAI;

(xviii)    any purchase and sale agreements pursuant to which PAI or its Affiliates acquired (directly or indirectly) the PAI Assets that contain indemnity obligations that will be binding on JVCo following Closing; and

(xix)    any Contract that constitutes an amendment, supplement, or modification in respect of any of the foregoing.

(b)    With respect to the PAI Material Contracts:

(i)    each of the PAI Material Contracts is in full force and effect;

(ii)    there exists no material default under any PAI Material Contract by PAI or, to PAI’s knowledge, by any other Person that is a party to such PAI Material Contract or Leases;

(iii)    no event has occurred that upon receipt of notice or lapse of time or both would constitute any material default under any such Contract by PAI or, to PAI’s knowledge, any other Person who is a party to such PAI Material Contract or Leases;

(iv)    to the extent material, PAI has not given nor received any unresolved written notice of default, amendment, waiver, price redetermination, market out, curtailment or termination with respect to any PAI Material Contract or Lease; and

(v)    prior to the execution of this Agreement, PAI has made available to PAI true and complete copies of each PAI Material Contract and all amendments thereto.

Section 6.11    Payments for Production.  Except as set forth on Schedule 6.11, all proceeds from the sale of Hydrocarbons attributable to PAI’s interest in the Properties are currently being paid in full to PAI (after Tax withholdings or similar deductions required by the terms of the Contracts or applicable Law).  Except as set forth in the PAI Material Contracts, PAI is not obligated by virtue of a take or pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements established in the Leases or reflected on Exhibit A-1), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to PAI’s interest in the Properties at some future time without receiving payment therefor at or after the time of delivery.

Section 6.12    Imbalances.  Except as set forth in Schedule 6.12, there are no Imbalances associated with the PAI Assets as of the Effective Time.

Section 6.13    Consents and Preferential Purchase Rights.  Except as set forth on Schedule 6.13, no Consents or Preferential Rights are applicable to the transfer of the PAI Assets from PAI to JVCo or any of the other transactions contemplated by this Agreement, except for compliance with the HSR Act and Customary Post-Closing Consents.

Section 6.14    Permits.    The Permits constitute all material permits, licenses, registrations, orders, approvals, variances, waivers and other authorizations required to be obtained from any Governmental Authority for conducting its business with respect to the PAI Assets as presently conducted, including all Permits required to be obtained pursuant to Environmental Laws.  Each of the Permits is in full force and effect, there exists no material uncured violations of any Permit by PAI or, to PAI’s knowledge, by any other Person, and no event has occurred that upon receipt of notice or lapse of time or both would constitute a material default under any such Permit by PAI or, to PAI’s knowledge, any other Person.  Neither PAI nor any Affiliate of PAI has received any written notice from any Governmental Authority of any violation of any Permit in connection with the ownership and/or operation of the PAI Assets that remains uncured, and there are no proceedings pending or, to PAI’s knowledge, threatened that might result in any material modification, revocation, termination or suspension of any Permit or which would require any material corrective or remedial action by PAI or any Affiliate of PAI.

Section 6.15    Wells; Decommissioning Activities.  Except as set forth on Schedule 6.15, PAI represents as follows with respect to the PAI Assets for which PAI acts as operator:

(a)    There are no Wells (A) in respect of which PAI has received an order from any Governmental Authority requiring that such Wells be plugged and abandoned within eighteen (18) months after the Execution Date, other than any such Decommissioning activities that have been completed in all material respects in accordance with applicable Law; or (B) that are neither in use for purposes of production or injection, nor suspended or temporarily abandoned in accordance with applicable Law, that, in each case, have not been plugged and abandoned and otherwise Decommissioned in all material respects in accordance with applicable Law;

(b)    PAI has not received an order from any Governmental Authority requiring that any Decommissioning activities take place with respect to the Properties within eighteen (18) months after the Execution Date, other than any such Decommissioning activities that have been completed in all material respects in accordance with applicable Law;

(c)    To PAI’s knowledge, all Decommissioning activities conducted with respect to the PAI Assets have been performed in all material respects in accordance with all applicable Leases, the PAI Material Contracts and all applicable Laws;

(d)    There is no Equipment in respect of which PAI has received an order from any Governmental Authority requiring that such Equipment be Decommissioned within eighteen (18) months after the Execution Date, other than any such Decommissioning activities that have been completed in all material respects in accordance with applicable Law;

(e)    No Well is subject to penalties on allowables after the Effective Time because of overproduction; and

(f)    There are no Wells that were drilled and completed by PAI , or to PAI’s knowledge by any Third Party, outside the limits permitted by all applicable Laws, Permits, Contracts and Leases.

Section 6.16    Equipment.  (i) The Wells and Equipment have been maintained in operable repair, working order and operating condition and are suitable for the purposes for which such Wells or Equipment were constructed or obtained or are currently being used, in each case, in all material respects, and (ii) PAI has all material easements, rights of way, licenses and authorization from Governmental Authorities necessary to access, construct, operate, maintain and repair the Wells and Equipment in the ordinary course of business as currently conducted by PAI and in material compliance with all applicable Laws, provided that this Section 6.16 shall be qualified by PAI’s knowledge with respect to any PAI Assets for which PAI or any of its Affiliates does not serve as the operator.

Section 6.17    Condemnation and Eminent Domain.  As of the Execution Date, no action for condemnation or taking under right of eminent domain is, to PAI’s knowledge, pending or threatened with respect to any PAI Asset or portion thereof.

Section 6.18    Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending or, to PAI’s knowledge, threatened against PAI or any of its Affiliates.

Section 6.19    Foreign Person.  PAI is not a “foreign person” within the meaning of Section 1445 of the Code, nor an entity disregarded as separate from any other Person within the meaning of Treasury Regulation Section 301.7701-3(a).

Section 6.20    Payout Status.  To PAI’s knowledge, Schedule 6.20 contains a list of the status of any “payout” balance, as of the date set forth on such Schedule, for those Wells related to the PAI Assets subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

Section 6.21    Operation of the PAI Assets.  Beginning on the date on which PAI acquired ownership of the relevant PAI Assets, the PAI Assets have been operated in material accordance with good oilfield practices as such are generally practiced with respect to oil and gas assets similar to the PAI Assets, provided that the foregoing shall be qualified by PAI’s knowledge with respect to any PAI Assets for which PAI or any of its Affiliates does not serve as the operator thereof.

Section 6.22    Royalties.  Except for the PAI Suspense Funds, PAI has paid in all material respects all royalties, overriding royalties and other burdens on production due by PAI with respect to the PAI Assets from January 1, 2018 through the month ended two (2) months prior to the month in which the Closing Date occurs for oil and the month ended three (3) months prior to the month in which the Closing Date occurs for gas and NGLs.  PAI has or shall timely file any Form-2014s with respect to royalties due on or through the month in which the Closing Date occurs and shall pay any royalties due and owing on such periods, subject to the adjustment to the PAI Adjustment Amount for any royalties pursuant to Section 3.2.

Section 6.23    Suspense Funds.  Schedule 6.23 lists all proceeds of production and associated penalties and interest in respect of any of the PAI Assets that are payable to Third Parties and are being held in suspense by PAI as of the Execution Date (the “PAI Suspense Funds”), a description of the source of such PAI Suspense Funds and the reason they are being held in suspense, and, if known, the name or names of the Third Parties claiming such PAI Suspense Funds or to whom such PAI Suspense Funds may be owed.

Section 6.24    Bonds and Credit Support.  Schedule 6.24 lists all bonds, letters of credit and other similar credit support instruments maintained by PAI or any Affiliate of PAI with any Governmental Authority or other Third Party with respect to the PAI Assets.

Section 6.25    Non-Consent Operations.  Except as set forth on Schedule 6.25, PAI has neither elected nor been deemed to have elected to “non-consent,” nor failed to participate in, the drilling or reworking of a well, any seismic program or any other operation which would cause PAI or JVCo to suffer a penalty or lose or forfeit any interests in the PAI under any applicable operating agreement.

Section 6.26    Assets Complete.   The PAI Assets constitute all of PAI’s interests in exploration and production properties in the Gulf of Mexico, excluding the Excluded Assets.

Section 6.27    Intellectual Property.  PAI does not own any registered Intellectual Property which would constitute Assets.  Except as set forth on Schedule 6.27, (i) PAI owns and possesses all right, title and interest in and to, or has a valid right to use, all Intellectual Property, (ii) none of PAI or any of its Affiliates is infringing, misappropriating, diluting, or otherwise violating any intellectual property rights of any other Person in connection with their ownership and operation of the PAI Assets, (iii) no actions, suits, litigation, claims, causes of action, demands, or other proceedings are pending or have been threatened during the past three (3) years, alleging any such infringement, misappropriation, dilution or other violation, currently or in the past, by PAI or any of its Affiliates, (iv) no Person is infringing, misappropriating, diluting, or otherwise violating any Intellectual Property and (v) PAI and each of its Affiliates have taken reasonable efforts to maintain and protect all material Intellectual Property.

Section 6.28    Anticorruption.

(a)    Neither PAI nor any of its Controlled Representatives has made, offered, promised, or authorized nor will make, offer, promise or authorize the giving of any payment, gift, promise, entertainment or other advantage, whether directly or indirectly, to or for the direct or indirect use or benefit of any authority, public official or civil servant, any political party, political party official, or candidate for office, or any other public or private individual or entity, where such offer, promise, payment, gift or entertainment would violate any Anticorruption Laws.

(b)    Each of PAI and its Controlled Representatives has complied and will comply with the Anticorruption Laws.

(c)    Neither PAI nor any of its Controlled Representatives (i) has paid nor will pay, whether directly or indirectly through any Person or entity, any improper fees, commissions or rebates to the other Party or to any of such other Party’s Controlled Representatives, and (ii) has offered, promised, authorized or provided, nor will offer, promise, authorize or provide to the other

Party or to any of such other Party’s Controlled Representatives any gifts or entertainment of significant cost or value in order to improperly influence or induce any actions or inactions in connection with this Agreement.

(d)    PAI has adequate policies and procedures in place in relation to business ethics and conduct and Anticorruption Laws.

(e)    PAI is in compliance and will comply with any applicable Laws regarding trade sanctions.

(f)    Neither PAI nor any of its Controlled Representatives (i) has used or will use property, rights and values arising, directly or indirectly, from illicit activities nor (ii) has hidden or concealed the nature, source, location, disposition, movement or ownership of such property, rights and values. In addition, PAI has complied and will comply with any applicable Laws relating to money-laundering.

ARTICLE 7    COVENANTS OF THE PARTIES

Section 7.1    Access.  From the Execution Date to the earlier of (i) the Closing and (ii) termination of this Agreement pursuant to Article 10, each Party will give the other Party and its Representatives (a) reasonable access to the Assets to perform site visits of all Wells and Equipment, (b) reasonable access to and the right to copy, at the requesting Party’s expense, the Records in such Party’s possession, for the purpose of conducting an investigation of the Assets and (c) reasonable access to the appropriate officers and employees of such Party and its Affiliates having responsibility for the respective Assets to provide assistance in connection with the investigation of the Assets, but only to the extent that a Party may do so without violating any obligations to any Third Party and to the extent that such Party has authority to grant such access without breaching any restriction binding on such Party (provided that such Party shall use commercially reasonable efforts to obtain consent or waivers of such requirements from any such Third Parties).  Such access by a Party shall be limited to the other Party’s normal business hours, and such Party’s investigation shall be conducted in a manner that does not unreasonably interfere with the operation of the Assets. All such activities by the Parties shall be subject to any boarding agreements or releases or other agreements required by any operator of the Properties (provided that, with respect to any Assets operated by a Party  or any of its Affiliates, such boarding agreements shall be provided to the other Party reasonably promptly upon request), shall be solely for the purpose of evaluating the Assets in connection with consummating the transactions contemplated by this Agreement, and shall be subject to each Party’s and its Representatives’ compliance with the applicable operator’s (and/or Party’s) policies and procedures, in each case to the extent such Party and/or its Representatives were made aware of such policies and procedures prior to or upon such access.  Each Party shall be responsible for arranging, at its own cost, transportation to and from any such Properties.  All information obtained by a Party and its Representatives under this Section 7.1 shall be subject to the terms of that certain confidentiality agreement between the Parties dated November 6, 2017, as amended (the “Confidentiality Agreement”).

Section 7.2    Confidentiality; Public Announcements

(a)    From the Execution Date to the earlier of (i) the Closing and (ii) termination of this Agreement pursuant to Article 10,  neither Party shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party, which consent may not be unreasonably withheld; provided, however, the foregoing shall not restrict disclosures by a Party (i) that are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, (ii) to Governmental Authorities and Third Parties holding Preferential Rights or rights of Consent that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to obtain waivers of such Preferential Rights or such Consents, (iii) to any current or potential debtholder or equityholder of either Party, (iv) to any Person owning Seismic Data that requires that a Party obtain a license to such Seismic Data or obtain consent to transfer such Seismic Data, or (v) to any insurer or potential insurer of either Party.

(b)    From the Execution Date until the termination of all confidentiality obligations under the LLC Agreement,  each Party shall use commercially reasonable efforts to protect the confidentiality of all geological and geophysical information, trade secrets and other data that is in such Party’s possession or control concerning the Assets and is neither publicly known nor required by Law or any stock exchange to be disclosed.

Section 7.3    Operation of Business.   Except (x) for the operations covered by the AFEs and other capital commitments described on Schedule 5.8 and Schedule 6.8, as applicable, set forth on Schedule 5.25 or Schedule 6.25, as applicable, or as otherwise set forth on Schedule 7.3, (y) as expressly consented to in writing by the other Party, or (z) as required by Law or for emergency operations that are advisable (in a Party’s good faith judgment) to protect life, property or the environment:

(a)    Each Party agrees that from and after the Execution Date until Closing, such Party shall (or shall use its commercially reasonable efforts to cause any Third Party operators to):

(i)    operate the Assets (A) as would a reasonable and prudent operator, (B) in the ordinary course of business consistent with past practice, and (C) in accordance with all applicable Laws and the terms of the Leases, Permits, Easements and Contracts;

(ii)    maintain all Leases, Easements, Permits, bonds, letters of credit or other similar credit support and Contracts in full force and effect and in accordance with the terms of the Leases, Easements, Permits, credit support and the Contracts relating thereto;

(iii)    pay all expenses incurred with respect to the Assets in the ordinary course of business;

(iv)    timely make any and all filings, reports and notices to any Governmental Authorities with respect to the Assets as required to be made by such Party under applicable Law, the Permits, the Easements, the Contracts or the Leases;

(v)    maintain the books of account and records relating to the Assets (including the Records) in the ordinary course of business, in accordance with the usual accounting practices of each such Person;

(vi)    give prompt written notice to the other Party of any written notice received or given by such Party with respect to any alleged material breach by such Party or other Person of any Lease, Contract or Permit;

(vii)    give prompt written notice to the other Party of any emergency with respect to the Assets and any related emergency operations;

(viii)    give prompt notice to the other Party of (A) any written notice of any material damage to or destruction of any of the Assets and (B) any written notice received by such Party or any of its Affiliates of any material claim asserting any breach of contract, tort or violation of Law or any investigation, suit, action or litigation by or before a Governmental Authority, that, in each case, relates to the Assets;

(ix)    furnish the other Party with copies of all drilling, completion and workover AFEs or forced pooling applications within three (3) days of receipt from Third Parties or generation by such Party or any Affiliate of such Party; and

(x)    cause to be timely paid all rentals, royalties, shut-in royalties, minimum royalties and other payments and perform all other acts that are necessary to maintain such Party’s rights in and to the Leases and Contracts in full force and effect as to the entire areal extent and all depths of the Leases, and to maintain Defensible Title to the Leases until the Closing, and pay timely all costs and expenses incurred by such Party in connection with such Leases and Contracts.

(b)    Each Party agrees that from and after the Execution Date until Closing, it will not (or shall use its commercially reasonable efforts to cause any Third Party operators not to):

(i)    subject to the provisions of this Section 7.3(b)(i), propose or agree to participate, or elect not to participate in any operation with respect to the Assets anticipated to cost in excess of Two Million Dollars $(2,000,000) without the prior written consent of the other Party, provided that (A) with respect to any AFE for an operation to be conducted in connection with the Assets that is anticipated to cost in excess of Ten Million Dollars $(10,000,000) per operation, upon receipt of such AFE from such Party,  the other Party shall review and, no later than 48 hours prior to such Party’s deadline to respond to such AFE, respond to  such Party in writing with respect to whether it desires to consent or non-consent the operation covered by such AFE; provided that if the other Party does not timely respond with its election with respect to any such AFE within such 30 day period, then the other Party shall be deemed to have responded to approve such AFE; and (B) if the other Party affirmatively elects to non-consent to any such operation, such Party shall not be entitled to consent to such operation;

(ii)    enter into a Contract that if entered into on or prior to the Execution Date, would have been a Material Contract, or amend any Contract that, if amended on or prior to the Execution Date, would have been a Material Contract, as amended;

(iii)    create (or suffer to exist as a result of any action by such Party) any material Encumbrance on any of the Assets (except for Permitted Encumbrances);

(iv)    terminate (unless such Material Contract terminates pursuant to its stated terms) or amend any material terms of any Material Contract;

(v)    settle any material suit or litigation (other than those relating to Retained Liabilities) or waive any claims or rights of value (except those attributable to periods prior to the Effective Time), in each case, attributable to the Assets;

(vi)    transfer, sell, mortgage, pledge or dispose of the Assets other than the sale and/or disposal of Hydrocarbons in the ordinary course of business and sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment of equal or greater value has been obtained;

(vii)    with respect to the Assets, (A) make, change or revoke any Tax election or method; (B) file any amended Tax Return; (C) enter into any closing agreement; (D) settle or compromise any Tax claim or assessment; or (E) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes;

(viii)    reduce or terminate (or cause to be reduced or terminated or allow to expire without renewal at equivalent or greater amounts of coverage) any insurance coverage now held by such Party or its Affiliates in connection with the Assets;

(ix)    abandon any Well capable of commercial production, or release or abandon all or any part of the Assets capable of commercial production, or release or abandon all or any portion of the Leases;

(x)    voluntarily waive or release any material right with respect to any Asset or relinquish its position as operator of any Asset; or

(xi)    commit to do any of the foregoing.

Section 7.4     HSR Filings.   As promptly as practicable and in any event not later than ten (10) Business Days after the Execution Date, MEPU shall file with the Federal Trade Commission and the Department of Justice, as applicable, the required notification and report forms under the HSR Act and shall as promptly as practicable furnish any supplemental information or documentary material that may be requested in connection therewith. MEPU shall request, and use its commercially reasonable efforts to obtain, early termination of any applicable waiting period under the HSR Act.  MEPU shall bear 100% of all filing fees under the HSR Act and shall bear its own costs for the preparation of any such filing and its other costs associated with compliance with the HSR Act.  PAI shall have the right to review in advance all characterizations of the information relating to this Agreement and the transactions contemplated hereby that appear in any filing made with a Governmental Authority as contemplated herein.

 MEPU agrees to respond promptly to any inquiries from Governmental Authorities, including the Department of Justice or the Federal Trade Commission, concerning such filings and to comply in all material respects with the filing requirements of the HSR Act or other applicable Law.  The Parties shall cooperate with each other and, subject to the terms of the Confidentiality Agreement, PAI shall promptly furnish all information to MEPU that is reasonably necessary in connection with MEPU’s compliance with the HSR Act or other applicable Law.  MEPU shall keep PAI fully apprised with respect to any requests from or communications with Governmental Authorities, including the Department of Justice or the Federal Trade Commission, concerning such filings and shall consult PAI with respect to all responses thereto.  MEPU shall use its commercially reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act or other applicable Law filing to consummate the transactions contemplated hereby, provided, however, that in no event will  MEPU or any of its Affiliates be required to agree to any divestiture, transfer or licensing of its properties, assets or businesses, or to the imposition of any limitation on the ability of any of the foregoing to conduct its businesses or to own or exercise control of its assets and properties.

Section 7.5    FCC Filings.   Each Party shall prepare, as soon as is practical following the Execution Date, any necessary filings in connection with the transactions contemplated by this Agreement that may be required to be filed by such Party with the Federal Communications Commission.  The Parties shall promptly furnish each other with copies of any notices, correspondence or other written communication from the Federal Communications Commission, shall promptly make any appropriate or necessary subsequent or supplemental filings and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate.

Section 7.6    Tax Matters

(a)    Each of MEPU and PAI shall be allocated and bear all Asset Taxes with respect to the MEPU Assets and PAI Assets, respectively, attributable to (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time.  JVCo shall be allocated and bear all Asset Taxes with respect to the MEPU Assets and PAI Assets attributable to (x) any Tax period beginning at or after the Effective Time and (y) the portion of any Straddle Period beginning at the Effective Time.  For purposes of determining the allocations described in this Section 7.6(a), (A) Asset Taxes that are attributable to the severance or production of Hydrocarbons shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (B) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (A) or (C)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (C) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the day on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the day on which the Effective Time occurs, on the other hand.

(b)    To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 3.1,  Section 3.2 or

 Section 9.4, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment.  To the extent the actual amount of an Asset Tax (or the amount thereof paid by or allocated pursuant to this Agreement to a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the applicable Final Settlement Statement as finally determined pursuant to Section 9.4, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under Section 7.6(a).

(c)    Each Transferor shall timely file any Tax Return with respect to Asset Taxes described in this Section 7.6 due on or before the Closing Date or that otherwise relates solely to periods before the Effective Time (a “Pre-Closing Tax Return”) consistently with past practice and shall pay any Asset Taxes shown due and owing on such Pre-Closing Tax Return, subject to the applicable Transferor’s right to reimbursement for any Asset Taxes for which JVCo is responsible under  Section 7.6(a); provided, however, that any material Pre-Closing Tax Return shall be filed following 30 days’ notice to the other Transferor who shall be provided with a draft of the relevant Tax Return (along with any supporting schedules and other workpapers used in preparing the Tax Return, if any) and may raise reasonable objections, with any unresolved disputes settled by the accounting firm procedures set forth in Section 3.4.  From and after the Closing Date, JVCo shall timely file any Tax Returns with respect to Asset Taxes described in this Section 7.6 that are required to be filed after the Closing Date, including such Tax Returns required to be filed after the Closing Date for any Straddle Period (a “Post-Closing Tax Return”), and shall pay any Asset Taxes shown due and owing on such Post-Closing Tax Return, subject to JVCo’s right to reimbursement for any Asset Taxes for which the applicable Transferor  is responsible under Section 7.6(a).  JVCo shall file any Post-Closing Tax Return in a manner consistent with past practice.  At least thirty (30) days prior to filing, JVCo shall deliver to each Transferor a draft of any such Post-Closing Tax Return (along with any supporting schedules and other workpapers used in preparing the Tax Return, if any) and each Transferor may raise reasonable objections, with any unresolved disputes settled by the accounting firm procedures set forth in Section 3.4. The Parties agree that (i) this Section 7.6(c) is intended to solely address the timing and manner in which certain Tax returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable Governmental Authority, and (ii) nothing in this Section 7.6(c) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties.

(d)    Each Transferor shall promptly notify JVCo in writing upon receipt of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of such Transferor (for the avoidance of doubt, other than pending or threatened Income Tax audits or assessments) that are reasonably expected to give rise to a lien or Encumbrance on the Assets after the Closing Date.  Each Transferor and JVCo shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation Schedule or that otherwise could give rise to a claim for indemnification hereunder.

(e)    Any payments made to any Party pursuant to Section 7.6(b) or Article 11 shall constitute an adjustment of the Initial PAI Payment first, and to any Capital Contribution thereafter, for Tax purposes and shall be treated as such by the Parties, who will cause their Affiliates to treat consistently, on their Tax returns to the extent permitted by Law.

Section 7.7    Further Assurances; Recording.   Prior to and after Closing, each Party agrees to take such further actions, to execute, acknowledge and deliver all such further documents, and to cooperate with each other, in each case, as may be reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement or complying with any applicable Law with respect thereto, including with respect to preparation or filing of any financial statement, Tax return or other filing required to be made by any Party or any of their respective Affiliates by any Governmental Authority, stock exchange or under any applicable Law.  As soon as reasonably practicable after Closing, the Parties shall cause JVCo to record the Conveyances in the appropriate recording jurisdictions as well as with the appropriate Governmental Authorities, make all filings necessary to be made with any Governmental Authority to effectuate the transfer of the Assets and provide each Party with copies of all recorded, filed or approved instruments.

Section 7.8    Operatorship; Royalties.   With respect to all of the Assets operated by PAI or its Affiliates, PAI shall (and shall cause its Affiliates to) use its commercially reasonable efforts to support JVCo’s succession of PAI as operator for all Properties for which PAI currently serves as operator, including (a) using commercially reasonable efforts to prepare BOEM designation of operator forms to have JVCo named as the operator of such Assets, and (b) taking any other action reasonably requested by MEPU with respect to the transfer of operatorship with respect to such Assets.  The Parties shall cause JVCo to timely file any Form 2014s with respect to royalties required to be filed after the Closing Date and shall pay any royalties due and owing on such periods.  Notwithstanding anything in this Agreement and the documents to be executed hereunder and the Exhibits and Schedules attached hereto to the contrary, the Parties shall, within five (5) Business Days of the Closing Date, cause JVCo to complete and file all necessary documents for JVCo to become a designated operator for all Properties for which PAI  currently serves as operator. Pursuant to the Master Services Agreement, MEPU shall operate all Properties for which JVCo serves as operator.

Section 7.9    No Shop.   From and after the Execution Date, each Party shall immediately cease and cause to be terminated any discussions or negotiations with respect to any Third Party Acquisition.  Further, except in connection with any Preferential Rights or the contracts set forth on Schedule 7.10,  no Party shall, and no Party shall authorize or permit any of its Affiliates or any of its or their respective Controlled Representatives to, directly or indirectly, (a) encourage, solicit, participate in or initiate discussions, negotiations, inquiries, proposals or offers (including any proposal or offer to their shareholders) with or from or provide any non-public information to any Person or group of Persons concerning any Third Party Acquisition or any inquiry, proposal or offer which may lead to a Third Party Acquisition or (b) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any Person.  No Party shall (and each Party shall cause its Affiliates not to) enter into any agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or directly related to, or which is reasonably likely to lead to, a Third Party Acquisition or any proposal for a Third Party Acquisition.

Section 7.10    Representations and Warranties.   Each Party shall promptly notify the other of any fact or circumstance about which such Party has or obtains knowledge that would make any representation or warranty of such Party materially untrue or incorrect.  Except as otherwise provided in Section 7.15, no such notification (or failure to make any such notification) shall affect the representations or warranties of the Parties or the conditions to their respective obligations hereunder.

Section 7.11    Closing Conditions.   From the Execution Date until the Closing Date, each Party shall use commercially reasonable efforts to satisfy the conditions to the Closing set forth in Article 8.

Section 7.12    Debranding.  Unless the Parties agree otherwise, the Parties agree that no later than one hundred and eighty (180) Days after the Closing Date, they shall cause JVCo to (a) remove, obliterate, cover or replace, as appropriate, all signs, billboards, containers, drums, advertisements or other media containing any service marks, trade names, trade dress or other indicia of origin of a Transferor or any Affiliate of a Transferor located on or appurtenant to any portion of the Properties, including signs, billboards and advertisements or other media located at offices and facilities related to the Properties; and (b) return to the applicable Transferor or, at JVCo’s option, destroy all items and materials, including stationery, letterhead and purchase orders, located at or on the Properties that identify Properties of a Transferor or of any Affiliate of a Transferor or any of the Properties containing the above-described marks and have been located by a Transferor, or such items shall be destroyed upon location by JVCo, and JVCo shall agree to promptly destroy any additional materials located in the future. In addition, the Parties agree that, no later than one hundred and eighty (180) Days after the Closing Date, the Parties shall cause JVCo to replace all signs located at or on the Properties that use the above-described marks or any mark confusingly similar thereto, identify Properties of a Transferor or of any Affiliate of a Transferor, or identify a Transferor or any Affiliate of a Transferor as the operator of such Properties.

Section 7.13    NORM.   The Properties may currently or have in the past contained NORM, and special procedures associated with assessment, remediation, removal, transportation or disposal of NORM may be necessary.  Notwithstanding anything contained in any other provision of this Agreement, if Closing occurs, the Parties shall cause JVCo to expressly assume and accept sole responsibility for and pay all costs and expenses associated with assessment, remediation, removal, transportation and disposal of NORM associated with the Properties, and may not claim the fact that assessment, remediation, removal, transportation or disposal of NORM are not complete or that additional costs and expenses are required in connection with assessment, remediation, removal, transportation or disposal of NORM as an alleged Environmental Defect or a breach of a Party’s representations and warranties under this Agreement or the basis for any other redress against such Party, and each Party (on behalf of itself, its Affiliates and their successors and assigns) irrevocably waives any and all Liabilities against all MEPU Indemnified Parties and PAI Indemnified Parties associated with the same.

Section 7.14    Decommissioning.   The Properties may contain assets, wells, gathering lines, pipelines and facilities that are currently not in service or have been shut in or temporarily or permanently abandoned.  Subject to Section 5.15 and Section 6.15, but notwithstanding anything else contained in any other provision of this Agreement, if Closing occurs, the Parties shall cause JVCo to expressly assume and accept sole responsibility for and pay all costs and expenses associated with Decommissioning of the Properties, and may not claim the fact that

Decommissioning is not complete or that additional costs and expenses are required in connection with Decommissioning as an alleged Environmental Defect or a breach of a Party’s representations and warranties under this Agreement or the basis for any other redress against any MEPU Indemnified Party or PAI Indemnified Party, and each Party (on behalf of itself, its Affiliates and their successors and assigns) irrevocably waives any and all Liabilities against the MEPU Indemnified Party and PAI Indemnified Party associated with the same.

Section 7.15    Amendment of Schedules

(a)    The Parties agree that, with respect to the representations and warranties of the Parties contained in this Agreement, each Party shall have the right, exercisable in writing no later than three Business Days prior to the Closing Date, to add, supplement or amend the Schedules to its representations and warranties with respect to any matter arising after the Effective Time and of which such Party did not have knowledge at the Execution Date, or any change in or update to any existing matter after the Execution Date.  For purposes of this Agreement, all matters disclosed pursuant to any such addition, supplement or amendment prior to Closing shall be deemed to have been included on the Schedules to such Party’s representations and warranties as of the Execution Date, provided,  however,  that except with respect to any such additions, supplements or amendments to Schedule 5.4,  Schedule 5.7,  Schedule 5.9,  Schedule 6.4,  Schedule 6.7 or Schedule 6.9,  all matters disclosed pursuant to any such addition, supplement or amendment at or prior to Closing shall be disregarded for purposes of the applicable Party’s indemnification obligations under Article 11.

(b)    With respect to any Seismic Data of a Party that is subject to any Third Party license or other Third Party agreement that prohibits disclosure of the terms of such license or agreement to JVCo,  such Party shall use its commercially reasonable efforts to obtain consent to disclose the terms of such license or agreement to the other Party and shall be required to update Schedule 5.10 or Schedule 6.10, as applicable, to the extent that any such consent to disclosure is obtained prior to the Closing Date.  Notwithstanding the foregoing, each Party acknowledges that this provision is not intended to incorporate, and that such Party will not acquire, any master license agreements or any similar agreement with any Third Parties.

Section 7.16    Transfer Orders and Letters in Lieu.   Each Party will deliver duly executed transfer orders or letters in lieu thereof on forms reasonably acceptable to the other Party directing all purchasers of production to make payment to JVCo of proceeds attributable to production from such Assets from and after the Effective Time, for delivery by JVCo to the purchasers of production.

Section 7.17    No Business Conduct. From and after the Execution Date and until Closing, MEPU shall cause JVCo not to conduct any business activities or assume or incur any liabilities other than as required or permitted by this Agreement. Without limiting the foregoing, other than as required or permitted by this Agreement, or with PAI’s prior consent, MEPU shall cause JVCo not to:

(a)    amend its Organizational Documents;

(b)    acquire any assets, including any equity interests of another Person;

(c)    issue, split, combine or reclassify any of its equity interests;

(d)    sell or create any lien, security interest, or encumbrance on any of its membership interests;

(e)    hire any employees;

(f)    incur, assume, or guarantee any Indebtedness, other than any capital leases associated with the operations of the BW Pioneer1;

(g)    assume or incur any liabilities; or

(h)    authorize or agree, in writing or otherwise, to take any of the actions prohibited by this Section 7.17.

Section 7.18    Environmental Defects.  From and after the Execution Date until the earlier of (i) the Closing and (ii) termination of this Agreement pursuant to Article 10, each Party shall provide written notice to the other Party of any Environmental Defect that occurs in relation to its Properties.  Such written notice shall be provided promptly upon a Party becoming aware of any Environmental Defect and shall include, to the extent known by such Party at such time, (a) a reasonably detailed description of the Environmental Defect, (b) a description of the Properties affected by each Environmental Defect and (c) such Party’s estimation of the Remediation Amount for such Environmental Defect.  The Parties shall attempt to agree on all Remediation Amounts not later than three (3) Business Days prior to the Closing Date.  If the Parties are unable to agree by that date, a numerical average of each Party’s good faith estimate shall be used to determine the Remediation Amount for purposes of Section 8.1(f) and Section 8.2(f). The Remediation Amount with respect to any Property subject to an Environmental Defect shall be determined without duplication of any costs or losses (i) included in another Remediation Amount hereunder, (ii) included in any remedy for a Casualty Loss under Section 4.2, or (iii) for which a Party otherwise receives credit in the calculation of the MEPU Adjustment Amount or the PAI Adjustment Amount, as applicable.

Section 7.19    Anticorruption

(a)    Each Party shall (i) promptly notify the other Party of any investigation or proceeding initiated by any Government Authority relating to any alleged conduct not permitted under this Agreement; and (ii) respond in reasonable detail and with the adequate documentary support to any reasonable request from the other Party concerning the obligations, warranties and representations set out in Section 5.31 and Section 6.28, as applicable, provided that the Parties shall not be obliged to disclose any information considered legally privileged.

(b)      Each Party shall (i) maintain adequate internal controls concerning its compliance with all applicable Anticorruption Laws; (ii) establish, prepare and maintain its books

_____________________________

1 Do we need to carve out any other capital leases?

and records in accordance with GAAP; (iii) properly record and report its transactions in a manner that accurately and fairly reflects in reasonable detail its assets and liabilities; (iv) retain such books and records for a period of at least five years after expiration of this Agreement in accordance with its terms; and (v) comply with any and all applicable Laws.

ARTICLE  8    CONDITIONS TO CLOSING

Section 8.1    Conditions of MEPU to Closing.   The obligations of MEPU to consummate the transactions contemplated by this Agreement are subject, at the option of MEPU, to the satisfaction on or prior to Closing of each of the following conditions:

(a)    Representations.

(i)    The representations and warranties of PAI set forth in Article 6 (disregarding for this purpose any limitation or qualification by “materiality” or “PAI Material Adverse Effect”), other than the Fundamental Representations, shall be true and correct in all respects, as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except to the extent such failures to be true and correct, individually or in the aggregate, have not had  a PAI Material Adverse Effect; and

(ii)    the Fundamental Representations of PAI shall be true and correct in all respects, in each case, as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct in all respects on and as of such specified date);

(b)    Performance.   PAI shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)    No Action.   No injunction, order (including any temporary restraining order), award, decree or judgment of any Governmental Authority having appropriate jurisdiction restraining, enjoining or otherwise prohibiting the consummation of or awarding substantial damages associated with the transactions contemplated hereby or the sale of any of the Properties related to the PAI Assets has been issued by any Governmental Authority and remains in effect, and no suit, action or other proceeding is pending with respect thereto;

(d)    Closing Deliverables.   PAI shall have delivered (or be ready, willing and able to deliver at Closing) to MEPU the documents and other items required to be delivered by PAI under Section 9.3;

(e)    HSR Act.  Any waiting period applicable to the consummation of the transactions contemplated under the terms of this Agreement under the HSR Act shall have expired or been terminated;

(f)    Casualty Losses and Remediation Amounts.  The sum of (i) all  Remediation Amounts related to the PAI Assets, and (ii) all Casualty Losses related to the PAI Assets (provided that, if the value of any such Remediation Amount or Casualty Loss is in dispute, then for purposes of this  Section 8.1(f), such value shall be as determined by means of averaging the good faith assertions of such amounts by the Parties), shall be less than $300,000,000;

(g)    St. Malo.   No Third Party shall have exercised any preferential right to purchase (if any such right applies, or is asserted to apply, to the transaction contemplated by this Agreement) under the St. Malo Operating Agreement, and all of PAI’s right, title and interest in St. Malo is included in the PAI Conveyance;

(h)    MEPU Credit Agreement. MEPU shall have delivered to PAI an amendment or consent under the Credit Agreement, dated as of August 19, 2016, among Murphy Oil Corporation, Murphy Exploration & Production Company-International, Murphy Oil Company Ltd., JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto (the “MEPU Credit Agreement”), pursuant to which the relevant terms of the MEPU Credit Agreement shall be amended or otherwise modified in order to permit  the transactions contemplated by this Agreement and the LLC Agreement, including the contribution of assets to JVCo and the distributions to be made by JVCo, and the exclusion of JVCo from the collateral and guarantee requirements of the MEPU Credit Agreement or the MEPU Credit Agreement shall otherwise be terminated or refinanced such that the transactions contemplated by this Agreement and the LLC Agreement, including the contribution of assets to JVCo and the distributions to be made by JVCo are not prohibited; and

(i)    PAI Parent Guarantee. MEPU shall have received from Petróleo Brasileiro S.A. the PAI Parent Guarantee.

Section 8.2    Conditions of PAI to Closing.   The obligations of PAI to consummate the transactions contemplated by this Agreement are subject, at the option of PAI, to the satisfaction on or prior to Closing of each of the following conditions:

(a)    Representations.

(i)    The representations and warranties of MEPU set forth in Article 5 (disregarding for this purpose any limitation or qualification by “materiality” or “MEPU Material Adverse Effect”), other than the Fundamental Representations, shall be true and correct in all respects, as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except to the extent such failures to be true and correct, individually or in the aggregate, have not had a MEPU Material Adverse Effect; and

(ii)    the Fundamental Representations of MEPU shall be true and correct in all respects, in each case, as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct in all respects on and as of such specified date);

(b)    Performance.   MEPU shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)    No Action.   No injunction, order (including any temporary restraining order), award, decree or judgment of any Governmental Authority having appropriate jurisdiction restraining, enjoining or otherwise prohibiting the consummation of or awarding substantial damages associated with the transactions contemplated hereby or the sale of any of the Properties related to the MEPU Assets has been issued by any Governmental Authority and remains in effect, and no suit, action or other proceeding is pending with respect thereto;

(d)    Closing Deliverables.   MEPU shall have delivered (or be ready, willing and able to deliver at Closing) to PAI the documents and other items required to be delivered by MEPU under Section 9.2;

(e)    HSR Act.   Any waiting period applicable to the consummation of the transactions contemplated under the terms of this Agreement under the HSR Act shall have expired or been terminated;

(f)    Casualty Losses and Remediation Amounts.   The sum of (i) all Remediation Amounts related to the MEPU Assets, and (ii) all Casualty Losses related to the MEPU Assets (provided that, if the value of any such Remediation Amount or Casualty Loss is in dispute, then for purposes of this Section 8.2(f), such value shall be as determined by means of averaging the good faith assertions of such amounts by the Parties), shall be less than $300,000,000;

(g)    St. Malo.  No Third Party shall have exercised any preferential right to purchase (if any such right applies, or is asserted to apply, to the transaction contemplated by this Agreement) under the St. Malo Operating Agreement, and all of PAI’s right, title and interest in St. Malo is included in the PAI Conveyance;

(h)    MEPU Credit Agreement. MEPU shall have delivered to PAI an amendment or consent under the MEPU Credit Agreement, pursuant to which the relevant terms of the MEPU Credit Agreement shall be amended or otherwise modified in order to permit  the transactions contemplated by this Agreement and the LLC Agreement, including the contribution of assets to JVCo and the distributions to be made by JVCo, and the exclusion of JVCo from the collateral and guarantee requirements of the MEPU Credit Agreement or the MEPU Credit Agreement shall otherwise be terminated or refinanced such that the transactions contemplated by this Agreement and the LLC Agreement, including the contribution of assets to JVCo and the distributions to be made by JVCo are not prohibited.

ARTICLE  9    CLOSING

Section 9.1    Time and Place of Closing.   The consummation of the contribution and transfer of the Assets as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by the Parties, take place at the offices of MEPU located at 9805 Katy Freeway, Suite G-200 Houston, Texas 77024, at 10:00 a.m., local time, on the last Business Day of the calendar month during which all conditions in Article 8 have been satisfied or waived.  The date on which the closing actually occurs is referred to herein as the “Closing Date.”

Section 9.2    Obligations of MEPU at Closing.   At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by PAI of its obligations pursuant to Section 9.3,  MEPU shall deliver or cause to be delivered to PAI, among other things, the following:

(a)    duly executed and acknowledged conveyances of the MEPU Assets in substantially the form attached hereto as Exhibit B (the “MEPU Conveyance”), in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, together with such other forms of assignments of record title ownership or operating rights or assignment of rights of way with respect to the Assets as may be required by BOEM, BSEE or any other applicable Governmental Authority;

(b)    duly executed signature page counterpart to any applicable government forms required by BOEM, BSEE and other Governmental Authorities with jurisdiction over the Wells and Equipment related to the MEPU Assets, including any designation of operator, designation of applicant and oil spill financial responsibility forms;

(c)    duly executed, acknowledged and witnessed signature page counterparts of all other assignments, filings or notices in such form required by federal or state agencies for the assignment of any federal or state MEPU Assets, each in sufficient duplicate originals to facilitate submission and recording in all appropriate jurisdictions;

(d)    duly executed counterparts of the Master Services Agreement;

(e)    duly executed counterparts of the  LLC Agreement;

(f)    duly executed and acknowledged conveyances of the Medusa Spar Units in substantially the form attached hereto as Exhibit D (the “Units Conveyance”);

(g)    copies of any and all Consents and waivers of Preferential Rights received by MEPU prior to the Closing Date;

(h)    evidence that JVCo is at Closing qualified with BOEM to hold oil and gas leases on the Outer Continental Shelf, and has posted (or is exempt from posting) with BOEM bonds (area-wide, supplemental and/or additional) required by BOEM;

(i)    an executed acknowledgment of the PAI Preliminary Settlement Statement;

(j)    on behalf of JVCo, a wire transfer of the Proportionate Adjusted Cash Consideration in same-day funds to PAI;

(k)    a wire transfer of the MEPU Cash Contribution in same-day funds to JVCo;

(l)    a certificate duly executed by an authorized corporate officer of MEPU dated as of the Closing, certifying on behalf of MEPU that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been fulfilled;

(m)    a certificate duly executed by the secretary or any assistant secretary of MEPU, dated as of the Closing, (i) attaching and certifying on behalf of MEPU complete and correct copies of (A) the certificate of incorporation and the bylaws of MEPU as in effect as of the Closing, (B) the resolutions of the board of directors of MEPU authorizing the execution, delivery, and performance by MEPU of this Agreement and the transactions contemplated hereby, and (C) any required approval by the stockholders of MEPU of this Agreement and the transactions contemplated hereby and (ii) certifying on behalf of MEPU the incumbency of each officer of MEPU executing this Agreement or any document delivered in connection with the Closing;

(n)    MEPU shall deliver to JVCo at the Closing a properly executed affidavit prepared in accordance with Treasury Regulations section 1.1445-2(b) and an IRS Form W-9, each certifying MEPU’s non-foreign status;

(o)    a release of any pledge or Encumbrance on the Medusa Spar Units set forth on Schedule 5.28;

(p)    a release of any Encumbrance burdening the MEPU Assets;

(q)    a wire transfer of the PAI Cash Contribution in same-day funds to JVCo pursuant to Section 2.2(e); and

(r)    any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at the Closing.

In addition, MEPU shall take all action necessary to cause JVCo to execute and deliver the documents listed in clauses (a) through (f) above and the Transition Services Agreement.

Section 9.3    Obligations of PAI at Closing.   At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by MEPU of its obligations pursuant to Section 9.2,  PAI shall deliver or cause to be delivered to MEPU, among other things, the following:

(a)    duly executed and acknowledged conveyances of the PAI Assets in substantially the form attached hereto as Exhibit C (the “PAI Conveyance” and, together with the MEPU Conveyance, the “Conveyances”), in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, together with such other forms of assignments of record title ownership or operating rights or assignment of rights of way with respect to the Assets as may be required by BOEM, BSEE or any other applicable Governmental Authority;

(b)    duly executed signature page counterpart to any applicable government forms required by BOEM, BSEE and other Governmental Authorities with jurisdiction over the Wells and Equipment related to the PAI Assets, including any designation of operator, designation of applicant and oil spill financial responsibility forms;

(c)    duly executed, acknowledged and witnessed signature page counterparts of all other assignments, filings or notices in such form required by federal or state agencies for the assignment of any federal or state PAI Assets, each in sufficient duplicate originals to facilitate submission and recording in all appropriate jurisdictions;

(d)    duly executed counterparts of the Transition Services Agreement;

(e)    duly executed counterparts of the LLC Agreement;

(f)    copies of any and all Consents and waivers of Preferential Rights received by PAI prior to the Closing Date;

(g)    an executed acknowledgment of the MEPU Preliminary Settlement Statement;

(h)    a certificate duly executed by an authorized corporate officer of PAI, dated as of the Closing, certifying on behalf of PAI that the conditions set forth in Section 8.1(a)  and Section 8.1(b) have been fulfilled;

(i)    a certificate duly executed by the secretary or any assistant secretary of PAI, dated as of the Closing, (i) attaching and certifying on behalf of PAI complete and correct copies of (A) the certificate of incorporation and the bylaws of PAI, each as in effect as of the Closing, (B) the resolutions of the board of directors of PAI authorizing the execution, delivery, and performance by PAI of this Agreement and the transactions contemplated hereby, and (C) any required approval by the stockholders of PAI of this Agreement and the transactions contemplated hereby and (ii) certifying on behalf of PAI the incumbency of each officer of PAI executing this Agreement or any document delivered in connection with the Closing;

(j)    a non-exclusive license, in form and substance reasonably acceptable to MEPU, to all proprietary Seismic Data (if any) that is owned by PAI or its Affiliates after the Closing and acquired pursuant to this Agreement;

(k)    PAI shall deliver to  JVCo at the Closing a properly executed affidavit prepared in accordance with Treasury Regulations section 1.1445-2(b) and an IRS Form W-9, each certifying PAI’s non-foreign status;

(l)    a release of any Encumbrance burdening the PAI Assets;  and

(m)    any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at the Closing.

Section 9.4    Closing Cash and Post-Closing Adjustments

(a)    Not later than twenty (20)  days prior to the Closing Date:

(i)    MEPU shall prepare in good faith and deliver to PAI, using and based upon the best information available to MEPU, a preliminary settlement statement (the “MEPU Preliminary Settlement Statement”)

estimating the MEPU Adjustment Amount after giving effect to all adjustments set forth in Section 3.1 and the calculation of the adjustments used to determine such amount, together with all information in MEPU’s or its Affiliates’ possession used to make such calculations.

(ii)    PAI shall prepare in good faith and deliver to MEPU, using and based upon the best information available to PAI, a preliminary settlement statement (the “PAI Preliminary Settlement Statement” and, together with the MEPU Preliminary Settlement Statement, the “Preliminary Settlement Statements”)  estimating the PAI Adjustment Amount  after giving effect to all adjustments set forth in Section 3.2 and the calculation of the adjustments used to determine such amount, together with (i) all information in PAI’s or its Affiliates’ possession used to make such calculations and (ii) the designation of PAI’s account for the wire transfer of the Proportionate Adjusted Cash Consideration.

(b)    Within ten (10)  days of receipt of:

(i)    the MEPU Preliminary Settlement Statement, PAI will deliver to MEPU a written report containing all changes with the explanation therefor that PAI proposes to be made to the MEPU Preliminary Settlement Statement provided by MEPU, if any.

(ii)    the PAI Preliminary Settlement Statement, MEPU will deliver to PAI a written report containing all changes with the explanation therefor that MEPU proposes to be made to the PAI Preliminary Settlement Statement provided by PAI, if any.

(c)    The Preliminary Settlement Statements, as agreed upon by the Parties, will be used to adjust the Initial PAI Payment; provided that if the Parties cannot agree on:

(i)    the MEPU Preliminary Settlement Statement prior to the Closing the MEPU Adjustment Amount, for purposes of the Closing shall be amount equal to the average of (x) the estimate of the MEPU Adjustment Amount as set forth in MEPU’s draft of  the MEPU Preliminary Settlement Statement and (y) the estimate of the MEPU Adjustment Amount as set forth in (or imputed from) PAI’s written report delivered pursuant to Section 9.4(b)(i) (the resulting amount, the “MEPU Closing Adjustment Amount”).

(ii)    the PAI Preliminary Settlement Statement prior to the Closing the PAI Adjustment Amount for purposes of the Closing shall be amount equal to the average of (x) the estimate of the PAI Adjustment Amount as set forth in PAI’s draft of the PAI Preliminary Settlement Statement and (y) the estimate of the PAI Adjustment Amount as set forth in (or imputed from) MEPU’s written report delivered pursuant to Section 9.4(b)(ii) (the resulting amount, the “PAI Closing Adjustment Amount”).

(d)    As soon as reasonably practicable after the Closing but not later than the 120th day following the Closing Date:

(i)    MEPU shall prepare in good faith and deliver to PAI a  final settlement statement (the “MEPU Final Settlement Statement”) setting forth the final calculation of the MEPU Adjustment Amount and showing the calculation of each adjustment, based, to the extent possible on actual credits, charges, receipts and other items before and after the Effective Time, together with all information in MEPU’s or its Affiliates’ possession used to make such calculations.

(ii)    PAI shall prepare in good faith and deliver to MEPU a final settlement statement (the “PAI Final Settlement Statement” and, together with the MEPU Final Settlement Statement, the “Final Settlement Statements setting forth the final calculation of the PAI Adjustment Amount and showing the calculation of each adjustment, based, to the extent possible on actual credits, charges, receipts and other items before and after the Effective Time, together with all information in PAI’s or its Affiliates’ possession used to make such calculations.

(e)    As soon as reasonably practicable but not later than the 90th day following receipt of:

(i)    the MEPU Final Settlement Statement, PAI shall deliver to MEPU a written report containing any changes that PAI proposes be made to the MEPU Final Settlement Statement, if any.

(ii)    the PAI Final Settlement Statement, MEPU shall deliver to PAI a written report containing any changes that MEPU proposes be made to the PAI Final Settlement Statement, if any.

(f)    The Parties shall undertake to agree on the final statement of the MEPU Adjustment Amount and PAI Adjustment Amount no later than 240 days after the Closing Date.  In the event that the parties cannot reach agreement within such period of time, either Party may refer the remaining matters in dispute to Deloitte & Touche LLP. If  Deloitte & Touche LLP is unable or unwilling to perform its obligations under this Section then each Party will select an internationally recognized independent accounting firm, who will then select a third internationally recognized independent accounting firm, who is independent of the parties, which third firm will then serve as the sole accounting firm hereunder.  The accounting firm shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section.  The accounting firm’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on both Parties, without right of appeal.  In determining the proper amount of any adjustment to the MEPU Adjustment Amount or the PAI Adjustment Amount, the accounting firm shall not increase or decrease the MEPU Adjustment Amount or the PAI Adjustment Amount, as applicable, more than the increase or decrease proposed by MEPU or PAI, as applicable.  The accounting firm shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either Party and may not award damages or penalties to either Party with respect to any matter.  Each Party shall bear its own legal fees and other costs of presenting its case.  Each Party shall bear one-half of the costs and expenses of the accounting firm.

(g)    Within ten (10) days after the earlier of (i) the expiration of a Party’s thirty (30) day review period without delivery of any written report or (ii) the date on which the Parties or the accounting firm, as applicable, finally determine the MEPU Adjustment Amount or PAI Adjustment Amount,  as applicable,

(i)    (x) MEPU shall pay to PAI 20% of the amount by which the MEPU Adjustment Amount exceeds the MEPU Closing Adjustment Amount or (y) PAI shall pay to MEPU 80% of the amount by which the MEPU Adjustment Amount exceeds the MEPU Closing Adjustment Amount, as applicable.

(ii)    (x) MEPU shall pay to PAI 20% of the amount by which the PAI Adjustment Amount exceeds the PAI Closing Adjustment Amount or (y) PAI shall pay to MEPU 80% of the amount by which the PAI Adjustment Amount exceeds the PAI Closing Adjustment Amount, as applicable;

provided, that, in the event payments are required under both Section 9.4(g)(i) and Section 9.4(g)(ii),  the Member with a greater obligation shall pay the other Member a net amount equal to the amount owed by the paying Member under this Section 9.4(g) reduced by the amount owed by the other Member under this Section 9.4(g).

ARTICLE 10    TERMINATION

Section 10.1    Termination.   At any time prior to the Closing, this Agreement may be terminated as follows:

(a)    by the mutual consent of the Parties as evidenced in writing signed by each Party;

(b)    by PAI, upon written notice to MEPU, if any of the conditions to Closing set forth in Section 8.2(c), Section 8.2(e) or Section 8.2(g) have not been satisfied as of July 1, 2019 (the “Longstop Date”);

(c)    by MEPU, upon written notice to PAI, if any of the conditions to Closing set forth in Section 8.1(c) or Section 8.1(e) have not been satisfied as of the Longstop Date;

(d)    by PAI, upon written notice to MEPU, if there has been a material breach by MEPU of any representation, warranty, covenant or other agreement set forth herein, in each case, that has prevented or, in PAI’s good faith estimation, will prevent the satisfaction of any of the conditions to Closing set forth in Section 8.2(a),  Section 8.2(b) or Section 8.2(d) and, if such breach is of a character that it is capable of being cured, such breach has not been cured by MEPU on the earlier of (A) the date that is twenty (20) days after receipt of notice thereof from PAI or (B) the Longstop Date;

(e)    by MEPU, upon written notice to PAI, if there has been a material breach by of any representation, warranty, covenant or other agreement set forth herein, in each case, that has prevented or, in MEPU’s good faith estimation, will prevent the satisfaction of any of the conditions to Closing set forth in Section 8.1(a),  Section 8.1(b) or Section 8.1(d) and, if such breach is of a character that it is capable of being cured, such breach has not been cured by PAI on the earlier of (i) the date that is twenty (20) days after receipt of notice thereof from MEPU or (ii) the Longstop Date; or

(f)    by PAI, upon written notice to MEPU, if the condition to Closing set forth in Section 8.2(f) has not been satisfied as of the Longstop Date;

(g)    by MEPU, upon written notice to PAI, if any of the conditions to Closing set forth in Section 8.1(f),  Section 8.1(g) or Section 8.1(h) has not been satisfied as of the Longstop Date;

provided, however, that no Party shall have a right to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a) or Section 10.1(f) for PAI or Section 10.1(g) for MEPU) if such Party is in material breach of any representation, warranty or covenant contained in this Agreement.

Section 10.2    Effect of Termination

(a)    If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 10.1 hereof, then, except for the provisions of Section 5.1, Section 6.1, Section 7.2(a), this Section 10.2,  Section 11.6,  Article 12 (other than Section 12.5,  Section 12.7, and Section 12.8) and such of the defined terms set forth herein necessary to give context to the surviving provisions, each of which shall survive the termination of this Agreement, this Agreement shall forthwith become void and the Parties shall have no Liability or obligation hereunder.

(b)    Subject to the foregoing Section 10.2(a), upon the termination of this Agreement neither Party shall have any other Liability or obligation hereunder or otherwise to the other Party with respect to this Agreement or the transactions contemplated by this Agreement; provided that no Party shall be relieved or released from any Liabilities arising out of any Willful Breach by such Party that gave rise to the failure of a condition set forth in Section 8.1 or Section 8.2.

ARTICLE 11    INDEMNIFICATIONS; LIMITATIONS

Section 11.1    Assumption of Obligations; Retained Liabilities

(a)    Subject to JVCo’s rights to indemnity under this Article 11 and Transferors’ obligations with respect to Operating Expenses incurred prior to the Effective Time pursuant to Section 2.3, from and after the Closing Date,  the Parties shall cause JVCo to assume,  fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and Liabilities of each Transferor and its Affiliates, known or unknown, with respect to the Assets, other than the Retained Liabilities, including all (i) obligations to Decommission any Properties and (ii) all Third Party Claims relating to preferential purchase rights (all of said obligations and Liabilities, less and except the

Retained Liabilities, are referred to herein as the “Assumed Obligations”).

(b)    Each Transferor shall retain and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and Liabilities of such Transferor with regard to its Assets, known or unknown, with respect to all Liabilities to the extent arising from or attributable to the following, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, except as otherwise specified: (i) the ownership, operation and use of the Excluded Assets of such Transferor, subject to Section 4.1(f); (ii) all matters set forth on Schedule 5.4,  Schedule 5.7 or Schedule 5.9,  or Schedule 6.4,  Schedule 6.7 or Schedule 6.9, as applicable, (iii) all Transferor Taxes of such Transferor, (iv) Liabilities arising in connection with property damage (including debris and wreck removal to the extent required by applicable Law), personal injury, illness or death, to the extent arising from or attributable to, the use, ownership or operation of the Assets of such Transferor prior to the Closing Date, (v) Hazardous Substances related or attributable to the Assets of such Transferor that, prior to the Closing Date, were disposed of off-site, (vi) to the extent not covered by any other Retained Liability or any Assumed Obligation, all of the obligations and Liabilities of such Transferor, known or unknown, with respect to the Assets of such Transferor, to the extent, and only to the extent, that such Liabilities arose prior to the Effective Time or are related to any breach, event, occurrence, matter or circumstance that occurred prior to the Effective Time, (vii) the payment of proceeds or other amounts owed to Working Interest, royalty, overriding royalty and other interest owners relating to the Properties of such Transferor (including any operational or regulatory reporting), and attributable to the period of time prior to the Effective Time, including any mispayments or allegations of mispayments of such proceeds or amounts attributable to the period of time prior to the Effective Time, (viii) disputes related to the proper billing or payment of joint interest billing accounts related to ownership or operation of the Assets of such Transferor prior to the Effective Time, and (ix) fines, penalties and other similar obligations levied by any Governmental Authority with respect to the condition, ownership, use or operation of the Assets of such Transferor prior to the Closing Date (all of said obligations and Liabilities are referred to herein as the “Retained Liabilities”).

Section 11.2    Indemnification

(a)    From and after Closing, PAI shall indemnify, defend, and hold harmless MEPU and its Affiliates, and all of its and their respective Representatives, successors and assigns (collectively, “MEPU Indemnified Parties”) and JVCo from and against all Liabilities sustained or incurred by any person or entity, or incurred in the investigation or defense of any of the same or in asserting, presenting or enforcing any of their respective rights hereunder arising from, based upon, related to or associated with:

(i)    PAI’s breach of any of its covenants or agreements contained this Agreement;

(ii)    any breach of any representation or warranty made by PAI pursuant to Article 6 or in the certificate delivered by PAI at Closing pursuant to Section 9.3(h);

(iii)    the Retained Liabilities of PAI; and

(iv)    the Vantage Matter,

REGARDLESS OF FAULT.

(b)    From and after Closing, MEPU shall indemnify, defend, and hold harmless PAI and its Affiliates, and all of its and their respective Representatives, successors and assigns (collectively, “PAI Indemnified Parties”) and JVCo from and against all Liabilities sustained or incurred by any person or entity or incurred in the investigation or defense of any of the same or in asserting, presenting or enforcing any of their respective rights hereunder arising from, based upon, related to or associated with:

(i)    MEPU’s breach of any of its covenants or agreements contained this Agreement,

(ii)    any breach of any representation or warranty made by MEPU pursuant to Article 5 or in the certificate delivered by MEPU at Closing pursuant to Section 9.2(l), and

(iii)    the Retained Liabilities of MEPU,

REGARDLESS OF FAULT.

(c)    From and after Closing, Transferors shall cause JVCo to indemnify, defend, and hold harmless each of the MEPU Indemnified Parties and the PAI Indemnified Parties from and against all Liabilities sustained or incurred by any person or entity or incurred in the investigation or defense of any of the same or in asserting, presenting or enforcing any of their respective rights hereunder arising from, based upon, related to or associated with the Assumed Obligations and the ownership of the Medusa Spar Units,

REGARDLESS OF FAULT.

(d)    No Indemnified Party other than MEPU and PAI shall have any rights against MEPU, PAI or JVCo under the terms of this Section 11.2 except as may be exercised on its behalf by PAI or MEPU.

Section 11.3    Indemnification Actions.   All claims for indemnification pursuant to this Agreement shall be asserted and resolved as follows:

(a)    The term “Indemnifying Party” when used in connection with particular Liabilities shall mean the JV Party having an obligation to Indemnify another JV Party or Person(s) with respect to such Liabilities pursuant to this

Agreement, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the JV Party or Person(s) having the right to be indemnified with respect to such Liabilities by another JV Party pursuant to this Agreement.

(b)    The term “REGARDLESS OF FAULT” MEANS WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, INCLUDING, EVEN THOUGH A CLAIM IS CAUSED IN WHOLE OR IN PART BY:

(i)    THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE, PASSIVE, GROSS OR OTHERWISE), WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER FAULT OF ANY MEMBER OF THE PAI INDEMNIFIED PARTIES AND/OR THE MEPU INDEMNIFIED PARTIES, JVCO, INVITEES AND/OR THIRD PARTIES; AND/OR

(ii)    A PRE-EXISTING DEFECT, WHETHER PATENT OR LATENT, OF THE ASSETS AND/OR EQUIPMENT.

(c)    To make a claim for indemnification pursuant to this Agreement, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 11.3, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 11.3 shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(d)    In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party.  The Indemnified Party is authorized, prior to and during such 30 day period (or such shorter period until notification from the Indemnifying Party is received), at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(e)    If the Indemnifying Party admits its liability to defend the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, such Third Party Claim.  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in good faith in contesting any Third Party Claim which the Indemnifying Party elects to contest (provided that in no event shall an Indemnified Party be obligated to bring any cross-complaint or counterclaim against any Person).  The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 11.3(e).   An Indemnifying Party shall not, without the written consent (which consent may not be unreasonably withheld) of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(f)    If the Indemnifying Party does not admit its liability or admits its liability to defend the Indemnified Party against the Third Party Claim, but fails to diligently prosecute or settle such Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party (to the extent the Indemnified Party is entitled to indemnification hereunder), with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof.  If the Indemnifying Party has not yet admitted its liability to defend the Indemnified Party against the Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its liability to indemnify the Indemnified Party from and against the Liability and consent to such settlement, (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or (iii) deny liability.  If the Indemnified Party settles any Third Party Claim over the objection of the Indemnifying Party after the Indemnifying Party has timely admitted its obligation in writing and has actually assumed the defense of a Third Party Claim, the Indemnified Party shall be deemed to have waived any right to indemnity for such claim.  Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (i) above.  Notwithstanding the other provisions of this Section 11.3, if the Indemnifying Party disputes its potential liability to the Indemnified Party under this Section 11.3 and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear any costs and expenses of the Third Party Claim or the Indemnified Party’s defense pursuant to this Section 11.3 and, to the extent incurred by the Indemnifying Party, such costs and expenses shall be promptly reimbursed by the Indemnified Party.

(g)    In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities.  If the Indemnifying Party does not notify the Indemnified Party within such 30 day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a Liability of the Indemnifying Party hereunder.

Section 11.4    Limitation on Actions

(a)    The representations and warranties (other than the Fundamental Representations) of Transferors  in Article 5 and Article 6 and the corresponding representations and warranties (other than the Fundamental Representations) given in the certificates delivered at the Closing pursuant to Section 9.2(l) and Section 9.3(h), as applicable, shall survive the Closing for a period of eighteen (18) months, provided,  however, that notwithstanding anything to the contrary herein, (i) the Fundamental Representations (other than the representations and warranties set forth in Section 5.5,  Section 5.19, Section 6.5, and Section 6.19) shall each survive the Closing without time limitation, (ii) the representations and warranties set forth in Section 5.5 and Section 6.5 shall survive the Closing until thirty (30) days following the expiration of the relevant statute of limitations, and (iii) the representations and warranties set forth in Section 5.15  (except to the extent related to any Wells that are not set forth on Exhibit A-2), Section 5.16,  Section 6.15 (except to the extent related to any Wells that are not set forth on  Exhibit A-2) and Section 6.16 shall survive the Closing for a period of thirty (30) months.  The covenants of Transferors  that are required to be performed prior to the Closing shall survive the Closing for a period of eighteen (18) months, and all other covenants of Transferors  shall survive the Closing until the expiration of the applicable statute of limitations.  The remainder of this Agreement shall survive the Closing without time limit except as may otherwise be expressly provided herein.  Representations, warranties, covenants, and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to its expiration date.

(b)    The indemnities in Section 11.2(a)(i),  Section 11.2(a)(ii),  Section 11.2(b)(i) and Section 11.2(b)(ii), shall terminate as of the termination date of each respective representation, warranty, covenant, or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date.  The indemnities in Section 11.2(a)(iii),  Section 11.2(a)(iv),  Section 11.2(b)(iii) and Section 11.2(c) shall continue without time limit, except that (A) the indemnity in Section 11.2(a)(iii) and Section 11.2(b)(iii) with respect to subsections (vi), (vii) and (viii) in the definition of Retained Liabilities in Section 11.1(b) (but only with respect to such subsections) shall survive the Closing for a period of twenty-four (24) months, following which period the Liabilities described in such subsections shall cease to be Retained Liabilities and shall become Assumed Obligations, (B) the indemnity in Section 11.2(a)(iii) and Section 11.2(b)(iii) with respect to subsection (ix) in the definition of Retained Liabilities in Section 11.1(b) (but only with respect to such subsection) shall survive the Closing for a period of thirty  (30) months, following which period the Liabilities described in such subsections shall cease to be Retained Liabilities and shall become Assumed Obligations and (C) the indemnity in Section 11.2(a)(iii) and Section 11.2(b)(iii) with respect to subsection (iii) of the definition of Retained Liabilities in Section 11.1(b) shall survive the Closing until the expiration of the relevant statute of limitations.

(c)    MEPU shall not have any liability for any indemnification under Section 11.2(b)(ii) for any Liability with a value of $350,000 or less, net to MEPU’s interest (and these types of Liabilities will not be counted in determining whether the $20,000,000 amount described below has been met), and MEPU shall have no Liability for any indemnification under Section

11.2(b)(ii) until and unless the aggregate amount of the liability for all such Liabilities under Section 11.2(b)(ii) for which Claim Notices are delivered by PAI on behalf of any PAI Indemnified Party or JVCo (and for which MEPU is responsible) exceeds $20,000,000, and then only to the extent such the aggregate Liabilities which are above such $350,000 threshold exceed $20,000,000, provided, however, that the indemnities under Section 11.2(b)(ii) for a breach of any Fundamental Representation shall not be limited by the provisions of this Section 11.4(c).

(d)    PAI shall not have any liability for any indemnification under Section 11.2(a)(ii) for any Liability with a value of $350,000 or less, net to PAI’s interest (and these types of Liabilities will not be counted in determining whether the $20,000,000 amount described below has been met), and PAI shall have no Liability for any indemnification under Section 11.2(a)(ii) until and unless the aggregate amount of the liability for all such Liabilities under Section 11.2(a)(ii) for which Claim Notices are delivered by MEPU on behalf of any MEPU Indemnified Party or JVCo (and for which PAI is responsible) exceeds $20,000,000, and then only to the extent such the aggregate Liabilities which are above such $350,000 threshold exceed $20,000,000, provided, however, that the indemnities under Section 11.2(a)(ii) for a breach of any Fundamental Representation shall not be limited by the provisions of this Section 11.4(d). For the avoidance of doubt, the limitations in this Section 11.4(d) shall not apply to indemnity under Section 11.2(a)(iv).

(e)    Notwithstanding anything to the contrary contained elsewhere in this Agreement, no Transferor shall be required to indemnify the other Transferor or JVCo under Section 11.2(a)(i) and Section 11.2(a)(ii), or Section 11.2(b)(i) and Section 11.2(b)(ii), as applicable, for aggregate Liabilities in excess of $1,000,000,000, provided, however, that the indemnities under Section 11.2(a)(ii) and Section 11.2(b)(ii) for a breach of any Fundamental Representation shall not be limited by the provisions of this Section 11.4(e). For the avoidance of doubt, the limitations in this Section 11.4(e) shall not apply to indemnity under Section 11.2(a)(iv).

(f)    PAI’s liability for any indemnification under Section 11.2(a)(iv) shall be limited to $622,000,000 plus the amount of any reasonable attorneys’ fees, costs of investigation, defense, litigation, arbitration or other expenses incurred by the MEPU Indemnified Parties or JVCo.

(g)    The amount of any Liabilities for which an Indemnified Party is entitled to indemnity under this Article 11 shall be reduced by the amount of insurance proceeds realized by the Indemnified Party or its Affiliates with respect to such Liabilities (net of any collection costs, and excluding the proceeds of any insurance policy issued, reinsured or underwritten by the Indemnified Party or its Affiliates).

(h)    “Fundamental Representations” shall mean the representations and warranties set forth in (i) Section 5.2(a),  Section 5.2(b),  Section 5.2(c),  Section 5.3,  Section 5.5, Section 5.6,  Section 5.7, Section 5.15 (to the extent, and only to the extent, related to any Wells that are not set forth on Exhibit A-2), Section 5.18,  Section 5.19 and Section 5.26 and (ii) Section 6.2(a), Section 6.2(b),  Section 6.2(c),  Section 6.3,  Section 6.5,  Section 6.6,  Section 6.7,  Section 6.15 (to the extent, and only to the extent, related to any Wells that are not set forth on Exhibit A-2), Section 6.18,  Section 6.19 and Section 6.26.

(i)    In no event shall any Indemnified Party be entitled to duplicate compensation with respect to the same Liability, loss, cost, expense, claim, award or judgment under more than one provision of this Agreement and the various documents delivered in connection with the Closing, or for which an Indemnified Party received the benefits of an adjustment to the MEPU Adjustment Amount or the PAI Adjustment Amount pursuant to Section 3.1 or Section 3.2, as applicable. Any Indemnified Party shall have a duty to mitigate the amount of any Liabilities for which such Indemnified Party is entitled to indemnity under this Article 11 by taking appropriate, commercially reasonable actions to reduce or limit the amount of such Liabilities.

(j)    For purposes of this Article 11, any claim of, and Liability resulting from, any breach or inaccuracy in the representations and warranties under this Agreement and the corresponding representations and warranties given in the certificates to be delivered by Transferors  at Closing pursuant to Section 9.2(l) and Section 9.3(h) shall be determined without regard to any materiality qualifiers in or affecting such representations or warranties.

Section 11.5    Non-Compensatory Damages.   NONE OF THE PAI INDEMNIFIED PARTIES, MEPU    INDEMNIFIED PARTIES OR JVCO SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY OR SUCH OTHER PARTY’S AFFILIATES ANY INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE, INCIDENTAL, SPECULATIVE OR EXEMPLARY DAMAGES OR DAMAGES FOR LOST PROFITS (WHETHER DIRECT OR INDIRECT) OR LOSS OF BUSINESS OPPORTUNITY OF ANY KIND ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH THE DEFENSE OF SUCH DAMAGES) TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH THE DEFENSE OF SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER.  SUBJECT TO THE PRECEDING SENTENCE, EACH OF MEPU, ON BEHALF OF ITSELF, THE MEPU INDEMNIFIED PARTIES AND JVCO, AND PAI, ON BEHALF OF ITSELF, THE PAI INDEMNIFIED PARTIES AND JVCO, WAIVES ANY RIGHT TO RECOVER INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL, SPECULATIVE, EXEMPLARY AND CONSEQUENTIAL DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS (WHETHER DIRECT OR INDIRECT) OR LOSS OF BUSINESS OPPORTUNITY, ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.6    Exclusive Remedy and Release.   Except for fraud, the indemnification remedies set forth in this Article 11 and the express rights of Transferors pursuant to Section 4.1,  Section 4.2  and Section 10.2 (to the extent any such rights expressly survive the Closing pursuant to their terms),  shall, from and after the Closing, constitute the sole and exclusive remedies of Transferors  (including in their capacity as Members of JVCo) with respect to any and all Liabilities relating to the subject matter of this Agreement, including statutory or other claims arising under any Law.  In furtherance of the foregoing, except for (a) claims made pursuant to the express indemnification provisions of this Article 11, (b) the express rights of Transferors pursuant to Section 4.1,  Section 4.2 and Section 10.2 (to the extent any such rights expressly survive the

Closing pursuant to their terms) and (c) fraud, each Transferor hereby waives and releases, from and after the Closing to the fullest extent permitted by Law, any and all rights, Liabilities, and causes of action, with respect to the subject matter of this Agreement, it may have against the other  Transferor,  its respective Affiliates and their respective Representatives arising under or based upon any Law.  Except for (a) claims made pursuant to the express indemnification provisions of this Article 11, (b) the express rights of Transferors  pursuant to Section 4.1, Section 4.2 and Section 10.2 (to the extent any such rights expressly survive the Closing pursuant to their terms) and (c) fraud,  PAI, on behalf of the PAI Indemnified Parties and JVCo, and MEPU, on behalf of the MEPU Indemnified Parties and JVCo, shall be deemed to have waived, to the fullest extent permitted under applicable Law, any right of contribution against such Transferor or any of its Affiliates and any and all rights, Liabilities and causes of action it may have against such Transferor or any of its Affiliates, arising under or based on any federal, state or local Law, common Law or otherwise.  Notwithstanding the foregoing, nothing in this Section 11.6 shall prevent any Transferor from seeking injunctive or equitable relief in pursuit of its indemnification claims under this Article 11.

Section 11.7    Opportunity for Review.   Each Transferor represents that it has had an adequate opportunity to review all waiver, release, indemnity and defense provisions in this Agreement, including the opportunity to submit the same to legal counsel for review and advice.  Based upon the foregoing representation, the Parties agree to the provisions set forth above in this Article 11.

ARTICLE 12    MISCELLANEOUS

Section 12.1    Exhibits and Schedules.  All of the Exhibits and Schedules referred to in this Agreement constitute a part of this Agreement.  Each Party to this Agreement and its counsel has received a complete set of Exhibits and Schedules prior to and as of the execution of this Agreement.

Section 12.2    Expenses.   Except as provided in Section 12.5, all expenses incurred by a  Transferor in connection with or related to the authorization, preparation or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisers employed by such Transferor, shall be borne solely and entirely by such Transferor.

Section 12.3    Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.  Any signature hereto delivered by a Party by facsimile transmission or other electronic transmission shall be deemed an original signature hereto.

Section 12.4    Notices.   All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, sent by bonded overnight courier, mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid or sent by email (provided that delivery of such email is confirmed by written confirmation), addressed to the appropriate Party at the address for such Party shown below:

If to MEPU:    Murphy Exploration & Production Company - USA
9805 Katy Freeway
Suite G200

    Houston, Texas 77024
Attention: Dan Hanchera
Email: dan_hanchera@murphyoilcorp.com

With a copies to:    Gibson, Dunn & Crutcher LLP
811 Main Street
Houston,  Texas 77002
Attention: Michael P. Darden

Gerald Spedale
Telephone: 346-718-6600
Email: MPDarden@gibsondunn.com

GSpedale@gibsondunn.com

If to PAI:    Petrobras America Inc.
10350 Richmond Ave.

Suite 1400
Houston, Texas  77042
Attention: Don Porteous
Email: dporteous@petrobras.com

With a copy to:    Linklaters LLP
1345 Avenue of the Americas
New York, NY 10105
Attention: Peter Cohen-Millstein
Telephone: 212-903-9000
Email: peter.cohen-millstein@linklaters.com

Any notice or communication given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier, during normal business hours, or upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail or sent electronically via email (provided that delivery of such email is confirmed by written confirmation), as the case may be.  The Parties may change the addresses to which such notices or communications are to be addressed by giving written notice to the other Party in the manner provided in this Section 12.4.

Section 12.5    Sales or Use Tax, Recording Fees and Similar Taxes and Fees.  Each Transferor shall pay 100% of, and will reimburse JVCo for, any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby (“Transfer Taxes”) with respect to such Transferor’s Assets, other than any Transfer Taxes incurred and imposed upon, or with respect to a Transferor’s  transfer to JVCo of pipe (“Pipe

Transfer Taxes”). The first $1,000,000 of any Pipe Transfer Taxes incurred by a Transferor shall be borne equally by each of the Transferors, and thereafter any additional Pipe Transfer Taxes shall be borne by the Transferor incurring such taxes; provided, that, for the avoidance of doubt, this clause only applies to Pipe Transfer Taxes. In the event that one Transferor is required to pay a portion of such Pipe Transfer Tax that it is not required to bear, the other Transferor will reimburse the paying Transferor for the portion of such Pipe Transfer Taxes that such nonpaying Transferor is required to bear. In the event that JVCo is required to pay any Pipe Transfer Taxes, each Transferor shall reimburse JVCo for the portion of such Pipe Transfer Taxes that such Transferor is required to bear.  If such transfers or transactions are exempt from any such Taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, such Transferor will timely furnish to the other Transferor such certificate or evidence.  The Parties will reasonably cooperate as may be necessary to establish the applicability of any available Transfer Tax exemption (including, for the avoidance of doubt, any applicable isolated or occasional sale exemption).

Section 12.6    Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 12.7    Replacement of Bonds, Letters of Credit and Guarantees.   The Parties understand that none of the bonds, letters of credit and guarantees, if any, posted by a  Transferor or any of its Affiliates with any Governmental Authority or Third Party and relating to the Assets are to be transferred to JVCo.  On or before Closing, Transferors  shall cause to be obtained in the name of JVCo, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by Transferors  and such Affiliates or to consummate the transactions contemplated by this Agreement.

Section 12.8    Records Within thirty days of Closing, each Transferor, at its sole cost and expense, shall deliver or cause to be delivered to JVCo the Records.  Transferors  may retain copies of any or all of the Records, subject to their obligations under Section 7.2(b).  Transferors agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Transferors, the making of any election relating to Taxes, the preparation for any audit by any Governmental Authority with respect to Taxes and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  Transferors shall, and shall cause JVCo to,  retain all Records with respect to Taxes for a period of at least seven (7) years following the Closing Date (or such longer period as the statute of limitations for assessment of such Taxes remains open).  Transferors  shall retain all books and records with respect to Taxes pertaining to the Assets not included in the Records for a period of at least seven (7) years following the Closing Date (or such longer period as the statute of limitations for assessment of such Taxes remains open).  Transferors shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Assets, Allocable Amount, or Allocation Schedule.

Section 12.9    Governing Law; Jurisdiction; Venue; Jury Waiver

(a)    THIS AGREEMENT,  THE LEGAL RELATIONS AMONG THE PARTIES AND ALL DISPUTES OR CONTROVERSIES ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED EXCLUSIVELY BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS,  EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.  SUBJECT TO THE REQUIREMENT THAT, UNLESS OTHERWISE PROVIDED HEREIN ALL DISPUTES UNDER THIS AGREEMENT, BE RESOLVED PURSUANT TO THE PROVISIONS SET FORTH IN Section 12.10,  IN ANY ACTION TO ENFORCE ANY RIGHTS HEREUNDER, EACH OF THE PARTIES HERETO CONSENTS TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE UNITED STATES FEDERAL DISTRICT COURTS LOCATED IN HOUSTON, TEXAS (OR, ONLY IF THE FEDERAL DISTRICT COURTS DECLINE TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, THE STATE COURTS IN HOUSTON, TEXAS) AND ANY APPELLATE COURT THEREOF FOR ANY SUCH ACTION.  ALL SUCH ACTIONS SHALL BE BROUGHT IN THE UNITED STATES FEDERAL DISTRICT COURTS HAVING SITES IN HOUSTON, TEXAS (OR, ONLY IF THE FEDERAL DISTRICT COURTS DECLINE TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, THE STATE COURTS IN HOUSTON, TEXAS) AND ANY APPELLATE COURT THEREOF.  EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY PAPERS, NOTICES OR PROCESS AT THE ADDRESS SET OUT IN Section 12.4 IN CONNECTION WITH ANY SUCH ACTION AND AGREES THAT NOTHING HEREIN WILL AFFECT THE RIGHT OF THE OTHER PARTY TO SERVE ANY SUCH PAPERS, NOTICES OR PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.  EACH PARTY HERETO WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION IN SUCH COURTS AND WAIVES ANY OBJECTION THAT SUCH COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER SUCH PARTY.  EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION.

(b)    EACH OF THE PARTIES, FOR ITSELF OR ANY OF ITS ASSETS, HEREBY WAIVES ANY IMMUNITY TO THE FULLEST EXTENT PERMITTED BY THE LAWS OF ANY APPLICABLE JURISDICTION.  THIS WAIVER INCLUDES IMMUNITY FROM:  (I) JURISDICTION; (II) SERVICE OF PROCESS; (III) ANY LITIGATION, EXPERT DETERMINATION, MEDIATION, OR ARBITRATION PROCEEDING COMMENCED UNDER THIS AGREEMENT; (IV) ANY JUDICIAL, ADMINISTRATIVE OR OTHER PROCEEDINGS THAT ARE PART OF, OR IN AID OF, THE LITIGATION, EXPERT DETERMINATION, MEDIATION, OR ARBITRATION COMMENCED UNDER THIS AGREEMENT; AND (V) ANY EFFORT TO CONFIRM, ENFORCE, OR EXECUTE ANY DECISION, SETTLEMENT, AWARD, JUDGMENT, SERVICE OF PROCESS, EXECUTION ORDER OR ATTACHMENT (INCLUDING PRE-JUDGMENT ATTACHMENT) THAT

RESULTS FROM LITIGATION, EXPERT DETERMINATION, MEDIATION, ARBITRATION OR ANY JUDICIAL OR ADMINISTRATIVE PROCEEDINGS COMMENCED UNDER THIS AGREEMENT.  FOR THE PURPOSES OF THIS WAIVER, EACH PARTY ACKNOWLEDGES THAT ITS RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT ARE OF A COMMERCIAL AND NOT A GOVERNMENTAL NATURE.

Section 12.10    Dispute Resolution

(a)     Any dispute, controversy, cause of action or claim arising out of or in relation to or in connection with this Agreement, any documents contemplated to be executed hereunder, or the transactions contemplated hereby or thereby, whether sounding in contract, tort, statutory law, at common law, or in equity, including, any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement (each, a “Dispute”) (other than (i) a Dispute arising out of or in relation to or in connection with the calculation of the MEPU Adjustment Amount and the PAI Adjustment Amount, which shall be resolved in accordance with Section 9.4, or (ii) as set out in Section 4.2(c), which shall be resolved in accordance with Section 12.10(c)), on written request of either Transferor, shall be referred to representatives of the Transferors for decision, each Transferor being represented by a senior executive officer of the ultimate parent company of such Transferor who has no direct or operational responsibility for the matters contemplated by this Agreement (the “Negotiation Representatives”).  The Negotiation Representatives shall promptly meet in a good faith effort to resolve the Dispute.  If the Dispute is not resolved, as evidenced by the terms of a settlement reduced to writing and signed by the Transferors, within 30 calendar days after reference of the matter to them (or within such longer period of time as the Transferors may mutually agree in writing), either of the Transferors may submit the Dispute to non-binding mediation as provided in this Section 12.10.

(b)    The Transferors agree that prior to attempting to resolve the Dispute by litigation, the Transferors  may attempt to settle the Dispute by mediation in Houston, Texas under the then current International Institute for Conflict Prevention and Resolution Mediation Procedure, which procedure will be non-binding and confidential unless otherwise agreed by the parties.  Within ten days of a Transferor’s written notice to the other Transferor of its desire to mediate, the non-requesting Transferor will provide a written response indicating whether it agrees to mediate. Within ten days of the non-requesting Transferor’s written notice to the requesting Transferor of its agreement to mediate, the parties will appoint a mutually acceptable mediator from the CPR Panels of Distinguished Neutrals.

(c)    During the 10-day period following the Closing Date, the amount of costs and expenses associated with Casualty Losses in dispute shall be submitted to a consultant with at least ten (10) years’ experience in Gulf of Mexico oil and gas damage and insurance issues as selected by mutual agreement of the Parties or absent such agreement during the 10-day period, by the Houston, Texas office of the American Arbitration Association (the “Losses Arbitrator”).  The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section.  The Losses Arbitrator’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal.  In making his determination, the Losses Arbitrator may consider such matters as in the opinion of the Losses Arbitrator are necessary or helpful to make a proper determination.  Additionally, the Losses Arbitrator may consult with and engage disinterested third parties to advise the arbitrator, including attorneys and engineers.  In no event shall the amount of costs and expenses associated with a Casualty Loss as determined by the Losses Arbitrator be less than the amount asserted by the Party asserting the lower amount or greater than the amount asserted by the Party asserting the higher amount.  The Losses Arbitrator shall act as an expert for the limited purpose of determining the amount of costs and expenses associated with Casualty Losses and may not award damages, interest or penalties to either Party with respect to any matter.  Each Party shall bear its own legal fees and other costs of presenting its case.  Each Party shall bear one-half of the costs and expenses of the Losses Arbitrator.

(d)    All applicable statutes of limitation and defenses based upon the passage of time will be tolled for the duration of any Dispute resolution under this Section 12.10.  All negotiations and mediations under this Section 12.10 shall be considered confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.  The Transferors shall continue to perform this Agreement pending the final resolution of any Dispute.

Section 12.11    Captions.   The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 12.12    Waiver; Rights Cumulative.   Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance.  No course of dealing on the part of any Party, or its respective Representatives, and no failure by a Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision.  No waiver by any Party of any condition, or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty.  The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 12.13    Assignment.  No Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party delegate any of its rights or duties hereunder, without the prior written consent of the other Party and any transfer or delegation made without such consent shall be void.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

Section 12.14    Entire Agreement.  The Confidentiality Agreement, this Agreement and the documents to be executed hereunder and the Exhibits and Schedules attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.  In the event of any conflict between the provisions of this Agreement and any of the documents contemplated to be executed hereunder or the Exhibits or Schedules, the provisions of this Agreement shall control.

Section 12.15    Amendment.   This Agreement may be amended or modified only by an agreement in writing signed by each of MEPU and PAI and expressly identified as an amendment or modification.

Section 12.16    No Third Party Beneficiaries.   Nothing in this Agreement shall entitle any Person other than Transferors to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 11.2(a),   Section 11.2(b) or Section 11.2(c), subject to Section 11.2(d).

Section 12.17    References

In this Agreement:

(a)    References to any gender includes a reference to all other genders;

(b)    References to the singular includes the plural, and vice versa;

(c)    Reference to any Article or Section means an Article or Section of this Agreement;

(d)    Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e)    Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof;

(f)    All references to “$” or “dollars” shall be deemed references to United States dollars;

(g)    References to any Law or agreement means such Law or agreement as it may be amended from time to time;

(h)    Each accounting term not defined herein, and each accounting term partly defined herein to the extent not defined, will have the meaning given to it under GAAP;

(i)    The Parties agree that provisions in this Agreement in “bold” type and/or capital letters satisfy any requirements of the “express negligence rule” and any other requirements at Law or in equity that provisions be conspicuously marked or highlighted;

(j)    Time is of the essence in this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day;

(k)    Unless expressly provided to the contrary, “hereunder,” “hereof,” “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; and

(l)    “Include” and “including” shall mean include or including without limiting the generality of the description preceding such term.

Section 12.18    Construction.   Each Transferor has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby.  This Agreement is the result of arm’s-length negotiations from equal bargaining positions.   In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

Section 12.19    No Partnership Created.    It is not the purpose or intention of this Agreement to create (and it should not be construed as creating) a joint venture, partnership or any type of association, except for U.S. federal and applicable state or local Income Tax purposes, and the Parties are not authorized to act as an agent or principal for each other with respect to any matter related hereto.  Except for the obligation in Section 7.9, nothing contained in this Agreement prevents either Transferor from engaging in any business or purchasing any asset, whether or not in the vicinity of the Assets or in competition with the business of the other.

[Remainder of page intentionally blank; signature pages immediately follow]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the date first above written.

MURPHY EXPLORATION & PRODUCTION COMPANY - USA

By:
Name:
Title:

[Signature Page to Contribution Agreement]

PETROBRAS AMERICA INC.

By:
Name:
Title:

[Signature Page to Contribution Agreement]

FOR THE LIMITED PURPOSES OF SECTION 2.1(C):

MP GULF OF MEXICO, LLC

By:
Name:
Title:

[Signature Page to Contribution Agreement]